SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Anthem, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED MARCH 10, 2017

2017 PROXY STATEMENT

Annual Meeting of Shareholders

Indianapolis, IN

May 18, 2017

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give members access to the care they need. With over 73 million people served by our affiliated companies, including more than 40 million enrolled in our family of health plans, we are one of the nation’s leading health benefits companies. We are an independent licensee of the Blue Cross and Blue Shield Association. We serve our members as the Blue Cross licensee for California; as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties, and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin. We also conduct business through arrangements with other Blue Cross and Blue Shield licensees in South Carolina and Western New York. We also conduct business through our Amerigroup subsidiary in Florida, Georgia, Iowa, Kansas, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, Tennessee, Texas and Washington. In addition, we conduct business through our Simply Healthcare subsidiary in Florida. We also serve customers throughout the country as HealthLink, UniCare (including a non-risk arrangement with Massachusetts), and in certain Arizona, California, Nevada and Virginia markets through our CareMore subsidiary. We are licensed to conduct insurance operations in all 50 states through our subsidiaries. To find out more about us, go to antheminc.com.

March 31, 2017

To Our Shareholders:

The Board of Directors joins us in extending to you a cordial invitation to attend the 2017 Annual Meeting of Shareholders of Anthem, Inc. The meeting will be held at the Conrad Indianapolis Hotel, 50 West Washington Street, Indianapolis, Indiana 46204 at 8:00 a.m., Eastern Daylight Time, on Thursday, May 18, 2017. At the meeting, we will be voting on the matters described in this proxy statement.

We are providing access to our proxy materials over the Internet at www.envisionreports.com/antm. On or about March 31, 2017, we will mail a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to the majority of our shareholders of record, and on or about the same date, we will mail to our other shareholders who have requested them a printed copy of this proxy statement and a proxy card. On the mailing date of the E-Proxy Notice, all shareholders of record and beneficial owners will have the ability to access all proxy materials at the website listed above. Our 2016 Annual Report on Form 10-K, which is our Annual Report to Shareholders, is being made available with the accompanying proxy statement.

If you are unable to attend the Annual Meeting, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. Any shareholder who attends the Annual Meeting may vote in person, even if the shareholder has voted through the Internet, by telephone or by mail, provided that if your shares are registered in the name of a bank or your broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and bring it with you to the Annual Meeting.

Any shareholder planning to attend the Annual Meeting must comply with the requirements for admission set forth in the accompanying proxy statement under “Annual Meeting Admission” on page 78. An admission ticket, which is required for admission to the Annual Meeting, will be mailed to you upon your request. Our Shareholder Services Department must receive your written request for an admission ticket on or before May 9, 2017 to ensure sufficient time for delivery to you.

We hope that you will be able to attend the Annual Meeting, and we look forward to seeing you.

Sincerely,

Joseph R. Swedish

Chair, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of Anthem, Inc.

Date and Time:	Thursday, May 18, 2017 at 8:00 a.m. Eastern Daylight Time

Location:	Conrad Indianapolis Hotel
50 West Washington Street
Indianapolis, Indiana 46204

Items of Business:

•    To elect the two members of the Board of Directors identified in the accompanying proxy statement.

•    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

•    To hold an advisory vote to approve the compensation of our named executive officers (“Say-on-Pay”).

•    To hold an advisory vote on the frequency of the Say-on-Pay vote.

•    To approve proposed amendments to our Articles of Incorporation to allow shareholders to amend our By-Laws.

•    To approve the 2017 Anthem Incentive Compensation Plan.

•    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on March 17, 2017.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares (as described in the accompanying materials) through the Internet, by telephone or, if you received a printed copy of the proxy card by mail, by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors,

Kathleen S. Kiefer Corporate Secretary	Scan this QR code to vote with your smartphone or go to www.envisionreports.com/antm

You can vote in one of four ways:

Visit the website listed on your notice of meeting or proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Attend the Annual Meeting to vote IN PERSON

2017 Proxy Statement Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2016 Annual Report on Form 10-K.

Annual Meeting of Shareholders

Thursday, May 18, 2017 at 8:00 a.m., EDT Conrad Indianapolis Hotel 50 West Washington Street Indianapolis, Indiana 46204	Record Date: March 17, 2017

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations
Election of the following persons as directors:	FOR EACH NOMINEE
◾ R. Kerry Clark	FOR
◾ Robert L. Dixon, Jr.	FOR
Ratification of Ernst & Young LLP as Auditors for 2017	FOR
Advisory vote to approve the compensation of our Named Executive Officers (“Say-on-Pay”)	FOR
Advisory vote on the frequency of the Say-on-Pay vote	FOR ONE YEAR OPTION
Approval of proposed amendments to our Articles of Incorporation to allow shareholders to amend our By-Laws	FOR
Approval of the 2017 Anthem Incentive Compensation Plan	FOR

2016 Business Highlights

*	Please refer to the GAAP Reconciliation table on page C-1 for information on Adjusted Net Income Per Share (“Adjusted EPS”).

Other highlights include:

•	Operating cash flow was approximately $3.2 billion or 1.3 times net income for 2016.
•	Our closing stock price increased by 3.1% from $139.44 on December 31, 2015 to $143.77 on December 30, 2016. Additionally, the Company paid cash dividends totaling $2.60 per share in 2016.
•	Our strong performance is reflected in the compensation that our Named Executive Officers earned for 2016.

2017 Proxy Statement Summary (continued)

Compensation Highlights

•

To align the interests and rewards of our Named Executive Officers (“NEOs”) with the long-term interests of our shareholders and drive the achievement of our purpose and vision, while operating within our values and behaviors, our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our Incentive Compensation Plan (“Incentive Plan” or “LTIP”).

•

For 2016, the Compensation Committee implemented a balanced scorecard for the AIP for the NEOs and other members of the executive leadership team, with an 85% weighting for Adjusted Net Income Per Share (“Adjusted EPS”) and 5% weightings for measures related to each of our three strategic pillars, namely, consumer centricity, provider collaboration and clinical performance.

•

Adjusted EPS was selected because it demonstrates whether the top-line growth was profitable and is a primary measure considered by many of our shareholders in assessing our ongoing performance. In addition, earnings-based measures are the most prevalent performance measure used by our direct peers.

•

Both the AIP and our performance stock units granted under the Incentive Plan use Adjusted EPS as a performance measure, which is calculated on an adjusted, non-GAAP basis to remove certain pre-established categorical amounts, which are reported in our quarterly earnings releases and would generally not be included by the investment community in the determination of our financial results. All adjustments are reviewed and approved by the Compensation Committee.

Primary Components of 2016 Target Compensation

(Data for “Other NEOs” is an Average for NEOs Employed as of December 31, 2016)

AIP and LTIP percentages are based on achievement of an award equal to 100% of target.

Corporate Governance

Our corporate governance policies reflect our commitment to effective corporate governance and high ethical standards:

•	Majority voting for uncontested director elections.
•	Proxy access for shareholder-nominated director nominees.
•	Eight of our nine current directors are independent and only independent directors serve on the Audit, Compensation and Governance Committees.
•	We have an independent Lead Director.
•	Board oversees succession planning for our President and CEO and our other executive officers, addressing both emergency and long-term succession.
•	Executive sessions of the independent directors are held at each in-person board meeting.
•	Short sales, hedging transactions and pledging our stock are prohibited for all directors, officers and associates.
•	Significant stock ownership requirements are in place for directors and executive officers.
•	Our clawback policy applies to executive officers’ incentive compensation in the event of a restatement of our financial statements due to misconduct.
•	Board, Committee and Director Peer performance evaluations are conducted annually, including an evaluation led by an external party at least every three years.
•	Individuals cannot stand for election as directors if 72 years of age or older.
•	Directors cannot serve on more than three other public company boards, and the CEO cannot serve on more than two other public company boards.
•	Our annual report on Political Contributions and Related Activities is available on our website at www.antheminc.com under “About Anthem, Inc. — Public Affairs — Political Contributions.”

2017 Proxy Statement Summary (continued)

Director Qualifications and Experience

The following chart provides summary information about our directors’ skills and experiences. More detailed information is provided under the description of the “Governance Committee” beginning on page 6 and in each director’s biography beginning on page 16.

Directors	CEO/COO	Insurance Industry	Finance	Health Care Industry	Marketing/ Public Relations	Information Technology	Regulatory/ Government	ESG	Diversity
R. Kerry Clark	Ö			Ö	Ö
Robert L. Dixon, Jr.					Ö	Ö			Ö
Lewis Hay, III	Ö		Ö		Ö	Ö	Ö	Ö
Julie A. Hill	Ö		Ö	Ö	Ö			Ö	Ö
Ramiro G. Peru			Ö			Ö			Ö
William J. Ryan	Ö	Ö	Ö		Ö
George A. Schaefer, Jr.	Ö		Ö	Ö	Ö	Ö
Joseph R. Swedish	Ö	Ö	Ö	Ö		Ö	Ö	Ö
Elizabeth E. Tallett	Ö	Ö	Ö	Ö	Ö		Ö	Ö	Ö

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to our long-term success. For this reason, we spend significant time meeting with our shareholders, listening to their concerns and responding to their feedback. Over the past year, management engaged with our largest shareholders, representing in aggregate approximately 50% of our outstanding shares, on our corporate governance practices, including follow-up on the proxy access right adopted by the Board in early 2016. In addition, our management team regularly offers shareholders the opportunity to discuss our quarterly results and other topics of interest to shareholders. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively discussing our business and strategy.

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2016, as approximately 97% of votes cast were voted in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

Table of Contents (continued)

Proxy Statement

ANTHEM, INC.

120 Monument Circle

Indianapolis, Indiana 46204

Annual Meeting of Shareholders

May  18, 2017

Purpose

This proxy statement is being made available to shareholders on or about March 31, 2017 in connection with a solicitation by the Board of Directors (the “Board”) of Anthem, Inc. (“Anthem,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 8:00 a.m., Eastern Daylight Time, Thursday, May 18, 2017, at the Conrad Indianapolis Hotel, 50 West Washington Street, Indianapolis, Indiana 46204, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 7:30 a.m., Eastern Daylight Time. You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. For instructions on requesting admission tickets, see page 78 of this proxy statement.

Record Date

At the close of business on March 17, 2017, the record date for the annual meeting, there were [*] shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum

In order for business to be conducted at the annual meeting, 25% of the votes entitled to be cast on a matter, represented in person or by proxy, must be present.

Vote Required

You will have one vote for each share held. Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, date and return your proxy card, but do not provide instructions, your shares will be voted:

• FOR Proposal 1 -	the election of each director nominee
• FOR Proposal 2 -	the ratification of the appointment of the independent registered public accounting firm for 2017
• FOR Proposal 3 -	the advisory vote to approve the compensation of our Named Executive Officers (“Say-on-Pay”)
• FOR Proposal 4 -	the one-year option on the advisory vote on Say-on-Pay frequency
• FOR Proposal 5 -	the approval of proposed amendments to our Articles of Incorporation to allow shareholders to amend our By-Laws
• FOR Proposal 6 -	the approval of the 2017 Anthem Incentive Compensation Plan

In the case of Proposal 4, the advisory vote on the frequency of the Say-on-Pay vote, the voting standard under Indiana law is more votes “for” than “against.” However, the Board will consider the frequency receiving the most votes as representing our shareholders’ preference on how frequently to hold future Say-on-Pay votes. Proposal 6, the approval of the 2017 Anthem Incentive Compensation Plan, will be approved if a majority of the votes cast vote in favor of such proposal, in accordance with the listing standards of the New York Stock Exchange (“NYSE”). Each other proposal at the annual meeting will be approved if the proposal receives more votes “for” than “against.”

Anthem, Inc. 2017 Proxy Statement  |  1

Proxy Statement (continued)

Abstentions will be counted as votes cast on Proposal 6, the approval of the 2017 Anthem Incentive Compensation Plan, and will have the same effect as a vote against that proposal. Abstentions will have no effect on the outcome of any other proposal. If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions, your broker has the discretion to vote your shares of common stock for or against Proposal 2 only, the ratification of the appointment of our independent registered public accounting firm, and not any of the other proposals. If your broker does not have discretion to vote your common stock without your instructions, this is referred to as a “broker non-vote.” Broker non-votes will not be considered as votes cast on, and will have no effect on the outcome of, the remaining Proposals other than Proposal 2.

Governance of the Company

Our business is managed under the direction of the Board. The Board has responsibility for establishing broad corporate policies and for our overall performance. We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of, and have always placed a high priority upon, having good corporate governance measures in place.

Board Leadership Structure

The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chair of the Board and Chief Executive Officer (“CEO”) have been held by two different people and, at other times, the positions have been combined and held by the same person. The Board believes that it is important to implement an effective and efficient leadership structure that provides stability, while maintaining strong oversight of management. As a result, in December 2015, the Board appointed Joseph R. Swedish as the Chair of the Board and combined the Chair and CEO roles. In doing so, the Board considered Mr. Swedish’s extensive experience in the health care industry and his oversight of our growth, financial performance and strategy since he was elected as our CEO in March 2013.

Our Corporate Governance Guidelines require that our independent directors elect a Lead Director annually when the positions of Chair and CEO are filled by the same person or when the Chair is not an independent director. The Board elected George A. Schaefer, Jr. to serve as the Lead Director. The Lead Director presides at meetings of the Board and shareholders in the Chair’s absence, presides at all meetings of the independent directors (which are scheduled at each in-person Board meeting), serves as a liaison between the Chair and the independent directors, approves information sent to the Board, approves Board schedules and meeting agendas, has the authority to call additional meetings of the Board and the independent directors and is available for consultation and direct communication, if requested, with major shareholders. The Board also recognizes the important leadership roles played by the chairpersons of each of the committees of the Board. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.

Board Role in Risk Oversight

Our Board of Directors oversees the risk management processes that have been designed, and are implemented by our executives, to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board oversees our exposure to major enterprise risks and, with the assistance of the Audit Committee, oversees the processes by which we assess, monitor and manage our exposure to major risks. The Board reviews and approves certain risk tolerance levels and action plans regarding major risks. In addition to the responsibilities delegated to the Audit Committee, the Board delegates to its committees responsibility for assisting in the oversight of categories of risk within their areas of responsibility. See also “Executive Compensation — Assessment of Compensation-Related Risks” in this proxy statement for a description of the Compensation Committee’s role in overseeing compensation-related risks. A description of the enterprise risks facing us is included in Part I, Item 1A “Risk Factors” in our 2016 Annual Report on Form 10-K.

2  |  Anthem, Inc. 2017 Proxy Statement

Governance of the Company (continued)

In addition to its oversight of certain risks as delegated by the Board of Directors, the Audit Committee is specifically tasked with the following as it relates to enterprise risk management activities:

•	Review the appointment, promotion or dismissal of the Chief Risk Officer, who serves as the head of the internal enterprise risk management function;
•	Review and discuss our enterprise risk management framework, processes and governance structure;
•	Review and discuss our major financial risk exposures, and any other categories of risk delegated by the Board to the Audit Committee from time to time, and the steps management has taken to assess, monitor and manage such exposures; and
•	Discuss the responsibilities, budget and staffing of our enterprise risk management function.

We have an Enterprise Risk Council to oversee our enterprise risk management activities. The Enterprise Risk Council is comprised of members of our executive leadership team and the Chief Risk Officer. Roles and responsibilities of the Enterprise Risk Council include:

•	Drive an effective enterprise risk management culture;
•	Continually evaluate and bring forward emerging risk insight;
•	Review and approve risk tolerance levels (subject to Board review and approval where appropriate);
•	Act on risk tolerance breaches;
•	Engage with the Chief Audit Executive to ensure appropriate two-way communication regarding our enterprise risks;
•	Review the Master Audit Plan to ensure there is appropriate coverage of the highest risk areas;
•	Review and approve the evaluation and prioritization of enterprise risks;
•	Review enterprise action plans against risks;
•	Review and approve the policies and procedures for monitoring and mitigating enterprise risks, as well as any required regulatory filings; and
•	Review and support resource requirements (subject to Board review where appropriate).

The Chief Risk Officer provides quarterly updates of enterprise risk management activities conducted through the Enterprise Risk Council to the Board of Directors and/or the Audit Committee, including separate executive sessions with the Audit Committee.

Policies on Corporate Governance

Our corporate governance policies reflect our goal of adopting best practices to promote a high level of performance from the Board and management. We believe our corporate governance practices promote the long-term interests of our shareholders and strengthen Board and management accountability.

Among the practices we adhere to are the following:

•	Annual review of our corporate governance documents for compliance with their terms and enhancements to improve corporate governance;
•	Majority voting for the election of directors in uncontested elections, with directors who fail to receive the required majority vote required to tender their resignation for consideration by the Board;
•	Proxy access for shareholder nominated director nominees;
•	No supermajority voting requirements in our Articles of Incorporation;
•	Opted out of the Indiana Control Share Acquisitions Statute;
•	Eight of our nine current directors are “independent” under all applicable standards;
•	Independent Audit, Compensation and Governance Committees;
•	Executive sessions between independent directors without management present at every in-person Board meeting;
•	Independent Lead Director who is elected annually by the independent directors when the positions of Chair and CEO are filled by the same person or when the Chair is not an independent director;
•	Board oversees succession planning for our President and CEO and our other executive officers, addressing both emergency and long-term succession;
•	Rotation of lead partner of our independent registered public accounting firm at least every five years;

Anthem, Inc. 2017 Proxy Statement  |  3

Governance of the Company (continued)

•	Board and its Committees have the authority to engage consultants and advisors at our expense;
•	Board, Committee and Director Peer performance evaluations conducted annually, including an evaluation led by an external party at least every three years;
•	Individuals cannot stand for election as a director if 72 years of age or older;
•	Prohibition on service by independent directors on more than three other public company boards, and by the CEO on more than two other public company boards;
•	Several avenues for shareholders to communicate with the Board and management, including periodic investor days and earnings release conference calls and webcasts, dedicated email addresses for the Board and for Committee chairs, and specific outreach to shareholders initiated by us or in response to engagement requests;
•	Our Board composition is diverse in gender, race, age, geographic location, experience and skills;
•	Average tenure of all directors was approximately 8.5 years at March 31, 2017;
•	The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation;
•	Recoupment policy to recover incentive compensation payments from our executive officers in the event of a restatement of our financial statements due to misconduct;
•	Prohibition on tax gross-ups on payments made in connection with a change in control or on perquisites, subject only to honoring contractual requirements when assuming agreements upon a merger or other business combination;
•	Prohibition on short sales, hedging transactions and pledges of our stock by our executive officers, associates and the Board;
•	Prohibition on repricing of stock options and stock appreciation rights without shareholder approval;
•	Standards of Ethical Business Conduct applicable to our Board, executive officers and associates; and
•	Significant stock ownership guidelines that align our executives’ and directors’ interests with those of shareholders.

Due to existing contractual obligations with the Blue Cross and Blue Shield Association (“BCBSA”), we are required to maintain a classified board structure. However, our Corporate Governance Guidelines provide that, if the BCBSA requirement for a classified board structure is eliminated or is no longer applicable to us, the Board will submit amendments to our Articles of Incorporation recommending approval by the shareholders to eliminate the classified board structure. The amendment would be submitted at the next annual shareholder meeting occurring after the elimination of the requirement for a classified board, and phase in the annual election of all Directors over a three-year period. If the shareholders approve the amendments to our Articles of Incorporation to eliminate the classified board structure as set forth above, the Board will thereafter amend our By-Laws and other governing documents to implement the elimination of our classified board structure as provided in the Board policy.

Current versions of our Articles of Incorporation, By-Laws, Corporate Governance Guidelines, Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

We will continue to assess and refine our corporate governance practices and share them with you.

4  |  Anthem, Inc. 2017 Proxy Statement

Board and Committee Membership

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

Director Independence

Our Board has adopted standards to assist it in making determinations of independence and whether or not a director or director nominee has a material relationship with us. These standards are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Our Board has determined that all of our directors and director nominees, other than Mr. Swedish, meet these standards, have no material relationship with us and are “independent” as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (“SEC”).

Meetings and Committees of the Board

During 2016, the Board held 19 meetings. The non-employee directors met in executive session without management at all in-person meetings. Our Board committees also conduct executive sessions that are presided over by the Chairperson of the respective committee. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are four standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board standing committees as of March 1, 2017.

Directors	Audit Committee	Compensation Committee	Executive Committee	Governance Committee
R. Kerry Clark	Ö			Ö
Robert L. Dixon, Jr.		Ö		Ö
Lewis Hay, III		Chair	Ö
Julie A. Hill	Ö			Ö
Ramiro G. Peru	Chair		Ö
William J. Ryan		Ö		Ö
George A. Schaefer, Jr.*	Ö	Ö	Chair	Ö
Joseph R. Swedish**			Ö
Elizabeth E. Tallett		Ö	Ö	Chair

Ö	Committee Member * Lead Director ** Chair of the Board

Set forth below are the primary responsibilities of each of the standing committees as described more fully in their charters, which are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Audit Committee

The Audit Committee represents and assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also directly involved in the selection of the auditor’s lead engagement partner.

The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct, as well as assisting the Board in overseeing the processes by which we assess, monitor and manage our exposure to major risks. The Chief Compliance Officer facilitates our compliance program and reports independently to the Audit Committee. The Audit Committee regularly receives a detailed report from the Chief Compliance Officer regarding our compliance program activities. See “Audit Committee Matters — Audit Committee Report” and “Governance of the Company — Board Role in Risk Oversight.”

Anthem, Inc. 2017 Proxy Statement  |  5

Board and Committee Membership (continued)

The Audit Committee met eight times during 2016. The Audit Committee met separately, generally at each in-person meeting during 2016, with executive management (including the General Counsel), the head of internal audit, the Chief Risk Officer, the Chief Compliance Officer and the independent registered public accounting firm. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are determined by the Compensation Committee in its sole discretion), including conducting an assessment of the risks related to our compensation policies and practices. See “Executive Compensation — Assessment of Compensation-Related Risks.” The Compensation Committee sets the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers.

In addition, the Compensation Committee has engaged directly an outside compensation consultant to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The Compensation Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide executive compensation consulting services. Semler Brossy reports directly to the Compensation Committee, participates regularly in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Semler Brossy does not provide any other services to the Company. The Compensation Committee assessed the independence of Semler Brossy pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the Compensation Committee.

The Compensation Committee met four times during 2016. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is or has been an officer or employee of the Company or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee also is responsible for reviewing, at least annually, our political strategy, contributions and activities and overseeing compliance with our policies and procedures regarding political contributions and activities. In addition, the Governance Committee monitors the Company’s corporate social responsibility and environmental sustainability initiatives.

The Governance Committee has engaged directly Compensation Advisory Partners, LLC (“CAP”), an outside compensation consultant, to assist in the evaluation of director compensation, as authorized under its charter. CAP reports directly to the Governance Committee. During 2016, CAP advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation. CAP does not provide any other services to the Company. The Governance Committee assessed the independence of CAP pursuant to, and based on the factors set forth in, the SEC’s and NYSE’s rules and concluded that no conflict of interest exists that would prevent CAP from independently advising the Governance Committee.

6  |  Anthem, Inc. 2017 Proxy Statement

Board and Committee Membership (continued)

The Governance Committee met four times during 2016. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Recommendations

The Governance Committee considers and recommends candidates for the Board. It reviews all nominations submitted to the Company as described below under “Identifying and Evaluating Nominees for Directors,” including individuals nominated by shareholders to be included in our proxy statement. In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Following verification of the shareholder status of persons recommending director candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting. If any materials are provided by shareholders in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee.

In addition, any shareholder who wishes to nominate a director candidate at our annual meeting or for inclusion in our proxy statement may do so by following the procedures and providing the information set forth in “Shareholder Proposals and Nominations for Next Year’s Annual Meeting” beginning on page 78 and in Sections 1.5, 1.6 and 1.16 of our By-Laws. Our By-Laws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.” Any materials provided by shareholders in connection with the nomination of a director candidate are forwarded to the Governance Committee. Following verification of the shareholder status of persons nominating director candidates and verification that any other required information has been properly submitted by such persons, nominations are reviewed and discussed by the Governance Committee and the Board at a regularly scheduled meeting.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our By-Laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year.

Director Qualifications

The Governance Committee periodically evaluates the size and composition of the Board to assess the skills and qualifications of Board members, and compares them with those skills and qualifications that might prove valuable in the future, considering the circumstances of the Company and the then-current Board membership. This assessment enables the Board to consider whether the skills and qualifications described below continue to be appropriate as the Company’s needs evolve over time. On an ongoing basis, the Governance Committee, assisted by outside consultants, will evaluate candidates who possess qualifications that meet our strategic needs and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company.

In general, all directors must exhibit integrity and accountability, informed judgment, financial literacy, mature confidence and high performance standards. Candidates should be committed to enhancing shareholder value, have sufficient time and energy to diligently perform their duties and be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Candidates should also have the manifest ability to work in a collegial and constructive manner with the other members of the Board. Service by candidates on other public company boards should be limited to a number that permits candidates, given their individual circumstances, to perform all director duties responsibly, but in any event, should not exceed three other public company boards.

Anthem, Inc. 2017 Proxy Statement  |  7

Board and Committee Membership (continued)

The foregoing qualifications will be applied by the Governance Committee to all candidates considered for nomination by the Board, including candidates submitted by shareholders.

Our Corporate Governance Guidelines provide that our Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director, including gender, race, age and geographic location. The Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Currently, the Board has two female directors, one African-American director and one Hispanic director. Our directors range in age from early 60s to early 70s and reside in eight different states. The diversity of directors is one of the factors that the Governance Committee considers, along with the other selection criteria described above.

Below we identify and describe important skills and experiences that the Governance Committee looks for in a director candidate.

Current or Retired CEO/COO	Directors who are current or former Chief Executive Officers or Chief Operating Officers provide practical understanding of how large organizations operate and have experience in strategic thinking, risk management and operations oversight. They also possess significant leadership qualities and are able to identify and develop such qualities in others.
Insurance Industry	Directors with experience in the insurance industry bring an understanding of the unique nature of the business, including an understanding and appreciation of the regulatory requirements and restrictions with which we must comply. They can provide effective oversight of our regulatory compliance and risk management efforts.
Finance	Directors with an understanding of finance and financial reporting processes, particularly as they relate to large, complex, highly regulated businesses, provide an important oversight role of our financial measures and processes. We use several financial targets for measuring performance, and accurate financial reporting is critical to our success.
Health Care Industry	Directors with experience in the health care industry bring valuable insight into the activities and requirements of the providers of health care services and products that receive payments directly or indirectly from our insurance products. These directors bring knowledge of current system operations and experience with medical best practices that are valuable not only for current operations, but also for future strategic initiatives.
Marketing and Public Relations	Directors with experience in these areas provide important skills and information to us as we deal with increased public disclosure requirements and media attention on health care and other public policy issues. They can assist us in focusing our communications to effectively present our positions. Also, directors with experience dealing with consumers, particularly in the areas of developing, marketing and selling products and services to consumers, assist us with identifying changing market conditions and consumer trends and buying habits, because they understand consumer needs.
Information Technology	Directors with an understanding of information technology can help us focus our efforts in this important area. They are able to provide oversight of our efforts to improve efficiency and productivity through the use of new technologies in providing our products and services.
Regulatory and Government	Directors with regulatory or government experience, whether as members of government or through extensive interactions with state or federal governmental agencies, are able to recognize, identify and understand the key issues facing us as a highly regulated entity.
Environmental, Social and Governance (“ESG”)	Directors who have worked with non-profit entities or have led projects designed to benefit society bring to us an understanding of the need to conduct business without harm to society, which could in turn, harm our reputation and decrease our long-term sustainability. They are able to provide insights to assist us in achieving our purpose of transforming health care with trusted and caring solutions. Directors with governance experience can help us focus our efforts on maintaining strong corporate governance practices.
Diversity	Directors who are diverse in gender, race, age and geographic location bring different perspectives, backgrounds and life experiences that can foster innovative ideas to meet the needs of our customers, providers, shareholders and the communities we serve.

Each of our directors’ specific skills and experiences are included in the table below and described more fully in their individual biographies. However, the fact that we do not list a particular skill or experience for a director does not mean that the director does not possess that particular skill or experience.

8  |  Anthem, Inc. 2017 Proxy Statement

Board and Committee Membership (continued)

Directors	CEO/COO	Insurance Industry	Finance	Health Care Industry	Marketing/ Public Relations	Information Technology	Regulatory/ Government	ESG	Diversity
R. Kerry Clark	Ö			Ö	Ö
Robert L. Dixon, Jr.					Ö	Ö			Ö
Lewis Hay, III	Ö		Ö		Ö	Ö	Ö	Ö
Julie A. Hill	Ö		Ö	Ö	Ö			Ö	Ö
Ramiro G. Peru			Ö			Ö			Ö
William J. Ryan	Ö	Ö	Ö		Ö
George A. Schaefer, Jr.	Ö		Ö	Ö	Ö	Ö
Joseph R. Swedish	Ö	Ö	Ö	Ö		Ö	Ö	Ö
Elizabeth E. Tallett	Ö	Ö	Ö	Ö	Ö		Ö	Ö	Ö

The Governance Committee, in recommending the nominees for election as directors and in concluding that the continuing directors should serve as directors, considered the items set forth above. The Governance Committee believes that each director and director nominee possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Governance Committee believes that each director and director nominee brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographical and other information concerning the qualifications, skills and experience of the directors and nominees for director can be found under “Nominees for Director” and “Directors Continuing in Office.”

Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee did not meet during 2016.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at this address: boardofdirectors@anthem.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Lead Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the following committees by submitting an e-mail to:

•	Chairperson of the Audit Committee: auditchair@anthem.com
•	Chairperson of the Compensation Committee: compensationchair@anthem.com
•	Chairperson of the Governance Committee: governancechair@anthem.com

The process for collecting and organizing communications, as well as similar or related activities, has been approved by our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, medical claims inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members are expected to attend each annual meeting of shareholders. All members of the Board attended the 2016 annual meeting of shareholders.

Anthem, Inc. 2017 Proxy Statement  |  9

Review and Approval of Transactions with Related Persons

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers, shareholders owning five percent or greater of our outstanding common stock, or their immediate family members). The policy covers any transaction in which we are a participant that involves amounts exceeding $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee periodically reviews and assesses on-going transactions to confirm that the transactions comply with the Governance Committee’s guidelines and remain appropriate.

Current Transactions

Dr. William Long, the brother-in-law of R. Kerry Clark, one of our Directors, is the physician owner of a medical provider that serves our members in New York. Anthem and its subsidiaries paid this provider approximately $466,000 for services provided to individuals covered by Anthem for the year ended December 31, 2016. Mr. Clark has no ownership interest in this provider and is not involved with the provider-payer arrangement between Anthem and the provider. In addition, the amounts paid to this provider are pursuant to a standard fee schedule for all similarly situated providers in New York. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other companies whose officers or directors are also our directors. Transactions with such companies are conducted on an arm’s length basis, and in 2016, all of these transactions came within the pre-approval procedures of the Governance Committee consistent with the above policy.

Standards of Ethical Business Conduct

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, executive officers and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents.”

Everyone is required to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chair, President and Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.antheminc.com under “Investors — Corporate Governance — Governance & Corporate Documents” and otherwise disclosed as required by law. During 2016, there were no waivers of the Code for any of our directors, our Chair, President and Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

10  |  Anthem, Inc. 2017 Proxy Statement

Compensation of Non-Employee Directors

2016 Compensation of Non-Employee Directors

The compensation of our non-employee directors is paid in the form of annual retainers for Board and committee members and chairpersons and annual stock awards. An annual retainer is also paid when the Chair of the Board is not an employee or there is an independent Lead Director. Our 2016 compensation for non-employee directors was as follows:

Compensation Element	2016
Annual Retainer (Cash Portion)	$95,000
Annual Retainer (Company Stock Portion)	$175,000
Annual Committee Chair Retainers
• Audit Committee	$25,000
• Compensation, Executive and Governance Committees	$15,000
Annual Committee Member Retainers
• Audit Committee	$15,000
• Compensation, Executive and Governance Committees	$10,000
Annual Retainer for Non-Executive Chair of the Board, if any	$225,000
Annual Retainer for Lead Director, if any	$30,000

The compensation actually paid to our non-employee directors for service during 2016 was as follows(1):

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
R. Kerry Clark	$120,003	(5)	$174,997	$10,000	$305,000
Robert L. Dixon, Jr.	$115,003		$174,997	$10,000	$300,000
Lewis Hay, III	$130,003		$174,997	$ 4,450	$309,450
Julie A. Hill	$120,003		$174,997	$10,000	$305,000
Ramiro G. Peru	$145,003		$174,997	$29,438	$349,438
William J. Ryan	$115,003		$174,997	$25,938	$315,938
George A. Schaefer, Jr.	$185,003		$174,997	$35,938	$395,938
Elizabeth E. Tallett	$141,565		$174,997	$ 1,000	$317,562

(1)	Employee directors do not receive any compensation for their service as a director. Mr. Swedish’s compensation for 2016 is shown in the Summary Compensation Table on page 44.

(2)	In addition to annual Board and committee retainer fees, amounts include $2.68 paid in cash to each non-employee director then serving or elected at the 2016 annual meeting of shareholders, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of phantom shares of our common stock received on the date of our annual meeting of shareholders.

(3)	The amounts in this column reflect the grant date fair value of stock awards issued to each non-employee director during the year ended December 31, 2016, in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). Each non-employee director received 1,308 deferred shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 19, 2016). The deferred shares will be converted into common stock upon the lapse of the deferral period. See also “— Board Equity Compensation and Stock Ownership Guidelines.” The grant date fair value for the 2016 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of shares in the stock award. As of December 31, 2016, each non-employee director had the following number of deferred shares under our Board of Directors’ Deferred Compensation Plan (“Board Deferred Compensation Plan”) for all years of service as a director:

Director	Deferred Shares (as of 12/31/16)
R. Kerry Clark	4,066
Robert L. Dixon, Jr.	8,995
Lewis Hay, III	5,933
Julie A. Hill	37,013
Ramiro G. Peru	8,995
William J. Ryan	8,995
George A. Schaefer, Jr.	8,995
Elizabeth E. Tallett	5,318

Anthem, Inc. 2017 Proxy Statement  |  11

Compensation of Non-Employee Directors (continued)

No directors currently have any stock options outstanding. The deferred shares for each current director are included in the Security Ownership of Certain Beneficial Owners and Management — Stock Held by Directors, Nominees and Executive Officers table on page 14.

(4)	Includes: (i) matching charitable contributions made by the Anthem Foundation on behalf of Messrs. Clark, Dixon, Hay, Peru and Schaefer, Ms. Hill and Ms. Tallett (see “— Matching Gift Program”) and (ii) dividend equivalents paid on directors’ deferred shares that vested in 2016 of $25,938 each to Messrs. Peru, Ryan and Schaefer. This column does not include perquisites received by a director to the extent the amount of all such perquisites received by such director was less than $10,000.

(5)	All of Mr. Clark’s 2016 compensation was deferred by him pursuant to the Board Deferred Compensation Plan, other than the $2.68 paid in cash in lieu of a fractional share.

Anthem Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Deferred cash fees accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to non-employee directors in our common stock may also be deferred under the Board Deferred Compensation Plan, with the cash dividends accruing during the deferral period and paid in cash at the end of the deferral period. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock pursuant to their election under the plan.

Board Equity Compensation and Stock Ownership Guidelines

For 2016, each non-employee director then serving or elected at the annual meeting of shareholders received, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to $175,000 with the amount of any fractional share paid in cash. In 2016, each such non-employee director received 1,308 deferred shares based on the market price of $133.79 per share pursuant to this grant. Each annual grant of common stock is deferred for a minimum of five years from the date of grant (or in the case of grants made after the annual meeting of shareholders, five years from the date of the annual meeting of shareholders that immediately precedes the date of grant). The shares of common stock, along with the cash dividends accrued thereon, will not be distributed until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each non-employee director has an obligation to own at least $500,000 of our common stock by no later than the fifth anniversary of the date such director became a member of the Board. As of December 31, 2016, each non-employee director owned stock in excess of the stock ownership requirements.

Matching Gift Program

Directors are eligible to participate in the Anthem Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

12  |  Anthem, Inc. 2017 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Stock Held by 5% or More Beneficial Owners

The following table and notes provide information about each person known by us to own beneficially more than five percent of our common stock as of January 31, 2017, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	13,777,744	5.2%
BlackRock Inc.(2)	23,620,516	8.9%
The Vanguard Group(3)	16,624,975	6.3%

(1)	The amount shown and the following information were provided by T. Rowe Price Associates, Inc. (“T. Rowe”) pursuant to a Schedule 13G/A filed with the SEC on February 6, 2017, indicating beneficial ownership as of December 31, 2016. In such filing T. Rowe lists its address as 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 13,777,744 shares of our common stock and (b) sole power to vote or direct the vote of 3,983,696 shares of our common stock.

(2)	The amount shown and the following information were provided by BlackRock Inc. (“BlackRock”) pursuant to a Schedule 13G/A filed with the SEC on January 19, 2017, indicating beneficial ownership as of December 31, 2016. In such filing BlackRock lists its address as 55 East 52nd Street, New York, NY 10055. BlackRock is a parent holding company or control person and has (a) sole power to dispose of or direct the disposition of 23,610,606 shares of our common stock; (b) shared power to dispose of or direct the disposition of 9,910 shares of our common stock; (c) sole power to vote or direct the vote of 20,383,409 shares of our common stock; and (d) shared power to vote or direct the vote of 9,910 shares of our common stock.

(3)	The amount shown and the following information were provided by The Vanguard Group (“Vanguard”) pursuant to a Schedule 13G/A filed with the SEC on February 9, 2017, indicating beneficial ownership as of December 31, 2016. In such filing Vanguard lists its address as 100 Vanguard Boulevard, Malvem, PA 19355. Vanguard is a registered investment advisor and has (a) sole power to dispose of or direct the disposition of 16,161,896 shares of our common stock; (b) shared power to dispose of or direct the disposition of 463,079 shares of our common stock; (c) sole power to vote or direct the vote of 418,353 shares of our common stock and (d) shared power to vote or direct the vote of 52,452 shares of our common stock.

Stock Held by Directors, Nominees and Executive Officers

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of January 31, 2017, by:

•	each of our directors or nominees,
•	each of our CEO, CFO and the three other most highly compensated executive officers during 2016 and any former executive officers required to be disclosed by SEC rules (collectively, the “NEOs”), and
•	all current directors and executive officers as a group.

Anthem, Inc. 2017 Proxy Statement  |  13

Security Ownership of Certain Beneficial Owners and Management (continued)

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. In addition, unless otherwise indicated, the address for each person named below is c/o Anthem, Inc., 120 Monument Circle, Indianapolis, IN 46204. The table includes shares that may be purchased pursuant to stock options that are currently exercisable or exercisable within 60 days of January 31, 2017 (“exercisable options”) and shares of common stock underlying unvested restricted stock units and unvested performance stock units that will vest within 60 days of January 31, 2017 (“vested restricted stock units” and “vested performance stock units,” respectively). As of January 31, 2017, 275,944,591 shares of our common stock were issued and outstanding.

Name	Number of Shares Owned(1)	Number of Shares Supplementally Owned(2)	Total Number of Shares Beneficially Owned	Percent of Class
R. Kerry Clark	0	4,066	4,066	*
Robert L. Dixon, Jr.	0	8,995	8,995	*
Lewis Hay, III	0	5,933	5,933	*
Julie A. Hill	0	37,013	37,013	*
Ramiro G. Peru	6,267	8,995	15,262	*
William J. Ryan	18,154	8,995	27,149	*
George A. Schaefer, Jr.	28,126	8,995	37,121	*
Elizabeth E. Tallett	0	5,318	5,318	*
Joseph R. Swedish	300,194	50,118	350,312	*
John E. Gallina	29,432	4,019	33,451	*
Brian T. Griffin(3)	71,791	11,783	83,574	*
Peter D. Haytaian	78,303	7,270	85,573	*
Gloria M. McCarthy	61,689	10,959	72,648	*
Wayne S. DeVeydt(4)	57,957	0	57,957	*
All current directors and executive officers as a group (17 persons)	762,547	186,685	949,232	*

*	Less than 1%

(1)	Includes the following exercisable options to purchase shares of our common stock: Mr. Swedish — 300,194; Mr. Gallina — 17,568; Mr. Griffin — 40,380; Mr. Haytaian — 48,563; Ms. McCarthy — 31,531 and 534,677 for all current directors and executive officers as a group.

(2)	For directors, other than Mr. Swedish, this number represents the number of deferred shares which will be converted into common stock upon the lapse of the deferral period, and are considered owned under our stock ownership guidelines for directors. For executive officers, this number represents the following vested restricted stock units: Mr. Swedish — 22,725; Mr. Gallina — 1,690; Mr. Griffin — 3,679; Mr. Haytaian — 4,531; Ms. McCarthy — 4,795 and 46,167 for all current executive officers as a group.; and the following vested performance stock units: Mr. Swedish — 27,393; Mr. Gallina — 2,329; Mr. Griffin — 8,104; Mr. Haytaian — 2,739; Ms. McCarthy — 6,164 and 52,208 for all current executive officers as a group.

(3)	Includes 14,417 shares held in a grantor retained annuity trust (“GRAT”) of which Mr. Griffin is sole trustee and 13,298 shares held in a GRAT of which Mr. Griffin’s spouse is sole trustee.

(4)	Mr. DeVeydt resigned from the Company effective May 31, 2016. Information in the above table is as of May 31, 2016 for Mr. DeVeydt.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2016, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock, with the exception of a Form 4 for each of Mr. Swedish and Ms. McCarthy, both of which reported one transaction and were filed one day late due to an administrative error.

14  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 1 — Election of Directors

The Board currently consists of nine directors divided into three classes. This classified Board structure is one of the specific requirements imposed by the Blue Cross Blue Shield Association (“BCBSA”) in license agreements with all Blue Cross Blue Shield licensees, including us. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. In addition, directors are no longer eligible for election after reaching 72 years of age.

Our Articles of Incorporation provide that the total number of directors should be divided into three classes with each class containing approximately one-third of the total directors. Currently, each class contains three directors. Mr. Ryan is not eligible for election having reached 72 years of age, so only two directors have been nominated for election at the annual meeting to hold office for a term to expire at the 2020 annual meeting and until his successor is elected and qualified.

It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of R. Kerry Clark and Robert L. Dixon, Jr. Each of the nominees for director is presently a director and each has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

The election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 1, the election as directors of R. Kerry Clark and Robert L. Dixon, Jr.

The biographies of each of the nominees and continuing directors contain information regarding the person’s service as a director, business experience, director positions at publicly held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to recommend each of the director nominees and to conclude that the continuing directors should serve as members of our Board. Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of March 31, 2017.

Anthem, Inc. 2017 Proxy Statement  |  15

Proposal No. 1 — Election of Directors (continued)

Nominees for Director

Three-year Term to Expire at the 2020 Annual Meeting of Shareholders

R. Kerry Clark has been a director of the Company since May 2014. Mr. Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc. (health care products and services), until his retirement in 2009. Mr. Clark joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company (consumer products), including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the Board, President Global Family Health. He is a director of Avnet, Inc. (industrial distributors of electronic components, enterprise computer and storage products), General Mills, Inc. (consumer food products) and Textron, Inc. (aircraft, defense, and industrial products). He is also a director of Hauser Private Equity LLC (investment firm) and The Christ Hospital in Cincinnati, Ohio (hospital).

Skills and Qualifications

Mr. Clark brings to the Board extensive CEO, health care industry and marketing and public relations experience through his positions as Chairman and CEO of a major health care services organization, and as a senior executive at an international consumer products company, where he served in several positions involving marketing, advertising and product development of health care and other consumer products. Also, he has health care experience through his service on a hospital board of directors. Mr. Clark qualifies as an “audit committee financial expert” under the SEC’s rules.

Robert L. Dixon, Jr. has been a director of the Company since July 2011. Mr. Dixon also has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc. (food and beverages) from November 2007 until April 2016 and as Senior Vice President until December 2016. Prior to joining PepsiCo, Mr. Dixon held various positions with The Procter & Gamble Company (consumer household products) since 1977, including Vice President of Global Business Services from 2005 until 2007. Mr. Dixon currently serves on the Georgia Institute of Technology College of Engineering Advisory Board. He previously served on the President’s Advisory Board of the Georgia Institute of Technology and the CIO Advisory Board for International Business Machines Corp.

Skills and Qualifications

Mr. Dixon has extensive technology experience through his position as Global Chief Information Officer of a large public company and his service on the CIO advisory board for another large public company. He also has significant marketing experiences through his senior positions at two large public companies, both of which have global retail consumer product focus.

16  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Directors Continuing in Office

Terms expiring at the 2018 Annual Meeting of Shareholders

Lewis Hay, III has been a director of the Company since July 2013. Mr. Hay has served as an advisor at Clayton Dubilier & Rice (private equity investment firm) since January 2014. Mr. Hay retired as Executive Chairman of NextEra Energy, Inc. (electricity-related services and renewable energy generator) in December 2013, having served in that position since July 2012. At NextEra Energy, he served as Chief Executive Officer from June 2001 to July 2012, Chairman from January 2002 to July 2012, and President from June 2001 to December 2006. He also served as Chief Executive Officer of Florida Power & Light Company from January 2002 to July 2008. Mr. Hay is a director of Capital One Financial Corporation (financial services) and Harris Corporation (international communications and information technology). Mr. Hay was a director of the Institute for Nuclear Power Operations and the Edison Electrical Institute until 2013. At Carnegie Mellon University, he is a member of the Board of Advisors at the Tepper School of Business and the Advisory Council at the Scott Institute for Energy Innovation. He is a former member of the Business Roundtable and the President’s Council on Jobs and Competitiveness.

Skills and Qualifications

Mr. Hay brings extensive CEO, finance and regulatory and government experience to the Board through his positions as CEO, Chairman and CFO of a large utility company which was subject to significant regulation and oversight. He also has environmental, social and governance experience with his management of the utility’s expansion of renewable energy sources. In addition, Mr. Hay has marketing and public relations experience from his service as an officer of a large utility company and a director of a financial services company, and technology experience from his service as a director of an information technology company.

Julie A. Hill has been a director of the Company since November 2004. Ms. Hill served on the former WellPoint Health Networks Inc. (“WHN”) board of directors from March 1994 until WHN’s merger with us in November 2004. Since December 2002, she has been the owner of The Hill Company (real estate company). From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Prior thereto, she was the Chairman, President and Chief Executive Officer of Costain Homes, Inc. (home builders), the U.S. division of Costain Group Plc, a London-based company, from 1988 to 1997. Ms. Hill is also a director of the Lord Abbett Family of Mutual Funds (mutual funds) and was a director of Lend Lease, Ltd. (international retail and residential property group) until November 2012. At the University of California at Irvine, she serves on the Paul Merage School of Business Dean’s Advisory Council and Center for Real Estate Advisory Board, the Foundation Board, the Social Ecology School’s Dean’s Leadership Council, the School of Medicine’s Dean’s Advisory Board, the Law School Board, and the Center for Digital Transformation Board.

Skills and Qualifications

Ms. Hill brings extensive CEO and finance experience to the Board gained through her ownership and management of several companies. She also has significant marketing and public relations experience, having held several positions in sales, marketing, advertising and product development. In addition, Ms. Hill has health care industry and environmental, social and governance experience through her many medical school and other university board positions and service with groups promoting environmental, sustainability and other public policy issues. Further, Ms. Hill qualifies as an “audit committee financial expert” under the SEC’s rules.

Anthem, Inc. 2017 Proxy Statement  |  17

Proposal No. 1 — Election of Directors (continued)

Ramiro G. Peru has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was Executive Vice President and Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) from 1999 to 2007 (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director of SM Energy Company (oil and gas exploration and production company) and UNS Energy Corporation (an electric and gas utility holding company).

Skills and Qualifications

Mr. Peru brings significant finance experience to the Board as a former chief financial officer of two public companies. Mr. Peru’s positions also included technology experience as Senior Vice President at Phelps Dodge with responsibility for managing both information systems and technology and human resources. Further, Mr. Peru qualifies as an “audit committee financial expert” under the SEC’s rules.

Terms expiring at the 2019 Annual Meeting of Shareholders

George A. Schaefer, Jr. has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1995 to May 2003. Mr. Schaefer served as Chair of the Board of the Company from May 2013 until December 2015, at which time he was elected to his current role of Lead Director. He served as President and Chief Executive Officer of Fifth Third Bancorp (banking) from 1990 to 2006, as Chairman of the Board and Chief Executive Officer until April 2007, and as Chairman of the Board until June 2008. He is also a director of Ashland Global Holdings Inc. (petroleum and chemical business). He is a board member of the University of Cincinnati Healthcare System (health care system) and the University of Cincinnati Healthcare Foundation.

Skills and Qualifications

As the former President, CEO and Chairman of a large Midwest bank holding company, Mr. Schaefer brings extensive CEO and finance experience to the Board, as well as marketing and public relations and technology experience from his involvement in retail marketing and product development for the financial institution. Also, he has health care industry experience through his service on the boards of several hospital systems and medical schools. Further, Mr. Schaefer qualifies as an “audit committee financial expert” under the SEC’s rules.

18  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 1 — Election of Directors (continued)

Joseph R. Swedish has been a director since March 2013 when he was appointed our CEO. He was named Chair of the Company’s Board in December 2015. Prior to his appointment, Mr. Swedish served as President and CEO of Trinity Health Corporation (“Trinity”) (multi-state integrated health care delivery system) from 2004 to 2013. Prior to his service at Trinity, Mr. Swedish was President and CEO of Centura Health (large health care provider) from 1999 to 2004. Mr. Swedish served as a director of Coventry Health Care, Inc. (health insurance company) from 2010 to February 2013, Venzke Insurance Services, Ltd. from 2004 to March 2013, Cross Country Health Care, Inc. (health care staffing company) from 2002 to 2005, RehabCare Group, Inc. (health care services company) from 2003 to 2005, and BankFirst (community bank) from 1995 to 1999. Mr. Swedish has served as a director of CDW Corporation (technology) since August 2015. He also serves as a director of the Blue Cross Blue Shield Association, the National Institute for Health Care Management, America’s Health Insurance Plans (Chairman effective January 2017) and the Central Indiana Corporate Partnership, Inc. and as a member of the Business Roundtable, the Business Council, the Board of Visitors of Duke University’s Fuqua School of Business, and the Duke Margolis External Advisory Board. He also previously served as chair of the Catholic Health Association and on the Board of Loyola University Chicago.

Skills and Qualifications

Mr. Swedish brings significant CEO, health care industry, technology and insurance industry experience to the Board from his chief executive and board positions with several health care and insurance organizations and participation in numerous associations in the health care industry. Mr. Swedish’s positions also provided him with regulatory and government experience due to the highly regulated nature of these organizations. He has finance experience through his service on the board of directors of a bank and technology experience through his service on the board of directors of a technology company. Mr. Swedish also has environmental, social and governance experience, having served as chair of the Catholic Health Association.

Elizabeth E. Tallett has been a director of the Company since October 2013. She was a principal of Hunter Partners, LLC (health care consulting) from June 2002 to February 2015. Ms. Tallett continues to operate as a consultant to health care companies. Previously, Ms. Tallett was President and Chief Executive Officer of Transcell Technologies, Inc. (specialty pharmaceuticals), President of Centocor Pharmaceuticals (biotechnology), member of the Parke-Davis (pharmaceuticals) Executive Committee and Director of Worldwide Strategic Planning for Warner-Lambert Company (pharmaceuticals). Ms. Tallett has served as a director of Meredith Corporation (magazine publisher) since 2008, Principal Financial Group, Inc. (financial services) since 1992 (as presiding director since 2007) and Qiagen, N.V. (biotechnology research equipment manufacturing) since 2011. She previously served as a director of Coventry Health Care, Inc. (health insurance) from 1998 to 2013 (including serving as lead director) and IntegraMed America, Inc. (outpatient health clinics) from 1998 to 2012.

Skills and Qualifications

Ms. Tallett brings significant CEO, finance, health care industry, insurance industry and marketing and public relations experience to the Board from her chief executive, other management and board positions in several health care, insurance and pharmaceutical organizations. These positions also provided her with regulatory and governmental experience due to the highly regulated nature of these organizations. She also has environmental, social and governance experience, having served as a presiding or lead director and as a member of the governance committees of several public companies.

Anthem, Inc. 2017 Proxy Statement  |  19

Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

Appointment

The firm of Ernst & Young LLP (“EY”) served as our independent registered public accounting firm for the year ended December 31, 2016. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s external auditor, and has reviewed the quality of the services and the sufficiency of the resources provided by EY during their tenure as our independent registered public accounting firm.

In evaluating the performance and considering the engagement of the Company’s external auditor, including whether to rotate audit firms, the Audit Committee considers various factors, including the auditor’s capability and expertise in handling the scope and complexity of the audit of our business operations, auditor independence and the appropriateness of fees, together with EY’s tenure as the Company’s auditor, the current level of service and quality provided by EY and the potential impact of changing auditors. Based on these factors, the Audit Committee believes that the continuance of EY as our independent registered public accounting firm is in the best interests of the Company and the shareholders. As a result, the Audit Committee has selected EY to continue in that capacity for 2017 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance. EY has served as our independent registered public accounting firm since 2001. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent registered public accounting firm.

A representative of EY is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

The ratification of the appointment of the Independent Registered Public Accounting Firm will be determined by the vote of a majority of the votes cast on the proposal (excluding abstentions), which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for ratification of the appointment.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.

20  |  Anthem, Inc. 2017 Proxy Statement

Audit Committee Matters

Independent Registered Public Accounting Firm’s Fees

The Audit Committee oversees the negotiation of fees associated with our retention of EY. The following table presents fees billed for all professional services provided by EY for the audit of our consolidated financial statements for the years ended December 31, 2016 and 2015, and fees billed for other services rendered by EY during those periods.

	Fiscal Year
Fee Category	2016	2015
Audit fees(1)	$12,338,000	$13,164,000
Audit-related fees(2)	1,803,000	1,604,000
Tax fees(3)	315,000	330,000
All other fees(4)	20,000	21,000

Total:	$14,476,000	$15,119,000

(1)	Audit fees consisted principally of fees for audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of the quarterly financial statements, insurance statutory audits, other required audits, comfort letter procedures, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.

(2)	Audit-related fees consisted principally of fees for review of service organization controls, regulatory examinations, employee benefit plan audits, due diligence and other audit-related services.

(3)	Tax fees consisted principally of fees for tax compliance and tax advice.

(4)	All other fees represent fees for advisory services related to certain corporate functions and accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of the non-audit services provided by EY and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm. Additionally, as part of the Audit Committee’s overall review of EY, it is directly involved in the selection of the auditor’s lead engagement partner in conjunction with the periodic, mandated rotation of the lead partner.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chairperson by the President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive. All services performed by EY were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy.

Audit Committee Report

The Audit Committee of the Board is composed of the four members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Anthem, Inc. 2017 Proxy Statement  |  21

Audit Committee Matters (continued)

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC.

Audit Committee

Ramiro G. Peru, Chairperson R. Kerry Clark Julie A. Hill George A. Schaefer, Jr.

22  |  Anthem, Inc. 2017 Proxy Statement

Executive Officers of the Company

Executive Officers

The following is biographical information for our executive officers and Chief Accounting Officer:

Name and Position	Age as of March 31, 2017	Position
Joseph R. Swedish Chair, President and CEO	65	See the biographical information under “Directors Continuing in Office — Terms Expiring at the 2019 Annual Meeting of Shareholders” on page 19.
John E. Gallina EVP and Chief Financial Officer	57	Mr. Gallina has served as our Executive Vice President and Chief Financial Officer since June 2016. Mr. Gallina joined Anthem in 1994 and has held a variety of leadership roles across the organization. Prior to his current role, Mr. Gallina served as Anthem’s Chief Financial Officer for the Commercial and Specialty Business Division from December 2015 to June 2016, and as Senior Vice President and Chief Accounting Officer from December 2013 to December 2015. Other leadership positions held during his tenure include Senior Vice President, Chief Accounting Officer and Chief Risk Officer from May 2011 to December 2013, while also holding the title of Controller from May 2011 to August 2013. Before joining the Company, Mr. Gallina spent 12 years with Coopers & Lybrand as an Audit Senior Manager.
Brian T. Griffin EVP, President of Commercial and Specialty Business Division	58	Mr. Griffin has served as our Executive Vice President and President of Commercial and Specialty Business Division since September 2015. From January 2013 until September 2015, Mr. Griffin served as President and Chief Executive Officer of our Empire health plans based in New York. Before joining us, Mr. Griffin served from 1987 until August 2012 in positions of increasing responsibility with Medco Health Solutions, Inc., including as President, International and Subsidiaries of Express Scripts Holding Company, Inc. from April 2012 to July 2012, Chief Executive Officer of Medco International B.V. from October 2011 to April 2012 and Chief Executive Officer of Medco Celesio, B.V. from December 2010 to October 2011.
Peter D. Haytaian EVP, President of Government Business Division	47	Mr. Haytaian has served as our Executive Vice President and President of the Government Business Division since June 2014. Mr. Haytaian joined the Company in December 2012 with our acquisition of Amerigroup Corporation (“Amerigroup”) and served as President of our Medicaid business from August 2013 until June 2014. From 2005 to 2012, Mr. Haytaian held several leadership positions with Amerigroup, including serving as Chief Executive Officer of the North Region for Amerigroup’s Medicaid business from December 2012 until August 2013. Mr. Haytaian has extensive experience leading Medicare and Medicaid programs with Amerigroup and, prior thereto, with Oxford Health Plans, Inc. (health insurance).
Gloria M. McCarthy EVP, Chief Administrative Officer and Chief of Staff	64	Ms. McCarthy has served as our Executive Vice President and Chief Administrative Officer since 2013 and Chief of Staff since August 2016. She was Executive Vice President of Enterprise Execution and Efficiency from 2012 to 2013. Prior to that appointment, she served as Executive Vice President, Office of the CEO from February 2012 to October 2012, as Senior Vice President for Operational Excellence from 2008 to February 2012, as Senior Vice President of Service Operations from 2006 to 2008 and as Senior Vice President and Chief Operating Officer of our East Region from 2005 to 2006. Prior to our acquisition of WellChoice, Inc. in 2005, Ms. McCarthy served as Executive Vice President and Chief Operating Officer of WellChoice.
Craig E. Samitt, M.D. EVP and Chief Clinical Officer	52	Dr. Samitt has served as our Executive Vice President and Chief Clinical Officer since September 2015. Prior to joining us, Dr. Samitt was a Partner and Global Practice Leader, Health & Life Sciences, for the Oliver Wyman Consulting firm from January 2015 to September 2015; the Executive Vice President and then President and CEO, HealthCare Partners, for Davita Healthcare Partners from 2013 to 2014 and President and CEO of Dean Health Systems, Inc. from 2006 to 2013. Dr. Samitt has been a member of the Board of Directors of the National Committee for Quality Assurance since February 2016.

Anthem, Inc. 2017 Proxy Statement  |  23

Executive Officers of the Company (continued)

Name and Position	Age as of March 31, 2017	Position
Jose D. Tomas EVP and Chief Human Resources Officer	49	Mr. Tomas has served as Executive Vice President and Chief Human Resources Officer since December 2013. From 2004 until he joined us in 2013, Mr. Tomas served in roles of increasing responsibility with Burger King Corporation (restaurants), including Global Chief People Officer and President, Latin America and Caribbean, from 2011 to 2013. Prior to joining Burger King in 2004, Mr. Tomas held various field and corporate human resource positions with Ryder Systems, Inc. (truck rental) and Publix Super Markets (grocery stores). Mr. Tomas is certified as a Senior Professional in Human Resources and is a board member of the Society for Human Resource Management.
Thomas C. Zielinski EVP and General Counsel	66	Mr. Zielinski has served as our Executive Vice President and General Counsel since June 2014, and as Interim General Counsel from February 2014 to June 2014. Prior to joining us, Mr. Zielinski was a partner in the law firm of Morgan Lewis & Bockius, LLP since 2013. He served as Executive Vice President and General Counsel of Coventry Health Care, Inc. (Coventry) (health insurance) from 2007 to 2013 and as Senior Vice President and General Counsel from 2001 to 2007. Prior to joining Coventry, Mr. Zielinski spent 19 years at the law firm of Cozen & O’Connor, P.C.
Ronald W. Penczek SVP and Chief Accounting Officer	52	Mr. Penczek has served as our Senior Vice President and Controller since November 2015 and as our Chief Accounting Officer since December 2015. He served as our Vice President and Controller from August 2013 to November 2015. Prior to that appointment, Mr. Penczek served as Vice President and Assistant Controller from January 2008 to August 2013 and in various other roles in our finance department from February 2006 until January 2008. Before joining us, Mr. Penczek was a Staff Vice President with CNA Insurance from 2000 to 2005 and a Manager with PricewaterhouseCoopers LLP from 1992 to 2000.

24  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 3 — Advisory Vote to Approve the Compensation of Our Named Executive Officers

Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers (“NEOs”) (“Say-on-Pay”) as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. At our annual meetings of shareholders held in May 2014, May 2015 and May 2016, approximately 94%, 97%, and 97%, respectively, of the votes cast for or against the Say-on-Pay proposal at those meetings were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of our approach to executive compensation, and no significant changes were made to this approach for 2016 as a result of the vote.

Our executive compensation program (the “Total Rewards” program) is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contribution to our business, our members and our shareholders. Our Total Rewards program emphasizes performance-based compensation in the form of our Annual Incentive Plan (“AIP”) and equity grant programs under our shareholder approved Incentive Compensation Plan (“Incentive Plan”). In 2016, fixed compensation (salary and benefits) made up a small percentage of target total compensation for our executives, with 11% for Mr. Swedish, and a range of approximately 17% to 25% for the other NEOs. The majority of the CEO’s and other NEOs’ compensation is variable based on both individual and overall Company performance. Our Total Rewards program contains specific annual, financial and strategic goals and the value of equity based awards will depend on our long-term stock price performance. Please read the “Compensation Discussion and Analysis,” along with the tables and narrative discussion, beginning on page 27 for additional details about our executive compensation program, including information about the fiscal year 2016 compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “for” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent that there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The approval or disapproval of the Say-on-Pay proposal will be determined by the vote of a majority of the votes cast on such proposal (excluding abstentions), which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of the executive compensation proposal.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 3, the advisory vote to approve the compensation of our Named Executive Officers.

Anthem, Inc. 2017 Proxy Statement  |  25

Proposal No. 4 — Advisory Vote on the Frequency of the Say-on-Pay Vote

Section 14A of the Exchange Act also enables our shareholders to indicate how frequently we should hold future Say-on-Pay votes. By voting on this Proposal No. 4, shareholders may indicate whether they would prefer future Say-on-Pay votes be held once every year, every two years or every three years.

We are required to hold this Say-on-Pay frequency vote at least once every six calendar years. When we conducted our last Say-on-Pay frequency vote at our 2011 Annual Meeting of Shareholders, our shareholders expressed a strong preference to conduct Say-on-Pay votes on an annual basis. Consistent with that preference, since that time, we have continued to hold our Say-on-Pay vote annually. The Board has not observed any reason why the previously-expressed shareholder preference should not continue to govern and notes that market practice is for annual Say-on-Pay votes. The Board also believes that holding a vote every year allows our shareholders to provide timely input on our executive compensation philosophy, policies and practices and is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on executive compensation and corporate governance matters. As a result, the Board has determined to recommend that shareholders vote in favor of holding future Say-on-Pay votes on an annual basis.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be considered our shareholders’ preferred frequency for the Say-on-Pay vote. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold future Say-on-Pay votes more or less frequently than the option preferred by our shareholders.

Recommendation

The Board of Directors unanimously recommends a vote FOR the ONE YEAR option under Proposal No. 4, Advisory Vote on the Frequency of the Say-on-Pay Vote.

26  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Executive Compensation Philosophy

Our compensation program, which we refer to as our Total Rewards program, is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contributions to our business, our members and our shareholders. We seek to accomplish this goal in a way that is closely aligned with the long-term interests of our shareholders and the expectations of our members.

The Compensation Committee of our Board of Directors (the “Committee”) oversees our Total Rewards compensation program for our executive officers, including the persons identified in the Summary Compensation Table as named executive officers, or NEOs, and determines their compensation.

2016 Business Results

We believe that the pay-for-performance philosophy of our Total Rewards compensation program played an important role in our achieving the following performance highlights in 2016:

*	Please refer to the GAAP Reconciliation table on page C-1 regarding Adjusted Net Income Per Share (“Adjusted EPS”).

Other highlights include:

•	Operating cash flow was approximately $3.2 billion or 1.3 times net income for 2016.
•	Our closing stock price increased by 3.1% from $139.44 on December 31, 2015 to $143.77 on December 30, 2016. Additionally, the Company paid cash dividends totaling $2.60 per share in 2016.

Anthem, Inc. 2017 Proxy Statement  |  27

Executive Compensation (continued)

Primary Compensation Elements

The following chart shows the primary compensation elements for our NEOs. Additional detail on these compensation elements can be found in “Elements of Total Rewards” in this Compensation Discussion & Analysis (“CD&A”).

Impact of Business Results, Stock Price and Shareholder Returns on Executive Compensation

As indicated in the chart above, the compensation value received by our executives is highly dependent on share price performance and relies on meeting predetermined financial and operational goals approved by the Committee. Consistent with our pay-for-performance philosophy, and based on our financial and operational results in relation to our annual business plan, performance-based variable compensation has fluctuated over the years and was paid below target in 2015 and 2012, and above target in 2016, 2014 and 2013.

In 2016, our long-term compensation, comprised of performance stock units, stock options and time-based restricted stock units, represented 73% and 64% of the target compensation for our CEO and other NEOs, respectively. Performance and restricted stock units more closely replicate shareholder return as they gain or lose value as our stock price changes, and earn dividend-equivalents equal to the cash dividend per share amount, which are paid to participants without interest upon vesting. Stock options gain value when our stock price rises over the grant price.

28  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

2016 Compensation Considerations

Over the past five years, an overwhelming majority of our shareholders voted in favor of the advisory vote on compensation of our NEOs, commonly referred to as the “Say-on-Pay” vote.

SHAREHOLDER APPROVAL OF NEO COMPENSATION

When determining how often to hold Say-on-Pay votes, the Board historically took into account the strong preference for an annual vote expressed by our shareholders at our 2011 annual meeting. At this annual meeting, shareholders will be asked to vote on their preferred voting frequency for future Say-on-Pay votes by choosing every year, every two years or every three years. See Proposal No. 4 — Advisory Vote on the Frequency of the Say-on-Pay Vote. The Board will determine the frequency of our future Say-on-Pay votes after taking into consideration the results of the vote on Proposal No. 4. In addition to obtaining shareholder feedback through the Say-on-Pay vote, our officers meet with large shareholders and review comments and letters from our shareholders.

At its meeting in September 2015, the Committee reviewed a presentation from our independent compensation consultant with respect to our Total Rewards program, shareholder Say-on-Pay voting results and trends in executive compensation. The Committee determined that our Total Rewards program is fundamentally sound, supports the needs of our business, is aligned with the trends in the market and, as demonstrated by our Say-on-Pay voting results, is strongly supported by our shareholders. As a result, at its December 2015 meeting, the Committee decided to retain our 2015 executive compensation philosophy, components, component mix, competitive positioning targets and many of our 2015 performance metrics for 2016 compensation. The shareholder vote in 2016 approving our 2015 compensation by a significant amount was further support for our decision not to make significant changes to executive compensation for 2016.

Compensation Changes for 2016

In 2015, Annual Incentive Plan (“AIP”) payouts to our NEOs were based on a Corporate scorecard, with the exception of one NEO whose award was based on a scorecard for our Government Business Division. The Corporate scorecard reflected our overall financial performance and was calculated based on the weighted average scorecard of all business unit scorecards. For 2016, the Committee implemented an executive leadership team balanced scorecard for our AIP for NEOs, with an 85% weighting for Adjusted EPS and 5% weightings for measures related to each of our three strategic pillars: consumer centricity, provider collaboration, and clinical performance (the “ELT balanced scorecard”). The three strategic pillars are described in more detail under “Elements of Total Rewards” below. The Committee believes the changes that it made to the AIP further strengthened our focus on financial results and aligned with our business strategy in 2016.

Anthem, Inc. 2017 Proxy Statement  |  29

Executive Compensation (continued)

The table below summarizes the compensation actions taken related to the current NEOs for 2016:

Named Executive Officer	Salary Increase Percentage	Target AIP Award Increase as a Percent of Base Salary	Equity Awards (ASC Topic 718 Expense on Grant Dates)	2016 Earned AIP (As a Percent of Target)(1)
Mr. Swedish(2)	15.4%	25 points	$11,875,003	108.5%
Mr. Gallina(3)	69.1%	40 points	$1,725,028	108.5%
Mr. Griffin(4)	7.1%	No change	$3,000,008	108.5%
Mr. Haytaian(4)	7.1%	No change	$3,000,008	108.5%
Ms. McCarthy(4)(5)	0.0%	10 points	$2,500,017	108.5%

(1)	The earned award percentages for the AIP are in accordance with the ELT balanced scorecard results.

(2)	Compensation increases for Mr. Swedish were implemented to recognize his performance and to place his target pay closer to the median pay of CEOs in our comparator groups. 89% of his pay is tied to our performance. This is the first increase to salary or target AIP for Mr. Swedish since he joined the Company in March 2013.

(3)	Mr. Gallina’s compensation was increased due to his promotion to the EVP and CFO position. Mr. Gallina’s equity grant was based on five months as SVP and CFO, Commercial and Specialty Business Division, and seven months as our EVP and CFO.

(4)	Salary increases for Messrs. Griffin and Haytaian, and the target AIP adjustment for Ms. McCarthy, were based on performance and competitive market data.

(5)	The equity award for Ms. McCarthy included a $250,000 promotional award for assuming the role of Chief of Staff.

Changes in Executive Leadership

Wayne S. DeVeydt resigned from the Company in May 2016. Compensation information for Mr. DeVeydt is not included in the tables in this CD&A, but is included where required in the tables following this CD&A.

Compensation Program Objectives

Our Total Rewards program is designed to attract, engage, motivate and retain a talented team of executive officers, and to appropriately reward our executive officers for their contributions to our business and our members in a way that is closely aligned with the long-term interests of our shareholders. In order to achieve these objectives, we structure our compensation program in a manner that emphasizes the long-term performance of the Company by focusing on the Company’s purpose, vision and strategies, while delivering compensation that is commensurate with Company performance and the individual performance of our executives within the context of the external market.

Further, these objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and equitable treatment. To achieve these objectives, the Total Rewards program is designed to reward our associates when they create long-term value for our shareholders through sustained growth in our stock price and meeting or exceeding our annual financial plans, and to achieve our purpose, vision and strategies while operating within our values and behaviors.

30  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

Pay-for-Performance Philosophy and Pay Mix

To align NEO interests and rewards with the long-term interests of our shareholders and to drive the achievement of our purpose and vision, our Total Rewards program emphasizes performance-based compensation in the form of our AIP and equity grant programs under the shareholder approved Incentive Compensation Plan (our “Incentive Plan”).

A significant portion of the compensation of each of our NEOs is delivered through performance-based programs. Most of the total target compensation opportunity available to our NEOs is in the form of variable performance-based pay that is tied to our business results.

Elements of Total Rewards

Overview

Our 2016 Total Rewards program for our business leaders, including the NEOs, is comprised of the following financial elements:

•	base salary;
•	annual performance-based incentive awards under the AIP;
•	equity awards in the form of performance stock units, time-based restricted stock units and stock options under the Incentive Plan;
•	broad-based employee benefits; and
•	executive benefits and perquisites.

Each year management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the executive merit salary increase budget, broad-based AIP design, measures and scales, equity awards plan, executive perquisites and executive stock ownership guidelines. The Committee bases these decisions on our business needs, best practice information, competitive market data and operating budget constraints.

The Committee reviews the business and individual performance of each executive officer and sets:

•	the AIP award payouts for the prior year pursuant to the formulas previously established;
•	prospective base salary adjustments;
•	prospective adjustments to target AIP award percentages of base salary; and
•	the size and type of equity awards granted to each executive officer.

Independent directors engage in a formal review process annually to evaluate the CEO’s individual performance on numerous factors, including: leadership, strategic planning, getting results, external and internal relations and inter-

Anthem, Inc. 2017 Proxy Statement  |  31

Executive Compensation (continued)

action with the Board. Directors are invited to speak directly with the Lead Director and the Chair of the Compensation Committee to provide individual feedback, and executive sessions are held at Board meetings throughout the year in which performance input from Board members is sought. The Committee’s 2016 compensation decisions were based on its evaluation of each executive’s performance (including performance assessments by the CEO for the other executive officers), as well as our 2015 and 2016 achievements, all of which reflect the NEOs’ individual performance. There is no formulaic or target-based assessment for such adjustments, but rather such determinations are based on the Committee’s subjective assessments after consideration of management recommendations, market-based compensation information and advice of the Committee’s independent compensation consultant. The assessments represent the Committee’s view of how the NEO’s performance contributed to our performance and achievements, as well as other leadership accomplishments, including the challenges associated with implementing health care reform.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and, as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the NEOs fits with our compensation objectives as described above. Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

The Committee does not have a specific target for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to apply a higher weighting to performance-based variable pay than to fixed pay. In addition, the Committee has weighted the equity grants more heavily toward performance stock units than restricted stock units or stock options. Each NEO’s total compensation opportunity is targeted to the level the Committee considers market competitive and reflective of individual performance.

Primary Components of 2016 Target Compensation

(Data for “Other NEOs” is an Average for NEOs Employed as of December 31, 2016)

AIP and LTIP percentages are based on achievement of an award equal to 100% of target.

When setting compensation for 2016, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance and internal equity factors (how the compensation of the particular executive relates to the other executives).

In February 2016, the Committee reviewed comprehensive tally sheets for each NEO, except Mr. Gallina, who became an executive officer later in the year, covering up to five years of Total Rewards data and realized equity, in addition to then current levels of unrealized vested and unvested equity. Tally sheets are only one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, the Committee did not base any specific awards for 2016 or any modifications to our compensation program on them. In 2016, the Committee did not take into account realized compensation in setting future compensation. The Committee does review unvested compensation in setting future compensation to determine its likely impact on retention of our executives.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of job responsibilities of our NEOs. The Committee grants merit-based salary increases to our NEOs based on the Committee’s assessment

32  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

of an individual’s performance, whether the current salary is competitive compared to the median of the market relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year. The Committee also grants promotional salary increases to recognize increased job responsibilities.

In March 2016, the Committee adjusted Mr. Swedish’s salary by $250,000, Mr. Griffin’s salary by $50,000 and Mr. Haytaian’s salary by $50,000 to better align their base salaries with competitive market data. In May 2016, the Committee increased Mr. Gallina’s salary to recognize his promotion to the EVP and CFO position. Base salaries for the NEOs employed with the Company as of December 31, 2016 are shown in the chart in the AIP section below.

AIP

Generally, all associates are eligible for performance-based incentives or sales incentives. The AIP is designed to motivate and reward the successful completion of our annual performance goals. AIP awards are earned to the extent we meet or exceed annual financial targets and business unit and individual performance goals.

For 2016, the Committee implemented the ELT balanced scorecard for the AIP for NEOs, with an 85% weighting for Adjusted EPS and 5% weightings for measures related to each of our three strategic pillars, namely, consumer centricity, provider collaboration, and clinical performance. The Committee believes these changes further strengthen our focus on financial results and align with our business strategy in 2016. Each performance measure has specific quantifiable objectives that the Committee considers and approves.

Each participating associate is eligible for a target award, denominated as a percentage of base salary paid during the year. Associates may earn from 0% of the target award under the AIP up to a maximum of 200% of the target award. In setting the target award percentages for the NEOs, the Committee considers competitive data in the comparator group studies (as described under “Determination of Compensation” beginning on page 38), individual performance evaluations and internal equity factors.

After consideration of the factors described above, the Committee decided in March 2016 to increase the target AIP award as a percentage of base salary for Mr. Swedish from 150% to 175% to better align his compensation with competitive market data, and for Ms. McCarthy from 90% to 100% of base salary to reflect her increased duties, both effective as of January 1, 2016. The Committee increased Mr. Gallina’s target AIP award from 60% to 100% of his base salary effective as of June 1, 2016, in connection with his promotion to the EVP and CFO position.

The Committee has the discretion to adjust AIP awards for individual performance or to reduce AIP awards when it determines that such adjustments or reductions would be appropriate based on the Company’s interests and the interests of our shareholders.

The following chart reflects the salary, target AIP percentage and dollar amounts, and total target cash for the NEOs as of December 31, 2016 as a result of the Committee’s actions during 2016. See the Summary Compensation Table for actual amounts earned by the NEOs in 2016.

Name	Year-End Salary	Target AIP (%)	Target AIP ($)	Total Target Cash ($)
Joseph R. Swedish	$1,500,000	175%	$2,625,000	$4,125,000
John E. Gallina	$ 750,000	100%	$750,000	$1,500,000
Brian T. Griffin	$ 750,000	100%	$750,000	$1,500,000
Peter D. Haytaian	$ 750,000	100%	$750,000	$1,500,000
Gloria M. McCarthy	$ 700,000	100%	$700,000	$1,400,000

Anthem, Inc. 2017 Proxy Statement  |  33

Executive Compensation (continued)

2016 AIP Awards

2016 AIP awards were funded based on our Adjusted EPS performance in 2016. The funding scale was consistent with the Adjusted EPS goals established as part of our business planning process. After the aggregate funding for all AIP payouts is determined, awards are calculated for participants based on the results of various performance scorecards, with the opportunity for adjustments based on individual performance and contribution. The awards for our executive officers, including all NEOs, were based on the ELT scorecard result as set forth in the following table. For Adjusted EPS, Provider Collaboration and Clinical Performance, all NEOs could earn between 0% and 200% of target, and for Consumer Centricity, all NEOs could earn 0% or 100% of target for each of two metrics. The maximum total potential payment under the AIP is 200% of target. Additional discussion of the performance measures follows the chart below.

Performance Measure	Target	Actual	Score		Weighting	Total
Adjusted EPS *	$11.00	$11.00	92.6%		85%	78.7%
Provider Collaboration
% of Anthem health care dollars paid under value-based provider payment arrangements	41.0%	43.4%	196%		5%	9.8%
Clinical Performance
Realized savings from new clinical performance initiatives	Specified savings achieved from new initiatives	Exceeded Target	200%		5%	10.0%
Consumer Centricity
Net Promoter Score Net Promoter Score relative to peer companies	Improvement over 2015 performance		100 100	% %
Total Net Promoter Score		Exceeded Target	200%		5%	10.0%

Total Award for each Named Executive Officer					108.5%

*	See page C-1 for the GAAP reconciliation table and information on Adjusted EPS.

Adjusted EPS was selected because it demonstrates whether the top-line growth was profitable and is a primary measure considered by many of our shareholders in assessing our ongoing performance. In addition, earnings-based measures are the most prevalent performance measure used by our direct peers.

Provider Collaboration is a focus on our relationship with providers to promote value, quality and accountability in the health care system. Our provider solutions goals are to create more consistency and less duplication in our administrative processes and policies, streamline our service models, and improve relationship management with providers to resolve questions and issues timely and clearly. The primary measure of our efforts under this pillar is the percentage of health care dollars paid out under value-based provider payment arrangements.

Clinical Performance is a focus on affordability and reducing waste in health care, while improving the quality of health care. We strive to look at members holistically and promote access to the best care available. Some of the areas in which we focus our attention include contracting consistency, competitive prescription drug pricing and availability, prevention and wellness programs and fraud abuse detection and prevention. The primary measure of this effort is realized savings from our Clinical Performance initiatives.

Consumer Centricity is a focus on the consumer. We want to deliver a consumer experience that is caring, simple, intuitive and gives consumers confidence in their health care benefits and us. One way we measure this commitment is the Net Promoter Score (“NPS”) which is an index ranging from -100 to 100 that measures the willingness of customers to recommend a company to others. It is used as a proxy for gauging the customer’s overall satisfaction with a company’s product or service, the customer’s loyalty to the brand and the customer’s economic behavior. We measure NPS both at the Company, and as compared to our peers. The NPS relative to peer companies is the difference between our NPS and the NPS average of Aetna Inc., Cigna Corporation, Humana Inc., and UnitedHealth Group Incorporated.

34  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

The amounts paid to our NEOs for 2016 performance were approved by the Committee on March 1, 2017 and are set forth in the Summary Compensation Table on page 44. The Committee did not adjust any 2016 AIP awards for individual performance or use its discretion to reduce any 2016 AIP awards.

Historical AIP Awards

AIP Awards earned as a percent of target from 2012 to 2016 for all NEOs still serving as of December 31 in the respective year indicated are shown in the table below. The variation in the average award percentage during the five-year period shown reflects that AIP payouts are aligned with performance during those years.

EARNED AIP AWARDS AS A PERCENT

OF TARGET FROM 2012 — 2016

AVERAGE AWARD FOR ALL NEOs

Equity Awards

The Committee granted regular equity awards to the NEOs on March 1, 2016 to coincide with the Committee’s Total Rewards review of our NEOs’ compensation. The date of the Committee meeting is set in advance and is the first business day of March every year. All of these awards were granted to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders.

For 2016, the Committee retained the equity award structure mix for our executives, including our NEOs. One half of the total award continues to be structured as performance stock units, and one-quarter of the total awards are delivered in stock options and in restricted stock units. The weightings below are based on the grant date fair value, calculated in accordance with ASC Topic 718.

Anthem, Inc. 2017 Proxy Statement  |  35

Executive Compensation (continued)

Performance Stock Units — Measures, Vesting Schedule and Dividend Equivalents

Prior to 2015, our performance stock awards were based on one year’s performance and paid over three years. In 2015, the Committee changed the performance stock unit awards to be based on three-year cumulative Adjusted EPS and three-year cumulative operating revenue, defined as the total of premiums, administrative fees and other revenue (“Operating Revenue”). The purpose of this change was to better align rewards with our stated long-term strategy, and to balance compensation based upon both short-term and long-term results. Operating Revenue was selected as a measure of growth and success in the marketplace. Adjusted EPS was selected because it demonstrates whether the top-line growth was profitable and is a primary measure considered by many of our shareholders in assessing our ongoing performance. In addition, earnings-based measures are the most prevalent performance measure used by our direct peers.

Our long term growth plan includes organic growth, and the use of free operating cash flow for financing activities, dividends, and acquisitions. Consequently, the impact of acquisitions to Operating Revenue and Adjusted EPS is included unless the Committee determines that this would result in an undue windfall to participants. The Committee defines a set of adjustments to consider when evaluating performance and has the discretion to make adjustments as necessary to reflect management’s core operational performance.

We continued this three-year performance period approach for the 2016 grant, as follows:

Measure	Weighting
Adjusted Earnings Per Share • 2016-2018 Cumulative Adjusted EPS(1)	75%
Operating Revenue • 2016-2018 Cumulative Operating Revenue	25%

(1)	Please see Annex C to this proxy statement for the GAAP reconciliation for Adjusted EPS for the year ended December 31, 2016.

The payout scale for each measure detailed above provided for a minimum award of 0% of the units granted and a maximum award of 200% of the units granted. The targets for each of these measures were developed based on our 2014-2018 long-term plan, which was communicated to the investment community during March 2014.

We intend to provide disclosure of the performance of the 2015 performance stock unit awards (2015-2017 performance period) in the 2018 proxy, after the completion of our first three-year performance period. The resulting shares from the 2015-2017 grants will be earned and vest on March 2, 2018. Similarly, we intend to disclose results of the performance stock unit awards in subsequent proxy statements when grants are earned and vest for completed performance periods.

2016 Time-Based Restricted Stock Unit Vesting Schedule and Dividend Equivalents

The restricted stock units granted are subject to time-based vesting. The restricted stock units vest in three equal annual installments, beginning on the first anniversary of the grant date.

Restricted stock units accrue cash dividend equivalents equal to the cash dividends paid to shareholders during the vesting period. These cash payments are distributed with the underlying shares to the participants upon vesting, and are cancelled if the underlying units do not vest.

Stock Options

The stock option exercise price is the closing price of our common stock on the NYSE on each grant date. Stock options gain value when our stock price rises over the exercise price. The term of all stock options granted during 2016 was ten years, with vesting in six equal semi-annual installments over the first three years. In 2015, we extended the stock option term from seven years to ten years to conform to common competitive practices.

The purpose of providing vesting every six months is to stagger inducements for remaining with the Company over the course of any year. More specifically, incumbents must generally be employed on December 31st of each year to be eligible to receive their AIP and then must be employed on March 1st and September 1st of each year for their stock option grants to vest.

36  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

Aggregate and Individual Grant Sizes

When determining the aggregate size of our equity awards, the Committee considers the impact of stock-based compensation expense and the share dilution run rate, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives at market-competitive levels.

The size or amount of equity awards granted to each NEO is based upon position and job level, Company and individual performance, the importance of retaining the services of the executive and the potential for his or her performance to help us attain our long-term goals.

Broad-Based Employee Benefits

Our NEOs generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly compensated associates such that in 2016, NEOs paid in excess of 50% of the cost of the coverage, as compared with entry level associates who generally paid between 5% and 25% of the cost of their coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, the Anthem 401(k) Retirement Savings Plan (the “401(k) Plan”), retiree health care benefits and a cash balance pension plan for associates who meet age and service criteria, adoption assistance benefits and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the NEOs, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described on page 57, a participant may defer receipt of salary and AIP and continue to receive pension and 401(k) Plan credits for compensation above Tax Code earnings limits. We offer this program to provide executives with the same Company-paid retirement savings opportunities, denominated as a percent of eligible earnings, as the rest of the workforce, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) Plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Perquisites

Executive perquisites are a small part of our competitive executive compensation package. The Committee believes that our perquisite program enables our executive officers to focus on our business with minimal disruption. As described on page 45 in this proxy statement, we offer a limited set of perquisites to all NEOs and certain enhanced safety and security benefits to our CEO.

Tax Treatment of Compensation

The Patient Protection and Affordable Care Act amended the Tax Code to add Section 162(m)(6), which limits the amount that certain health care insurers, including the Company, may deduct for tax years starting after 2012. Section 162(m)(6) limits the tax deduction to $500,000 per individual, and makes no exception for performance-based compensation or commissions. In addition, the limit applies to compensation, including deferred compensation, paid to all current and former employees and most independent contractors, not just to compensation paid to a narrow group of current top executives. The rule became effective for employer tax years beginning after December 31, 2012. Consequently, the Company is limited to a $500,000 deduction for compensation paid to each NEO in 2016.

Section 162(m)(1) of the Tax Code limits the amount a publicly-held corporation may deduct for compensation paid to the CEO and certain NEOs to $1 million per year per executive, makes an exception for performance-based compensation and commissions, and excludes the compensation paid to former covered executives once they are no longer covered. Since the Company is subject to Section 162(m)(6), the performance-based exclusion available under Section 162(m)(1) is not available to the Company.

Section 409A of the Tax Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred

Anthem, Inc. 2017 Proxy Statement  |  37

Executive Compensation (continued)

compensation. If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture. Payments or awards under our plans and arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and would thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Determination of Compensation

Role of the Compensation Consultant

In May 2010, the Committee selected Semler Brossy Consulting Group, LLC (“Semler Brossy”) to act as its independent compensation consultant. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee by management, develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting all executive officers, including the other NEOs. The consultant regularly attends and participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The consultant meets with the Committee and/or its members without management present. The consultant also has informal conversations with members of the Committee to determine compensation objectives. The consultant provides expert advice and guidance on the design and implementation of performance-based compensation programs that align with Company strategy, business and market characteristics, talent requirements, culture, management style and performance and Total Rewards strategies. The Committee uses the consultant’s recommendations as one of several factors in designing our executive compensation programs, reviewing and approving annual and long-term incentive plans and metrics, and making the compensation decisions affecting the CEO and other NEOs.

Compensation Consultant Independence

Semler Brossy does not provide any services to us other than those detailed above. At our February 2016 and February 2017 meetings, the Committee determined that no conflicts of interest exist with respect to Semler Brossy continuing to serve as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s and NYSE’s rules. Among other items, the Committee reviewed Semler Brossy’s policy on Consultant Independence, and certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Semler Brossy or any of the individuals at Semler Brossy working on our engagement.

Role of Management

In general, the Committee meets with our CEO at the beginning of each year to agree upon the CEO’s performance objectives (both individual and Company) for the year. The Board also reviews these performance objectives. At the beginning of the following year, the CEO provides to the Committee his self-assessment, and the Committee evaluates the CEO’s performance based on his self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on his achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation by the Committee are an important metric in evaluating CEO performance. This evaluation is shared with the CEO and the compensation consultant and is used by the Committee in setting the CEO’s compensation.

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific individual compensation. Our CEO collects specific feedback from the Board with respect to the performance of our other executive officers, including our NEOs, provides his own evaluations of the other executive officers’ performance to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, AIP awards and equity awards for each executive officer. This recommendation is considered by the Committee, which makes its own ultimate determinations.

38  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

All NEOs participate in the annual and long-term business planning processes and in recommending to the Committee the AIP and performance stock unit measures and targets that result from these processes. These measures and targets impact the compensation of the associates who participate in our AIP and who are granted performance stock units.

Pay Positioning and Comparator Groups

The Committee has designed our executive compensation program to target total compensation (salary plus target AIP award plus long-term equity grant cost on the date of grant) at the median for comparable positions in our comparator groups. Individuals new to their roles may be paid below median. High performing individuals who demonstrate superior performance over a long period of time may have pay positioned above the median of the compensation paid by the companies in the comparator groups.

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the NEOs to two distinct comparator groups. The first group includes our six largest direct health insurance competitors. The second group represents a sample of 37 similarly-sized companies from general industry based on earnings before income tax (“EBIT Group”), with a filter for market capitalization. The Committee uses two groups because many of our direct industry competitors are substantially smaller than us. The Committee determines which companies should be in the comparator groups with the assistance of Semler Brossy.

Companies are selected on the basis of whether they compete with us in the executive labor market and whether they had comparable revenue in the prior full fiscal year. The Committee, with the assistance of Semler Brossy, set the comparator groups for 2016 as follows:

(1)	Our six largest direct health insurance peers, five of which are significantly smaller than we are:

• Aetna Inc.	• Health Net, Inc.
• Cigna Corporation	• Humana Inc.
• Centene Corporation	• UnitedHealth Group Incorporated

In 2015, we entered into a definitive agreement to acquire Cigna, and Centene Corporation entered into a definitive agreement to acquire Health Net, Inc. For 2017, Health Net, Inc. will be removed from the health insurance peer group as a result of their acquisition by Centene Corporation. If we acquire Cigna, Cigna will also be removed from the health insurance peer group.

(2)	EBIT Group:

American International Group, Inc.	Halliburton Company
21st Century Fox America, Inc.	HCA Holdings, Inc.
Abbott Laboratories	HP Inc.
Accenture plc	Honeywell International Inc.
Aflac Incorporated	Lockheed Martin Corporation
The Allstate Corporation	Lowe’s Companies, Inc.
American Express Company	LyondellBasell Industries N.V.
BlackRock Inc.	Marathon Petroleum Corporation
Capital One Financial Corporation	MetLife, Inc.
Caterpillar Inc.	Occidental Petroleum Corporation
Colgate-Palmolive Company	The PNC Financial Services Group, Inc.
ConocoPhillips	The Southern Company
Deere & Company	Target Corporation
Delta Air Lines, Inc.	Time Warner Inc.
The Dow Chemical Company	Time Warner Cable
Duke Energy Corporation	Travelers Companies, Inc.
Express Scripts Holding Company	U.S. Bancorp Investments, Inc.
Ford Motor Company	Valero Energy Corporation
General Motors Company

Anthem, Inc. 2017 Proxy Statement  |  39

Executive Compensation (continued)

For purposes of pay comparisons, target total compensation for our NEOs includes annualized base salary as of April 1, 2016, target 2016 AIP award amounts, and the ASC Topic 718 expense of 2016 equity awards.

The Committee reviewed each NEO’s target total compensation package, compared to both our direct peers and the broader EBIT group using available pay data. When setting 2016 compensation, the Committee focused on trying to set pay levels, in the aggregate, within a competitive range around the median for the EBIT group. Some roles may be higher or lower in the competitive range based on performance, tenure in role, or other internal considerations. For example, Mr. Gallina’s 2016 target total compensation package was below the median due to his short tenure as CFO in 2016.

In setting 2016 compensation, the Committee reviewed the available data from each of these comparator groups to better understand the practices of companies in our size category and our direct peers. Where possible, the data that was used to make compensation decisions in March 2016 was taken from surveys of 2015 compensation of our comparator groups prepared by third-party survey companies and from the latest annual proxy statements and other public filings of these companies. In instances where a company listed above did not participate in the surveys or pay data was not available for a comparable position, the company was not included in the comparator group data for that position. In instances where our positions are structured in ways that do not match well with survey positions, the Committee compares based on target annual compensation pay rank, instead of role, as reported in the surveys.

We draw competitive compensation information from a number of nationally recognized surveys, as well as public filings and disclosures, to determine pay practices and levels of peers. The Committee’s consultant either reviews or develops this information for the benefit of the Committee.

Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee does not use the median described above as a formula to determine compensation or as a fixed target.

The Committee establishes an individual target opportunity for each NEO based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility and individual performance. Actual cash compensation may be more or less than the target opportunity as a result of performance under the AIP. Realized compensation from our equity-based awards may be more or less than the target opportunity as a result of our performance relative to the performance stock unit measures and our stock price performance.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual ASC Topic 718 expense of the equity grants as the metric comparing long-term compensation with comparable positions, as well as the value of unvested equity awards held by the NEOs.

Benefits and perquisites represent a small proportion of the Total Rewards program for our NEOs.

40  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

Additional Compensation Policies

Stock Ownership Guidelines and Holding Requirements

We have stock ownership guidelines for all executive officers, including the NEOs, which is a multiple of the executive’s base salary. An executive has five years to meet the guideline, and the sale of our stock is restricted for executives who have not met their ownership requirements. The stock ownership guideline is five (5) times base salary for the CEO, and three (3) times base salary for the other NEOs. For the purposes of this program, all shares directly owned, unvested restricted stock units and unvested earned performance stock units are included in the calculation. Unexercised stock options are not included in the calculation. The Committee reviews the extent to which our executive officers have complied with the guidelines. Our NEOs each owned sufficient shares to meet his or her ownership guidelines as of year-end, based on the closing stock price of $143.77 on December 30, 2016.

Named Executive Officer	Number of Shares Beneficially Owned	Value of Shares Beneficially Owned	Current Base Salary	Required Holding	Excess Holding	Actual Ownership as a Multiple of Base Salary
Mr. Swedish	71,034	$10,212,558	$1,500,000	$7,500,000	$2,712,558	6.8X
Mr. Gallina	19,128	$2,750,033	$750,000	$2,250,000	$500,033	3.7X
Mr. Griffin	48,377	$6,955,161	$750,000	$2,250,000	$4,705,161	9.3X
Mr. Haytaian	45,765	$6,579,634	$750,000	$2,250,000	$4,329,634	8.8X
Ms. McCarthy	45,749	$6,577,334	$700,000	$2,100,000	$4,477,334	9.4X

See “Compensation of Non-Employee Directors — Board Equity Compensation and Stock Ownership Guidelines” on page 12 for a discussion of our directors’ stock ownership requirements.

Restrictions on Hedging and Pledging

All associates, including our NEOs, are prohibited from conducting any transactions that would permit the individual to continue to own our stock without the full risks and rewards of ownership. Prohibited transactions include short sales, publicly traded options transactions, hedging transactions, including zero cost collars and prepaid forward contracts, and margin accounts and pledges involving our stock. Designated associates, including all NEOs, are also prohibited from engaging in transactions in our stock during the quarterly period commencing on the fifteenth day of the last month of each calendar quarter and ending one full business day after the release of quarterly earnings.

Recoupment Policy

We operate under a clawback/recoupment policy for incentive compensation. This policy provides that if we are required to restate our financial statements as a result of material noncompliance with a financial reporting requirement due to misconduct, the CEO, CFO and all other Section 16 officers (our executive officers and the Chief Accounting Officer) must repay any bonus or other incentive-based or equity-based compensation received during the 12 months after the inaccurate reporting, and any profits realized from the sale of stock during that 12-month period. The Board of Directors will determine, on a case by case basis, if it is in the best interest of the Company and our shareholders to pursue recoupment in individual cases.

Severance and Change in Control Arrangements

All of our NEOs are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 59. We believe that a severance program is needed to attract and retain the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-competition, non-solicitation of associates or customers, non-disparagement and confidentiality provisions, which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Anthem, Inc. 2017 Proxy Statement  |  41

Executive Compensation (continued)

Change in control severance benefits are subject to a double-trigger, which means that to receive such benefits there must be both: (1) a qualifying termination of employment and (2) termination occurring when a change of control is imminent or has occurred as detailed in the Executive Agreement Plan described above and in “Compensation Plans — Executive Severance Arrangements.” The Executive Agreement Plan does not provide for tax gross-up of any regular or excise taxes imposed on severance payments in connection with a change in control pursuant to Section 4999 of the Tax Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee

Lewis Hay, III, Chairperson Robert L. Dixon, Jr. William J. Ryan George A. Schaefer, Jr. Elizabeth E. Tallett

42  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

Assessment of Compensation-Related Risks

In February 2017, several members of our management team, including our Chief Accounting Officer and our Chief Risk Officer, conducted an assessment of the risks related to or arising from our compensation policies and practices. In preparation for this assessment and in light of recent events at other large organizations, we conducted a random sample survey of quarterly incentive plan and sales incentive plan participants to ensure our plans incentivize the right behaviors. We also reviewed exit interview data and Company-initiated termination data to determine whether such actions were related to compensation policies, programs, and incentives. In both of these studies, we found no material risks.

This data was reviewed and discussed by the management group described above, along with the various design features and performance metrics of our Company-wide compensation policies and programs. This group also reviewed the approval mechanisms of all Total Rewards programs for all associates, including salaries, incentive plans, sales incentives, stock options, performance stock units and restricted stock units, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Company. In its review and assessment, the team took into consideration the elements of our Total Rewards program for our senior executives, including the performance measures used for the AIP, performance stock unit awards and other incentive compensation arrangements, and the elements of our compensation programs for our other employees.

In March 2017, the Compensation Committee reviewed and discussed the management team’s risk assessment. As part of its review, the Compensation Committee also noted the following factors that reduce the likelihood of excessive risk-taking by executives:

•	Our overall compensation levels are competitive with the market.

•	Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance, business unit financial performance and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance stock units and time-based restricted stock units.

•	We retained the three-year measurement period for our performance stock unit grants to balance compensation based on short- and long-term results. Having a mix of short- and long-term goals allows us to better align our compensation program with the interests of our shareholders.

•	A significant portion of our executive compensation is tied to how our stock price performs over a period of multiple years. Equity-based awards generally vest over three years and stock options have terms of ten years starting in 2015. This minimizes the benefit of a temporary spike in stock price.

•	Our recoupment policy covers all of our executive officers subject to Section 16 of the Exchange Act.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	Incentive programs use financial measures with sliding scales, with amounts interpolated for awards between $0, target and maximum. Awards are capped for all annual incentives and performance stock units.

•	Payouts, if applicable, for the AIP and performance stock units are based on results audited by the Internal Audit department.

•	Executive officers are subject to Stock Ownership Guidelines, holding requirements and our prohibition on hedging, pledging stock and short sales.

Based on its review and discussion of the assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Anthem, Inc. 2017 Proxy Statement  |  43

Executive Compensation (continued)

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our NEOs for the years ended December 31, 2016, and where applicable, December 31, 2015 and December 31, 2014.

Name & Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph R. Swedish Chair, President and Chief Executive Officer	2016 2015 2014	$ $ $	1,451,923 1,298,077 1,250,000	$ $ $	0 0 0	$ $ $	8,906,253 7,800,073 7,500,081	$ $ $	2,968,750 2,599,957 2,499,931	$2,756,331 $1,668,678 $2,141,625	$ 0 $ 0 $ 0	$372,440 $237,896 $140,912	$ $ $	16,455,697 13,604,681 13,532,549
John E. Gallina EVP and Chief Financial Officer	2016		$623,918		$0		$1,293,813		$431,215	$ 601,511	$ 4,429	$ 69,123		$3,024,009
Brian T. Griffin EVP and President, Commercial and Specialty Business Division	2016		$740,368		$0		$2,250,090		$749,918	$ 803,152	$ 0	$ 30,000		$4,573,528
Peter D. Haytaian EVP and President, Government Business Division	2016 2015 2014	$ $ $	740,371 703,848 547,569	$ $ $	0 0 0	$ $ $	2,250,090 2,250,086 1,500,074	$ $ $	749,918 749,943 500,007	$ 803,154 $ 998,760 $ 876,452	$ 0 $ 0 $ 0	$ 40,600 $ 40,600 $ 32,900	$ $ $	4,584,133 4,743,237 3,457,002
Gloria M. McCarthy EVP, Chief Administrative Officer and Chief of Staff	2016 2015 2014	$ $ $	699,999 721,154 666,926	$ $ $	0 0 0	$ $ $	1,875,112 1,687,638 1,687,554	$ $ $	624,905 562,365 562,452	$ 759,359 $ 556,226 $ 685,587	$142,838 $105,931 $188,270	$130,299 $141,985 $151,243	$ $ $	4,232,512 3,775,299 3,942,032
Wayne S. DeVeydt(7) Former EVP and Chief Financial Officer	2016 2015 2014	$ $ $	344,614 819,229 750,002	$ $ $	0 0 0	$ $ $	2,625,060 2,437,569 2,437,508	$ $ $	874,966 812,447 812,510	$ 0 $ 702,079 $ 856,653	$ 0 $ 0 $ 0	$101,354 $104,891 $114,691	$ $ $	3,945,994 4,876,215 4,971,364

(1)	In a typical year, such as 2016 and 2014, our employees are paid on a bi-weekly 26 pay period schedule. 2015 included an extra pay period, resulting in salaries approximately 3.8% higher than in a typical year.

(2)	The amounts in the “Stock Awards” column reflect the grant date fair value of stock awards issued during the respective fiscal years pursuant to our Incentive Plan (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date. Dividend equivalents on the stock awards are factored into the grant date fair value.

The amounts in the “Stock Awards” column include the grant date fair values for time-based restricted stock units and performance stock units. The grant date fair value for the performance stock units was computed based on the target level of performance being achieved. The table below sets forth the grant date fair value of the restricted stock units granted in 2016 and the performance stock units granted in 2016 at the target level of performance and the maximum level of performance.

Name	Restricted Stock Units Granted	Performance Stock Units – Target	Performance Stock Units – Maximum
Joseph R. Swedish	$2,968,795	$5,937,458	$11,874,916
John E. Gallina	$ 431,403	$ 862,410	$ 1,724,820
Brian T. Griffin	$ 750,074	$1,500,016	$ 3,000,032
Peter D. Haytaian	$ 750,074	$1,500,016	$ 3,000,032
Gloria M. McCarthy	$ 625,078	$1,250,034	$ 2,500,068
Wayne S. DeVeydt	$ 875,020	$1,750,040	$ 3,500,080

(3)	The amounts in the “Option Awards” column reflect the grant date fair value of stock option awards issued during the respective fiscal years pursuant to our Incentive Plan (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC Topic 718.

44  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

The assumptions used in the calculation of the grant date fair value of the options were as follows:

	Dividend Yield	Volatility	Expected Life	Risk-Free Interest Rate
2016	2.00%	32.00%	4.1 years	1.76%
2015	1.70%	31.00%	3.9 years	1.96%
2014	2.00%	35.00%	3.8 years	2.16%

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column represent cash AIP awards earned during the reported year, but paid in the following year. Based on Company performance, the awards earned as a percentage of their respective target awards for 2016 (and paid in 2017) were 108.5% for each of Mr. Swedish, Mr. Gallina, Mr. Griffin, Mr. Haytaian, and Ms. McCarthy. Mr. DeVeydt resigned from the Company in May 2016, so he was not eligible for an award under the terms of the plan.

(5)	The amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the increase in the actuarial present value of the NEO’s benefits under all pension plans established by us between such pension plans’ applicable measurement dates used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rate and payment distribution assumptions consistent with those used in our financial statements and include amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation, so no deferred compensation earnings are included.

(6)	The amounts in the “All Other Compensation” column for 2016 include:

•	tax equalization payments of $16,374, $8,264 and $30,986 for Messrs. Swedish, Gallina and DeVeydt, respectively, to reimburse them for the additional nonresident state income taxes owed outside their home states for time worked in other states, and to offset the increased tax liability to the executives as a result of the state income tax reimbursements;
•	$1,235 for the cost of an executive physical for Mr. Gallina;
•	a supplemental pension benefit contribution to the Deferred Compensation Plan for Ms. McCarthy in the amount of $49,561 in addition to the deferred compensation match shown in the table below;
•	$15,385 in earned but unused paid time off benefits paid to Mr. DeVeydt upon his resignation from the Company; and
•	cash as part of the Anthem Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans — Anthem Directed Executive Compensation Plan” and matching contributions made by us under the applicable 401(k) Plan and Deferred Compensation Plan in 2016 as follows:

Name	DEC Cash		401(k) Match	Deferred Comp Match
Joseph R. Swedish	$54,000		$10,600	$114,224
John E. Gallina	$21,000	*	$10,600	$ 28,024
Brian T. Griffin	$30,000		$ 0	$ 0
Peter D. Haytaian	$30,000		$10,600	$ 0
Gloria M. McCarthy	$30,000		$10,600	$ 40,138
Wayne S. DeVeydt	$12,500	*	$10,600	$ 31,883

*	Mr. DeVeydt’s DEC Cash amount reflects working five months during 2016. Mr. Gallina’s DEC Cash amount reflects his promotion in June 2016.

In addition to the perquisites and benefits described above, the amounts in this column include the following items received by Mr. Swedish in 2016:

•	a $10,000 matching charitable contribution made by the Anthem Foundation pursuant to the Directors’ Matching Gift Program;
•	personal security benefits of $4,394; and
•	$162,848 for the net aggregate incremental cost to us related to corporate aircraft usage in 2016. The incremental cost for the use of corporate aircraft is calculated based on the variable operating costs, including cost per flight hour, fuel charges, catering and landing fees, and does not include fixed operating costs such as management and lease fees. In each case, the travel undertaken by Mr. Swedish was business related, but originated or terminated at a personal location.

(7)	Mr. DeVeydt resigned from the Company effective May 31, 2016.

Anthem, Inc. 2017 Proxy Statement  |  45

Executive Compensation (continued)

Grants of Plan Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: # of Shares of Stock or Units (#)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph R. Swedish			$0	$2,540,865	$5,081,731
	3/1/2016	(4)				0	45,049	90,098				$5,937,458
	3/1/2016	(5)							22,525			$2,968,795
	3/1/2016	(6)								96,388	$131.80	$2,968,750
John E. Gallina			$0	$554,490	$1,108,980
	3/1/2016	(4)				0	2,750	5,500				$362,450
	3/1/2016	(5)							1,376			$181,357
	3/1/0216	(6)								5,883	$131.80	$181,196
	6/1/2016	(4)				0	3,773	7,546				$499,960
	6/1/2016	(7)							1,887			$250,046
	6/1/2016	(8)								8,074	$132.51	$250,019
Brian T. Griffin			$0	$740,368	$1,480,737
	3/1/2016	(4)				0	11,381	22,762				$1,500,016
	3/1/2016	(5)							5,691			$750,074
	3/1/2016	(6)								24,348	$131.80	$749,918
Peter D. Haytaian			$0	$740,371	$1,480,741
	3/1/2016	(4)				0	11,381	22,762				$1,500,016
	3/1/2016	(5)							5,691			$750,074
	3/1/2016	(6)								24,348	$131.80	$749,918
Gloria M. McCarthy			$0	$699,999	$1,399,998
	3/1/2016	(4)				0	8,536	17,072				$1,125,045
	3/1/2016	(5)							4,268			$562,522
	3/1/2016	(6)								18,261	$131.80	$562,439
	10/3/2016	(4)				0	1,017	2,034				$124,989
	10/3/2016	(9)							509			$62,556
	10/3/2016	(10)								2,175	$122.90	$62,466
Wayne S. DeVeydt(11)			$0	$344,614	$689,229
	3/1/2016	(4)				0	13,278	26,556				$1,750,040
	3/1/2016	(5)							6,639			$875,020
	3/1/0216	(6)								28,408	$131.80	$874,966

(1)	These columns show the range of payouts targeted for 2016 performance under the AIP. The cash payouts for 2016 performance were made in March 2017 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The AIP includes various measures of our performance, which each have a different weight and independent threshold performance level. For Adjusted EPS, which is weighted at 85%, there is a payout from 0% to 200% for performance between the threshold and maximum performance. Provider Collaboration and Clinical Performance results are weighted 5% each and have the same payout range as Adjusted EPS. Consumer Centricity, also weighted at 5%, has a payout of 0% for performance below target and 100% for performance at the target level, for each of two metrics, for a total of up to 200% for target performance on both metrics. Payouts may be adjusted up or down based on individual performance. The maximum total payment is 200% of target.

(2)	All options were granted at an exercise price equal to fair market value based on the closing market value of our common stock on the NYSE on the date of grant.

(3)	The grant date fair value of these awards was calculated in accordance with ASC Topic 718. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column.

(4)	Represents the performance stock units granted to each NEO under the Incentive Plan. The final number of shares received depends on our performance versus our three-year performance goals, as detailed in the Compensation Discussion and Analysis beginning on page 27. The final number of shares received will be from 0% to 100% of target for performance between the threshold and target level and up to 200% of target for maximum performance. The Compensation Committee will determine the payout based on our performance against the performance goals at the end of the 2016-2018 performance period. Any earned performance stock units granted to the NEOs on March 1, 2016 will vest on March 1, 2019, those granted to Mr. Gallina on June 1, 2016 will vest on June 1, 2019, and those granted to Ms. McCarthy on October 3, 2016 will vest on October 3, 2019.

46  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

(5)	Represents the number of restricted stock units granted to each NEO on March 1, 2016 under the Incentive Plan. The shares will vest in equal installments on March 1, 2017, March 1, 2018 and March 1, 2019.

(6)	Represents the number of stock options granted to each NEO as an annual grant under the Incentive Plan. These shares vest in equal semi-annual installments on September 1, 2016, March 1, 2017, September 1, 2017, March 1, 2018, September 1, 2018 and March 1, 2019.

(7)	Represents the number of restricted stock units granted to Mr. Gallina on June 1, 2016 under the Incentive Plan, associated with his promotion to EVP and CFO. The shares will vest in equal installments on June 1, 2017, June 1, 2018 and June 1, 2019.

(8)	Represents the number of stock options granted to Mr. Gallina as a grant under the Incentive Plan associated with his promotion to EVP and CFO. These shares vest in equal semi-annual installments on December 1, 2016, June 1, 2017, December 1, 2017, June 1, 2018, December 1, 2018 and June 1, 2019.

(9)	Represents the number of restricted stock units granted to Ms. McCarthy on October 3, 2016 under the Incentive Plan, associated with her increased responsibilities. The shares will vest in equal installments on October 3, 2017, October 3, 2018 and October 3, 2019.

(10)	Represents the number of stock options granted to Ms. McCarthy as a grant under the Incentive Plan associated with her increased responsibilities. These shares vest in equal semi-annual installments on April 3, 2017, October 3, 2017, April 3, 2018, October 3, 2018, April 3, 2019 and October 3, 2019.

(11)	Mr. DeVeydt resigned from the Company effective May 31, 2016. Under his award agreements, all unvested equity awards were cancelled upon his departure.

Anthem, Inc. 2017 Proxy Statement  |  47

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
Joseph R. Swedish					71,034	$10,212,558	80,440	$11,564,859
	102,303	0	$ 67.44	4/1/20
	95,083	19,017	$ 89.44	3/3/21
	38,747	38,748	$146.93	3/2/25
	16,064	80,324	$131.80	3/1/26
John E. Gallina					7,264	$ 1,044,345	9,160	$ 1,316,933
	3,948	0	$ 61.88	3/1/20
	4,849	1,617	$ 89.44	3/3/21
	2,886	2,889	$146.93	3/2/25
	980	4,903	$131.80	3/1/26
	1,345	6,729	$132.51	6/1/26
Brian T. Griffin					16,966	$ 2,439,202	17,255	$ 2,480,751
	9,756	0	$ 61.88	3/1/20
	12,358	2,472	$ 89.44	3/3/21
	3,744	3,745	$146.93	3/2/25
	1,790	3,584	$152.78	8/3/25
	4,058	20,290	$131.80	3/1/26
Peter D. Haytaian					16,025	$ 2,303,914	21,590	$ 3,103,994
	1,936	0	$ 60.15	9/28/19
	3,762	0	$ 61.88	3/1/20
	9,507	1,902	$ 89.44	3/3/21
	8,439	1,688	$100.77	5/1/21
	11,175	11,178	$146.93	3/2/25
	4,058	20,290	$131.80	3/1/26
Gloria M. McCarthy					15,591	$ 2,241,518	17,210	$ 2,474,282
	9,992	4,279	$ 89.44	3/3/21
	8,380	8,382	$146.93	3/2/25
	3,043	15,218	$131.80	3/1/26
	0	2,175	$122.90	10/3/26
Wayne S. DeVeydt(4)	None				0	$ 0	0	$ 0

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration	Vesting Schedule
3/3/21	All shares vest on March 3, 2017
5/1/21	All shares vest on May 1, 2017
3/2/25	Vest in equal installments on March 2, 2017, September 2, 2017 and March 2, 2018
8/3/25	Vest in equal installments on February 3, 2017, August 3, 2017, February 3, 2018, and August 3, 2018
3/1/26	Vest in equal installments on March 1, 2017, September 1, 2017, March 1, 2018, September 1, 2018 and March 1, 2019
6/1/26	Vest in equal installments on June 1, 2017, December 1, 2017, June 1, 2018, December 1, 2018 and June 1, 2019
10/3/26	Vest in equal installments on April 3, 2017, October 3, 2017, April 3, 2018, October 3, 2018, April 3, 2019 and October 3, 2019

48  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

(2)	The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock unit grants, unvested performance stock units earned in 2014, and unvested performance stock units granted in 2015 and 2016. The “Restricted Stock Units” and “Performance Stock Units Earned in 2014” columns below are reflected in the “Number of Shares or Units of Stock That Have Not Vested” column. The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the target number of performance stock units granted to our Named Executive Officers in 2015 and 2016 as detailed by year below. The final number of shares earned will depend on our performance versus our performance goals over a three year period, as detailed in the Compensation Discussion and Analysis beginning on page 27.

Name	Vesting Date	Restricted Stock Units	Performance Stock Units Earned in 2014	Performance Stock Units Granted in 2015	Performance Stock Units Granted in 2016
Joseph R. Swedish	3/1/2017	7,508	—	—	—
	3/2/2017	5,899	—	—	—
	3/3/2017	9,318	27,393	—	—
	3/1/2018	7,508	—	—	—
	3/2/2018	5,899	—	35,391	—
	3/1/2019	7,509	—	—	45,049
John E. Gallina	3/1/2017	458	—	—	—
	3/2/2017	440	—	—	—
	3/3/2017	792	2,329	—	—
	6/1/2017	629	—	—	—
	3/1/2018	459	—	—	—
	3/2/2018	440	—	2,637	—
	6/1/2018	629	—	—	—
	3/1/2019	459	—	—	2,750
	6/1/2019	629	—	—	3,773
Brian T. Griffin	3/1/2017	1,897	—	—	—
	3/2/2017	570	—	—	—
	3/3/2017	1,212	3,562	—	—
	4/1/2017	—	4,542	—	—
	8/3/2017	409	—	—	—
	3/1/2018	1,897	—	—	—
	3/2/2018	570	—	3,420	—
	8/3/2018	410	—	2,454	—
	3/1/2019	1,897	—	—	11,381
Peter D. Haytaian	3/1/2017	1,897	—	—	—
	3/2/2017	1,702	—	—	—
	3/3/2017	932	2,739	—	—
	5/1/2017	827	2,432	—	—
	3/1/2018	1,897	—	—	—
	3/2/2018	1,702	—	10,209	—
	3/1/2019	1,897	—	—	11,381
Gloria M. McCarthy	3/1/2017	1,422	—	—	—
	3/2/2017	1,276	—	—	—
	3/3/2017	2,097	6,164	—	—
	10/3/2017	169	—	—	—
	3/1/2018	1,423	—	—	—
	3/2/2018	1,277	—	7,657	—
	10/3/2018	170	—	—	—
	3/1/2019	1,423	—	—	8,536
	10/3/2019	170	—	—	1,017

(3)	These amounts are calculated by multiplying $143.77, the closing price of our common stock on December 30, 2016, by the applicable number of shares or units.

(4)	Mr. DeVeydt resigned from the Company effective May 31, 2016. Under his award agreements, all unvested equity awards were cancelled upon his departure, and there were no equity awards outstanding as of December 31, 2016 for Mr. DeVeydt.

Anthem, Inc. 2017 Proxy Statement  |  49

Executive Compensation (continued)

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joseph R. Swedish	0	$ 0	87,587	$12,477,246
John E. Gallina	0	$ 0	7,910	$ 1,086,850
Brian T. Griffin	0	$ 0	23,182	$ 3,212,829
Peter D. Haytaian	0	$ 0	19,328	$ 2,757,709
Gloria M. McCarthy	23,930	$1,356,120	19,257	$ 2,637,071
Wayne S. DeVeydt	31,693	$1,558,845	41,246	$ 5,667,681

(1)	The table includes the following shares:

•	Shares that vested pursuant to the 2013 annual grant: Mr. Gallina – 1,374 restricted stock units and 2,977 performance stock units; Mr. Griffin – 1,132 restricted stock units and 2,451 performance stock units; Mr. Haytaian – 873 restricted stock units and 1,891 performance stock units; Ms. McCarthy – 2,425 restricted stock units and 5,252 performance stock units; Mr. DeVeydt – 4,849 restricted stock units and 10,504 performance stock units.

•	Shares that vested pursuant to the 2014 annual grant: Mr. Swedish – 9,317 restricted stock units and 27,393 performance stock units; Mr. Gallina – 792 restricted stock units and 2,328 performance stock units; Mr. Griffin – 1,211 restricted stock units and 3,561 performance stock units; Mr. Haytaian – 932 restricted stock units and 2,739 performance stock units; Ms. McCarthy – 2,097 restricted stock units and 6,163 performance stock units; Mr. DeVeydt – 3,028 restricted stock units and 8,902 performance stock units.

•	Shares that vested pursuant to the 2015 annual grant: Mr. Swedish – 5,898 restricted stock units; Mr. Gallina – 439 restricted stock units; Mr. Griffin – 570 restricted stock units; Mr. Haytaian – 1,701 restricted stock units; Ms. McCarthy – 1,276 restricted stock units; Mr. DeVeydt – 1,843 restricted stock units.

•	Mr. Swedish had 19,277 restricted stock units and 25,702 performance stock units vested pursuant to a 2013 CEO new hire grant.

•	Mr. Griffin had 5,104 restricted stock units vested and 4,202 performance stock units vested pursuant to a 2013 new hire grant; 4,542 restricted stock units vested pursuant to a 2014 promotion grant and 409 restricted stock units vested pursuant to a 2015 promotion grant.

•	Mr. Haytaian had 1,261 restricted stock units vested pursuant to a 2012 pre-merger Amerigroup grant, 6,673 restricted stock units vested pursuant to an April 2013 retention grant related to the Amerigroup merger and 827 restricted stock units and 2,431 performance stock units vested pursuant to a May 2014 promotion grant.

•	Ms. McCarthy had 646 restricted stock units and 1,398 performance stock units vested pursuant to a 2013 increased responsibility recognition grant.

•	Mr. DeVeydt had 12,120 restricted stock units vested pursuant to the 2013 special recognition grant.

(2)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date. The amounts also include dividend equivalents, if any, paid upon vesting.

50  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

Pension Benefits

The table below shows the present value of accumulated benefits payable to each applicable NEO, including the number of years of service credited to each such NEO, under each of the specified plans, computed as of December 31, 2016, the same pension plan measurement date used for financial reporting purposes with respect to our 2016 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans” beginning on page 55.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Gloria M. McCarthy	Anthem Cash Balance Plan B	42.58	$1,201,938	$0
	Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan	42.58	$2,046,014	$0

	Total		$3,247,952	$0
John E. Gallina	Anthem Cash Balance Plan A(2)	11.58	$ 177,622	$0

	Total		$ 177,622	$0

(1)	Assumptions used in the calculation of the amounts in this column are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2016, which are included in our Annual Report on Form 10-K filed with the SEC on February 22, 2017.

(2)	The Named Executive Officer’s years of actual service are greater than the credited service, because the predecessor plans were frozen for certain participants. There is no resulting increase in benefits, because the Named Executive Officer did not meet the Rule of 65.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Anthem Contributions in Last Fiscal Year(2)	Aggregated Earnings in Last Fiscal Year	Aggregated Withdrawals/ Distributions	Aggregated Balance at Last Fiscal Year End(3)
Joseph R. Swedish	$138,030	$114,224	$ 3,817	($ 256,955)	$ 269,931
John E. Gallina	$ 60,527	$ 28,024	$58,917	—	$1,179,788
Brian T. Griffin	—	—	—	—	—
Peter D. Haytaian	—	—	—	—	—
Gloria M. McCarthy	$185,683	$ 89,699	$381,312	—	$5,232,757
Wayne S. DeVeydt	$ 35,104	$ 31,883	$162,534	($1,768,067)	$ 0

(1)	These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column reflect all nonqualified deferred compensation for each NEO. Portions of such amounts are included in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for all applicable years for each NEO.

Anthem, Inc. 2017 Proxy Statement  |  51

Executive Compensation (continued)

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment. The NEOs would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including termination of employment on December 30, 2016 (i.e., the last business day in 2016 on which securities were traded on the NYSE). Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post Termination Benefits(3)	Total Post Termination Payment & Benefit Value
Joseph R. Swedish
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$12,870,000	$2,756,331	$23,772,089	$162,000	$30,234	$14,500	$39,605,154
Company initiated (not for cause) or good reason termination by employee during Cigna Integration Period(5)	$12,375,000	$2,756,331	$23,772,089	$162,000	$30,234	$14,500	$39,110,154
Company initiated (not for cause) or good reason termination by employee(6)	$8,250,000	$2,756,331	$23,772,089	$108,000	$20,156	$14,500	$34,921,076
Retirement(7)	$0	$2,756,331	$23,772,089	$ 0	$ 0	$ 0	$26,528,420
Resignation(8)	$0	$2,756,331	$23,772,089	$ 0	$ 0	$ 0	$26,528,420
Death	$0	$2,756,331	$23,772,089	$ 0	$ 0	$ 0	$26,528,420
Long-Term Disability	$0	$2,756,331	$23,772,089	$ 0	$ 0	$ 0	$26,528,420
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
John E. Gallina
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,680,000	$ 601,511	$ 2,583,588	$ 90,000	$30,234	$14,500	$ 7,999,833
Company initiated (not for cause) or good reason termination by employee during Cigna Integration Period(5)	$4,500,000	$ 601,511	$ 2,583,588	$ 90,000	$30,234	$14,500	$ 7,819,833
Company initiated (not for cause) or good reason termination by employee(6)	$3,000,000	$ 601,511	$ 2,583,588	$ 60,000	$20,156	$14,500	$ 6,279,755
Retirement(7)	$0	$ 601,511	$ 2,583,588	$ 0	$ 0	$ 0	$ 3,185,099
Resignation(8)	$0	$ 601,511	$ 2,583,588	$ 0	$ 0	$ 0	$ 3,185,099
Death	$0	$ 601,511	$ 2,583,588	$ 0	$ 0	$ 0	$ 3,185,099
Long-Term Disability	$0	$ 601,511	$ 2,583,588	$ 0	$ 0	$ 0	$ 3,185,099
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Brian T. Griffin
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,679,875	$ 803,152	$ 5,297,128	$ 90,000	$30,234	$14,500	$10,914,889
Company initiated (not for cause) or good reason termination by employee during Cigna Integration Period(5)	$4,499,880	$ 803,152	$ 5,297,128	$ 90,000	$30,234	$14,500	$10,734,894
Company initiated (not for cause) or good reason termination by employee(6)	$2,999,920	$ 803,152	$ 0	$ 60,000	$20,156	$14,500	$ 3,897,728
Retirement(7)	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Resignation(8)	$0	$ 803,152	$ 0	$ 0	$ 0	$ 0	$ 803,152
Death	$0	$ 803,152	$ 5,297,128	$ 0	$ 0	$ 0	$ 6,100,280
Long-Term Disability	$0	$ 803,152	$ 5,297,128	$ 0	$ 0	$ 0	$ 6,100,280
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0

52  |  Anthem, Inc. 2017 Proxy Statement

Executive Compensation (continued)

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post Termination Benefits(3)	Total Post Termination Payment & Benefit Value
Peter D. Haytaian
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,679,888	$803,154	$5,826,700	$90,000	$30,234	$14,500	$11,444,476
Company initiated (not for cause) or good reason termination by employee during Cigna Integration Period(5)	$4,499,892	$803,154	$5,826,700	$90,000	$30,234	$14,500	$11,264,480
Company initiated (not for cause) or good reason termination by employee(6)	$2,999,928	$803,154	$ 0	$60,000	$20,156	$14,500	$ 3,897,738
Retirement(7)	$0	$0	$ 0	$ 0	$ 0	$ 0	$ 0
Resignation(8)	$0	$803,154	$ 0	$ 0	$ 0	$ 0	$ 803,154
Death	$0	$803,154	$5,826,700	$ 0	$ 0	$ 0	$ 6,629,854
Long-Term Disability	$0	$803,154	$5,826,700	$ 0	$ 0	$ 0	$ 6,629,854
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Gloria M. McCarthy
Company initiated (not for cause) or good reason termination by employee following a change in control(4)	$4,577,993	$759,359	$5,175,830	$90,000	$30,234	$14,500	$10,647,916
Company initiated (not for cause) or good reason termination by employee during Cigna Integration Period(5)	$4,199,993	$759,359	$5,175,830	$90,000	$30,234	$14,500	$10,269,916
Company initiated (not for cause) or good reason termination by employee(6)	$2,799,996	$759,359	$5,175,830	$60,000	$20,156	$14,500	$ 8,829,841
Retirement(7)	$0	$759,359	$5,175,830	$ 0	$ 0	$ 0	$ 5,935,189
Resignation(8)	$0	$759,359	$5,175,830	$ 0	$ 0	$ 0	$ 5,935,189
Death	$0	$759,359	$5,175,830	$ 0	$ 0	$ 0	$ 5,935,189
Long-Term Disability	$0	$759,359	$5,175,830	$ 0	$ 0	$ 0	$ 5,935,189
For Cause	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Wayne S. DeVeydt
Resignation(9)	$0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0

(1)	For all NEOs, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards generally continue to vest on the existing vesting schedule. Mr. Swedish, Mr. Gallina and Ms. McCarthy are currently retirement eligible under the Incentive Plan. The amounts in this column represent (1) for stock option awards, the amount that could be realized from the exercise of all unvested stock options held by the NEO that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 30, 2016, and multiplying the result by the total number of such shares that could be acquired on exercise at that exercise price, and (2) for restricted stock units and performance stock units, the value of the unvested units held by the NEO that would vest or continue to vest upon the indicated termination, which is calculated by multiplying the number of such units by the market price of a share of our common stock on December 30, 2016.

(2)	Estimate based on the average Company cost per employee for these coverages.

(3)	Represents outplacement services available under our policy.

(4)	These amounts apply to a termination following a change in control that is a Company initiated termination not for cause, or a good reason termination by the employee, as defined in our Executive Agreement Plan. All NEOs currently employed by the Company are participants in the Executive Agreement Plan which provides the following benefits for this termination event: (1) a severance benefit of 300% of the sum of annual base salary plus target AIP award, (2) a payment equal to 4% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment for all NEOs except Ms. McCarthy who would receive a payment equal to 9% of this amount to cover the value of the Company match under the 401(k) Plan, pension contribution and supplemental plan contributions on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a payment equal to 300% of the annual value of executive benefits, and (5) a three year continuation of health and life insurance coverage.

(5)	These amounts apply to a termination during the Cigna Integration Period, which is defined as the period beginning with the Hart-Scott-Rodino approval of the Cigna acquisition and ending three years after the closing of the acquisition. It applies to a company initiated termination not for cause, or a good reason termination by the employee, as defined in our Executive Agreement Plan. All NEOs would receive the following benefits for this termination event: (1) a severance benefit of 300% of the sum of annual base salary plus target AIP award, (2) a pro-rata AIP award equal to the AIP award earned under the normal terms of the AIP plan, (3) a payment equal to 300% of the annual value of executive benefits, and (4) a three year continuation of health and life insurance coverage.

(6)	Executive is a participant in our Executive Agreement Plan, which provides the following benefits for this termination event: (1) a severance benefit of 200% of the sum of annual base salary plus target AIP award, (2) a two year continuation of health and life insurance coverage, (3) a payment equal to 200% of the annual value of executive benefits.

(7)	Mr. Swedish, Ms. McCarthy and Mr. Gallina are eligible for retirement treatment under the AIP and Incentive Plan. No other NEOs are currently retirement eligible.

Anthem, Inc. 2017 Proxy Statement  |  53

Executive Compensation (continued)

(8)	Participants in the AIP are eligible for a bonus payment if they work through the last business day of the plan year, which was December 30 in 2016. Since this table assumes a resignation on December 30, a full AIP payout is earned. If the executive had resigned earlier in 2016, he or she would not be eligible for a bonus payment under the AIP.

(9)	Mr. DeVeydt resigned from the Company effective May 31, 2016. As shown, he received no post-termination pay or benefits.

The NEOs would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

54  |  Anthem, Inc. 2017 Proxy Statement

Compensation Plans

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 150%. The Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target. In 2016, the amounts earned by our NEOs under the AIP were paid in cash under the Anthem Incentive Compensation Plan (the “Incentive Plan”). Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event a non-executive participant is part of a reduction in force in the fourth quarter of the year or an executive participant is terminated by us, receiving a severance benefit, in the fourth quarter of the year, or in the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

Anthem Incentive Compensation Plan

In May 2009, shareholders approved the amended and restated Incentive Plan, which plan was formerly known as the WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”). The 2006 Stock Plan was approved by our shareholders in May 2006. The Incentive Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, stock, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares and performance units. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The Incentive Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants 60,068,344 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the 2006 Stock Plan or the Anthem 2001 Stock Incentive Plan (the “2001 Plan”) that expired, were forfeited or otherwise terminated unexercised on or after May 19, 2009 and May 16, 2006, respectively. From and after May 19, 2009, no further grants or awards were made under the 2006 Stock Plan.

Proposed 2017 Anthem Incentive Compensation Plan

Please see Proposal No. 6 in this proxy statement for a summary of the 2017 Anthem Incentive Compensation Plan, which our shareholders are being asked to approve. A copy of the 2017 Anthem Incentive Compensation Plan is attached hereto as Annex B.

Amerigroup 2009 Equity Incentive Plan

The Amerigroup Corporation 2009 Equity Incentive Plan (the “Amerigroup Plan”) was approved by Amerigroup’s shareholders in May 2009. Under the Amerigroup Plan, employees of Amerigroup and its subsidiaries received equity-based compensation, including restricted stock and stock options. Pursuant to the merger agreement between Amerigroup and us, all equity awards for Amerigroup common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the Amerigroup Plan.

Employee Stock Purchase Plan

In May 2009, shareholders approved the amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”), which is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. The Stock Purchase Plan is administered by the Compensation Committee and amended and restated a previously approved employee stock purchase plan. The Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it and determines the terms of each offering that permits purchases of our

Anthem, Inc. 2017 Proxy Statement  |  55

Compensation Plans (continued)

common stock. Any of our associates are eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate is permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the Stock Purchase Plan, this value is determined based on the fair market value of the stock on the last trading day of each plan offering period. The Stock Purchase Plan reserved 14,000,000 shares of stock for issuance and purchase by associates.

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan offering period and applied toward the purchase of stock on the last trading day of each plan offering period. The purchase price per share will equal 95% (or such higher percentage as may be set by the Compensation Committee) of the fair market value of a share of common stock on the last trading day of the plan offering period. Once purchased, the stock is accumulated in the associate’s investment account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2016 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders as of December 31, 2016	5,570,069	$103.09	20,682,963

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.

(2)	Excludes 34,474 shares to be issued upon the exercise of outstanding stock options under the Amerigroup Plan assumed by us as part of the acquisition of Amerigroup as of December 31, 2016. The weighted average exercise price of these options was $102.72. Including all such assumed options and the outstanding options shown in the table, there were a total of 5,604,543 shares to be issued upon the exercise of outstanding stock options as of December 31, 2016. The weighted average exercise price of these options was $43.23. We also had 2,073,480 unvested shares of restricted stock outstanding as of December 31, 2016.

(3)	Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options, warrants and rights.” Includes 15,109,444 shares at December 31, 2016 available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the Incentive Plan. Includes 5,573,519 shares of common stock at December 31, 2016 available for issuance under the Stock Purchase Plan.

Anthem Directed Executive Compensation Plan

The Anthem Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using cash credits. The amount of cash credits the executive receives is based upon his or her position with us, with the Chief Executive Officer receiving $54,000 per year in cash credits, executive vice presidents receiving $30,000 per year in cash credits and senior vice presidents and vice presidents receiving $12,000 per year in cash credits. Cash credits under the DEC are paid to the executive in cash and are in lieu of executive perquisites such as the following: automobile-related benefits, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance.

Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

Anthem, Inc. Executive Salary Continuation Plan

We maintain the Anthem, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to 100% of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to 180 days.

Anthem 401(k) Plan

We maintain the Anthem 401(k) Plan (“401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2016, we made matching contributions in an amount equal to 100% of the first 3% and 50% of the next 2% of an associate’s

56  |  Anthem, Inc. 2017 Proxy Statement

Compensation Plans (continued)

eligible earnings that he or she contributed. Annual earnings for executives are base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2016, associates could contribute 1% to 60% of his or her base salary and AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 26 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 10,000 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts. Associate contributions and our matching contributions vest immediately.

Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Eligible participants may begin participation in the Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible participant may defer a percentage not to exceed 60% of his or her eligible earnings and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions were matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option are not available. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which in general credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the Anthem Cash Balance Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the NEOs received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan except Ms. McCarthy.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

Empire Blue Cross and Blue Shield 2005 Executive Savings Plan

The Empire Blue Cross and Blue Shield 2005 Executive Savings Plan (the “2005 Executive Savings Plan”) enabled eligible executives to defer a portion of their base salaries or incentive compensation and to receive the benefit of a matching contribution from us. Effective December 31, 2006, the 2005 Executive Savings Plan was frozen, and no new contributions will be permitted to be made to this plan. Key employees, as defined in the Tax Code, were eligible to participate in this unfunded, non-qualified executive savings plan based upon a qualifying salary range which is adjustable on a yearly basis. In 2006, employees who had an annual base salary of at least $100,000, as of December 1, 2005 (or date of hire if a newly hired employee) or total compensation earned from January 1 through December 1, 2005 of at least $140,000, could participate in the 2005 Executive Savings Plan.

Participation in the 2005 Executive Savings Plan was voluntary, and participants could make whole-year and make-up elections. A whole-year election was effective for the entire plan year and must have specified a deferral percentage between 5% and 80% of base salary (in contrast to a maximum of 33  1/3% under the old plan), of any incentive award under the annual executive incentive compensation plan, and of other performance-based awards as defined in the 2005 Executive Savings Plan. The maximum deferral percentage was subject to adjustment in our discretion. A make-up election became effective once total compensation for the plan year reached the maximum amount that would be recognized in that plan year under applicable tax laws for purposes of our 401(k) Plan. As of

Anthem, Inc. 2017 Proxy Statement  |  57

Compensation Plans (continued)

January 1, 2006, the maximum amount was $215,000. A make-up election is for any whole percentage up to 6% of total compensation in excess of $215,000. We credited the employee’s account with an employer match up to 50% of the amount of the total compensation deferred pursuant to the make-up election. The vesting period for the employer match is three years of service.

The participant may designate, from among the investment funds available for selection under the 2005 Executive Savings Plan, which are actively managed by an independent investment manager, the fund or funds to be used to attribute hypothetical investment performance to amounts added to his or her account during the plan year. Nothing in the 2005 Executive Savings Plan requires the employer to invest, earmark, or set aside its general assets in any specific manner.

The fund or funds selected are subject to market fluctuations and, as such, there are no above-market or preferential earnings on deferred compensation paid during the fiscal year, but deferred at the election of the executive.

Anthem Cash Balance Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula. None of the NEOs is a Rule of 65 Participant, except for Ms. McCarthy. Effective January 1, 2011, the Pension Plan was entirely frozen and we spun out the Rule of 65 Participants into a new plan, the WellPoint Cash Balance Pension Plan B, which has been renamed the Anthem Cash Balance Plan B. Effective January 1, 2012, the Pension Plan was renamed the Anthem Cash Balance Plan A.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with interest, effective January 1, 2016, based on the average yield for the 10-year U.S. Treasury Constant Maturity Bond for the month of September of the preceding plan year but not lower than 3.85%. Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

Empire Blue Cross and Blue Shield Supplemental Cash Balance Pension Plan

WellChoice provided a supplemental cash balance pension plan (the “Empire Supplemental Pension Plan”), which was assumed by us when we acquired WellChoice. Effective December 31, 2006, the Empire Supplemental Pension Plan was frozen. Upon the freeze of the Empire Supplemental Pension Plan, most active participants did not continue to accrue benefits, except for those participants who were active associates on December 31, 2006 and whose age (in complete years) plus years of pension service (in complete years) was greater than or equal to 65. The Empire Supplemental Pension Plan is not tax-qualified. The purpose of this plan was to replace pension benefits which were lost through the Empire Pension Plan because of an executive’s elective deferral of compensation or because of the limitations on benefits or includible compensation imposed for highly compensated employees by the Tax Code. The supplemental retirement benefit paid to each participant in the Empire Supplemental Pension Plan was equal to the difference between the participant’s benefit under the Empire Pension Plan and what the participant’s benefit under that plan would have been if the participant’s elective deferrals and the participant’s compensation in excess of the Tax Code’s limitations were included in the definition of compensation under the Empire Pension Plan. The supplemental retirement benefit is calculated pursuant to the provisions of the Empire Supplemental Pension Plan and paid in a single sum. Also, in the event of the death of a participant prior to the participant’s benefit payment date, a single sum, or payments made in installments, in accordance with the participant’s election, calculated pursuant to the provisions of the plan, is paid to the participant’s beneficiary. Benefits

58  |  Anthem, Inc. 2017 Proxy Statement

Compensation Plans (continued)

under this plan are paid only to the extent they are vested. A participant with a vested benefit under the Empire Pension Plan is paid the supplemental retirement benefit according to the schedule set forth in the plan or as soon as administratively practicable thereafter.

Executive Severance Arrangements

Anthem, Inc. Executive Agreement Plan

The Anthem, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Human Resources Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is an executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or during the period beginning with the Hart-Scott-Rodino approval of the Cigna acquisition and ending three years after the closing of the acquisition (the “Cigna Integration Period”) or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control or during the Cigna Integration Period.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies;

(7)	conduct which tends to bring us into substantial public disgrace or disrepute; or

(8)	a material violation of our Standards of Ethical Business Conduct,

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) and (8) will apply only if such material breach or violation is grounds for immediate termination under the terms of such written employment policy or standard of ethical business conduct; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Anthem, Inc. 2017 Proxy Statement  |  59

Compensation Plans (continued)

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities, except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or

(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services, if available to current executives, and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above, or during the Cigna Integration Period) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction. Finally, the Executive Agreement Plan provides that in the event of a change in control, our NEOs are entitled to receive either (i) the full benefits payable in connection with a change in control under the Executive Agreement Plan or (ii) a reduced amount sufficient to avoid the imposition of any excise taxes under Section 4999 of the Tax Code or any similar tax payable under any United States federal, state, local or other law, whichever amount provides the greater after-tax value for the executive.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

60  |  Anthem, Inc. 2017 Proxy Statement

Compensation Plans (continued)

Messrs. Swedish, Gallina, Griffin and Haytaian, and Ms. McCarthy participate in the Executive Agreement Plan, while Mr. DeVeydt participated in the Executive Agreement Plan until his resignation and associated employment termination. Mr. Swedish is entitled to the same severance benefits under the Executive Agreement Plan as described above for our executive vice presidents.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan. Messrs. Swedish, Gallina, Griffin and Haytaian, and Ms. McCarthy are parties to the Plan Employment Agreement.

Anthem, Inc. 2017 Proxy Statement  |  61

Proposal No. 5 — Approval of Proposed Amendments to our Articles of Incorporation to Allow Shareholders to Amend our By-Laws

Our Board of Directors has unanimously adopted, and recommends that our shareholders approve, amendments to our Articles of Incorporation (“Articles”) to provide our shareholders with the ability to amend our By-Laws, except for those provisions required by our license agreements with the Blue Cross and Blue Shield Association (the “BCBSA”) as described in more detail below. A form of amended and restated Articles, marked to reflect the changes contemplated by this Proposal 5, is attached to this proxy statement as Annex A. This summary of the proposed amendments to the Articles is qualified in its entirety by reference to Annex A.

Indiana law provides that, unless otherwise specified by the articles of incorporation, only a corporation’s board of directors may amend or repeal the bylaws. Our Articles currently provide our Board of Directors with the exclusive power to make, alter, amend or repeal, or to waive the provisions of, our By-Laws.

Our Board is committed to good corporate governance and has carefully considered the advantages and disadvantages of adopting a change to our Articles to allow shareholders to amend our By-Laws. Our By-Laws establish a number of fundamental corporate governance principles, including rules for meetings of directors and shareholders and the election and duties of directors and officers, among other provisions. In the past, our Board believed that the default position under Indiana law provided an effective means for our Board to ensure that any amendments to our By-Laws were prudent and designed to protect and maximize long-term value for all shareholders. More recently, and in light of the fact that the majority of the S&P 500 companies provide shareholders with the right to amend the bylaws, our Governance Committee again considered the various positions for and against allowing shareholders to amend our By-Laws. After weighing these considerations, and upon the recommendation of our Governance Committee, our Board has concluded that amending our Articles to allow shareholders to amend our By-Laws, to the extent consistent with our licensing agreements with the BCBSA, will enhance our corporate governance practices by giving shareholders a say in important governance principles.

In addition to complying with Indiana corporate law, our Articles and By-Laws must comply with our license agreements with the BCBSA. We are one of 36 independent licensees of the BCBSA, serving members in 14 states through our Blue-branded health insurance products and services. The net revenue attributable to our Blue-branded business represents a significant portion of our operating results. The BCBSA license agreements require our governing documents to provide for a staggered board, to include certain restrictions on ownership and transfers of our stock and to prohibit cumulative voting of our stock (collectively, the “BCBSA requirements”). Failure to comply with the BCBSA requirements could result in a termination of the BCBSA license agreements, which would have a material adverse effect on us. If the BCBSA license agreements were terminated, we would no longer be permitted to sell Blue Cross and Blue Shield health insurance products and services and the BCBSA would have the right to impose a “Re-establishment Fee” upon us, which would be used in part to fund a replacement licensee in the vacated areas. The Re-establishment Fee would be approximately $2.9 billion based on our licensed enrollees as of December 31, 2016.

To comply with the BCBSA requirements, under the proposed amendments to our Articles, shareholders would have the ability to amend our By-Laws by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of our stock entitled to vote generally in the election of directors, in the case of all By-Law provisions other than those provisions relating to the BCBSA requirements, which could be amended only by the Board. The specific By-Law provisions that could be amended only by the Board and the related BCBSA requirements are as follows: (i) Section 1.7 — prohibits cumulative voting; (ii) Section 2.1 (the second sentence of the first paragraph only) — provides for a staggered board; and (iii) Sections 7.2 and 7.7 — provide for the content and form of stock certificate, including a legend on ownership restrictions.

In addition to the proposed amendments described above, our Board also approved certain typographical changes to our Articles. The general description of these changes is qualified in its entirety by reference to the text of the amendments reflected in the proposed amended and restated Articles attached as Annex A.

Approval of this Proposal 5 requires that the votes cast “for” this proposal exceed the votes cast “against” this proposal.

62  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 5 — Approval of Proposed Amendments to our Articles of Incorporation to Allow Shareholders to Amend our By-Laws (continued)

If the proposed amendments to the Articles are approved at the annual meeting, we will file amended and restated Articles with the Indiana Secretary of State shortly following the annual meeting to incorporate the approved amendments. The amended and restated Articles will become effective upon acceptance of the filing by the Indiana Secretary of State. Upon the approval of this proposal and the filing of the amended and restated Articles, our Board will approve corresponding amendments to our By-Laws.

If this proposal is not approved, the proposed amendments to our Articles will not be made and all existing provisions, including the default position under Indiana law reserving authority to amend the By-Laws solely to the Board, will remain in effect.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal No. 5, Approval of Proposed Amendments to our Articles of Incorporation to Allow Shareholders to Amend our By-Laws.

Anthem, Inc. 2017 Proxy Statement  |  63

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan

We are asking our shareholders to approve the 2017 Anthem Stock Incentive Plan (the “2017 Incentive Plan”) and its material terms, including the eligibility requirements for participation in the 2017 Incentive Plan, the annual limits on the numbers of shares or compensation that can be granted in one fiscal year for each type of award and the performance measures with respect to awards for our chief executive officer and other highly compensated executives so such awards can be eligible for a deduction under Section 162(m) of the Internal Revenue Code (the “Tax Code”). On March 1, 2017, on the recommendation of the Compensation Committee, the Board of Directors adopted the 2017 Incentive Plan, subject to approval by our shareholders.

We currently provide stock-based compensation under the Anthem Incentive Compensation Plan (the “2006 Incentive Plan”) to employees and consultants of the Company, its subsidiaries and affiliates and non-employee directors of the Company. The Board of Directors believes that the 2006 Incentive Plan has contributed significantly to our success by enabling us to attract and retain the services of employees, including executive officers, directors and consultants of outstanding ability. Because our success is largely dependent upon the judgment, interest and special efforts of these employees, directors and consultants, we want to continue to provide stock-based incentive awards to recruit, motivate and retain these individuals. As there are only 14,260,598 shares of common stock remaining available for future grants under the 2006 Incentive Plan as of March 4, 2017, the Board of Directors adopted the 2017 Incentive Plan, which shall become effective on the date our shareholders approve the 2017 Incentive Plan (the “Effective Date”).

The 2017 Incentive Plan is intended to promote our long-term success and increase shareholder value by attracting, motivating, and retaining employees and consultants of the Company, its subsidiaries and affiliates and non-employee directors of the Company. To achieve this purpose, the 2017 Incentive Plan allows the flexibility to grant or award stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards to eligible persons. The 2017 Incentive Plan includes key provisions designed to protect shareholders’ interests, promote effective corporate governance and reflect our commitment to best practices in corporate governance, including the following:

•	Dividends or Dividend Equivalents Payable only on Vested Awards. The terms of the 2017 Incentive Plan provide that no dividends or dividend equivalents will be paid unless the vesting provisions of an award, including the achievement of any performance goals, are met.

•	No Discounted Options or SARs. Options and SARs may not be granted with exercise prices or base prices lower than the fair market value of the underlying shares on the grant date.

•	No Repricing of Under-Water Options or SARs. The terms of the 2017 Incentive Plan do not allow for the repricing of “under-water” stock options or SARs, including the cancellation and reissuance of new options or SARs in exchange for stock options or SARs whose strike price or base price is above the then-current fair market value of our common stock.

•	Fungible Share Counting. The pool of shares available for issuance under the 2017 Incentive Plan is generally reduced by 1.0 share for each share granted with respect to an option or SAR and is generally reduced by 3.0 shares for each share granted with respect to a restricted stock unit award, performance share award, performance unit award, or other stock-based award, provided that a restricted stock award with a per-share purchase price at least equal to 100% of the fair market value of a share on the grant date reduces the share reserve by 1.0 share.

•	No Share Recycling for Net Exercises or Tax Withholding. Shares surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not become available for issuance as future awards under the 2017 Incentive Plan.

•	No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the 2017 Incentive Plan are automatically replenished.

•	No Automatic Grants. The 2017 Incentive Plan does not provide for automatic grants to any participant.

•	No Automatic Vesting on a Change of Control. The terms of the 2017 Incentive Plan do not provide for automatic vesting upon a change of control.

64  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

The 2017 Incentive Plan would allow us to grant these stock-based incentive awards to employees and consultants of the Company, its subsidiaries and affiliates as well as non-employee directors of the Company covering a total of up to 37,500,000 shares of our common stock, which represents the sum of (i) 16,000,000 new shares authorized under the 2017 Incentive Plan, plus (ii) up to 14,000,000 shares that have previously been approved by our shareholders for issuance under the 2006 Incentive Plan but have not been awarded, plus (iii) up to 7,500,000 shares which are subject to outstanding awards under the 2006 Incentive Plan which may be available for the grant of awards under the 2017 Incentive Plan to the extent the shares underlying such outstanding awards are not issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of shares or otherwise. No awards have been made under the 2017 Incentive Plan. In determining the number of shares to be reserved for issuance under the 2017 Incentive Plan, the Board considered the following:

•	Overhang. Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards. As of March 4, 2017, we had 7,528,354 shares subject to outstanding equity awards, of which 5,621,971 were subject to outstanding options, with a weighted-average exercise price per share of $118.84, and 1,906,383 were subject to outstanding full-value awards.

•	Burn Rate. Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding common stock. For 2016, 2015, and 2014, our burn rate was 0.932%, 0.806%, and 1.224%, respectively. We have been advised by independent consultants that our average annual burn rate of 0.987% over this three-year period is considered reasonable by most institutional shareholders for a company of our size in our industry. For purposes of determining the burn rate, we count shares underlying full value awards, options and SARs as one share.

•	Forecasted Grants. In determining our projected share utilization, the Board of Directors considered a forecast that included the following factors: (i) the shares needed for retention of key employees; (ii) forecasted future grants to all employees and (iii) the shares available for issuance under the 2006 Incentive Plan.

•	Compensation Consultant. The Board of Directors considered the advice of our independent compensation consultant.

If our shareholders do not approve the 2017 Incentive Plan, we will continue to use our 2006 Incentive Plan until its expiration on May 20, 2019, following which we would be restricted in our ability to successfully attract and retain highly skilled employees, including members of our management team. The alternative to using equity awards for retention and incentive purposes would be to increase cash compensation. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practicable or advisable because we believe that a combination of equity awards and cash compensation provide a more effective compensation vehicle than cash alone for attracting, retaining, and motivating our employees and that equity awards align employees and shareholder interests.

Performance-Based Compensation

Section 162(m) of the Tax Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to our chief executive officer and other “covered employees,” as determined under Section 162(m) of the Tax Code and applicable guidance. However, certain types of compensation, including “performance-based compensation,” are generally excluded from this deductibility limit. The Patient Protection and Affordable Care Act (the “ACA”) amended the Tax Code to add Section 162(m)(6) of the Tax Code, which limits the amount that certain health care insurers, including us, may deduct for a tax year to $500,000 per individual, including our chief executive officer and other “covered employees,” and makes no exception for awards that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. However, given the political uncertainties surrounding the ACA, we designed the 2017 Incentive Plan to allow for the grant of “performance-based compensation” awards in the event we are able to utilize the “performance based compensation” exclusion from the Section 162(m) deductibility limit in the future. Accordingly, by approving the 2017 Incentive Plan, our shareholders will be approving certain provisions necessary for awards to be treated as “performance-based compensation,” including (i) limitations on the number of shares or compensation that can be granted in a single year with respect to options, SARs, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other

Anthem, Inc. 2017 Proxy Statement  |  65

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

stock-based awards (as described under the caption “Annual Limits” below), (ii) eligibility requirements for participation in the 2017 Incentive Plan (as described under the caption “Participation” below), and (iii) the performance measures upon which specific performance goals applicable to certain awards would be based (as described under the caption “Performance-Based Awards” below). Notwithstanding the foregoing, we retain the ability to grant awards under the 2017 Incentive Plan that do not qualify as “performance-based compensation” within the meaning of Section 162(m) of the Tax Code.

Plan Summary

The principal features of the 2017 Incentive Plan are summarized below. Shareholders should read the 2017 Incentive Plan for a full statement of its legal terms and conditions. Appendix B to this proxy statement contains the full text of the 2017 Incentive Plan, as proposed to be approved by our shareholders.

Administration

Our Compensation Committee (or such other committee designated by the Board of Directors to administer the 2017 Incentive Plan) (the “Committee”) will have discretionary authority to operate, manage and administer the 2017 Incentive Plan in accordance with its terms. The Committee will determine the employees and consultants of the Company, its subsidiaries and affiliates who will be granted awards under the 2017 Incentive Plan, the size and types of awards, the terms and conditions of awards and the form and content of the award agreements representing awards. The Committee will be authorized to establish, administer and waive terms, conditions and performance goals of outstanding awards and to accelerate the vesting or exercisability of awards, in each case, subject to limitations contained in the 2017 Incentive Plan. The Committee will interpret the 2017 Incentive Plan and award agreements and will have authority to correct any defects, supply any omissions and reconcile any inconsistencies in the 2017 Incentive Plan and/or any award agreements. The Committee’s decisions and actions concerning the 2017 Incentive Plan will be final and conclusive. Within the limitations of the 2017 Incentive Plan and applicable law, the Committee may delegate its responsibilities under the 2017 Incentive Plan to persons selected by it, and the Board of Directors will be permitted to exercise all of the Committee’s powers under the 2017 Incentive Plan. Any action or determination specifically affecting or relating to an award granted to a non-employee director shall be taken, or approved or ratified, by the Board of Directors or the Governance Committee.

The Committee shall consist of not less than three non-employee directors and will satisfy independence criteria established by the Board of Directors and additional regulatory requirements, including the listing standards of the NYSE. Currently, the members of the Committee are Messrs. Dixon, Hay, Ryan and Schaefer and Ms. Tallett, each of whom is a director, but not an employee, of the Company.

Shares Subject to the 2017 Incentive Plan

A maximum of 37,500,000 shares will be available for delivery under the 2017 Incentive Plan, which represents the sum of (i) 16,000,000 new shares authorized under the 2017 Incentive Plan, plus (ii) up to 14,000,000 shares that have previously been approved by our shareholders for issuance under the 2006 Incentive Plan but have not been awarded, plus (iii) up to 7,500,000 shares which are subject to outstanding awards under the 2006 Incentive Plan which may be available for the grant of awards under the 2017 Incentive Plan to the extent the shares underlying such outstanding awards are not issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of shares or otherwise. The shares of common stock that may be issued under the 2017 Incentive Plan will be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that have been reacquired and are held as treasury stock. The 2017 Incentive Plan provides that for purposes of determining the number of shares of our common stock available for delivery under the 2017 Incentive Plan, each share delivered pursuant to an option shall reduce the share reserve by one share; each share subject to the exercised portion of a SAR (whether the distribution upon exercise is made in cash, shares or a combination of cash and shares) shall reduce the share reserve by one share, other than a SAR that, by its terms, from and after the grant date thereof, is payable only in cash, in which case the share reserve shall not be reduced; each share delivered pursuant to a restricted stock unit award, performance share award, performance unit award, or other stock-

66  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

based award shall reduce the share reserve by three shares; each share delivered pursuant to a restricted stock award without a purchase price, or with a per-share purchase price lower than 100% of the fair market value of a share on the grant date, shall reduce the share reserve by three shares; each share delivered pursuant to a restricted stock award with a per-share purchase price at least equal to 100% of the fair market value of a share on the grant date shall reduce the share reserve by one share; and to the extent that a distribution pursuant to an award is made in cash, other than pursuant to an award that by its terms, from and after the grant date thereof, is payable only in cash, the share reserve shall be reduced by the number of shares subject to the redeemed, paid or exercised portion of such award. Any shares that are subject to an option, SAR, or other award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, and any shares that are subject to any restricted stock award (including any shares subject to a participant’s restricted stock award that are repurchased by us at the participant’s cost), restricted stock unit award or other award granted under the 2017 Incentive Plan which are forfeited, shall, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future awards under the 2017 Incentive Plan. Shares withheld or tendered to pay the exercise price or withholding taxes with respect to an outstanding award shall not again be made available for issuance pursuant to awards under the 2017 Incentive Plan, and the payment of cash dividends or dividend equivalents in cash in connection with awards shall not reduce the share reserve. Any shares delivered under the 2017 Incentive Plan upon exercise or satisfaction of awards issued in substitution or exchange for options or awards of another company involved in a corporate transaction with the Company or a subsidiary shall not reduce the shares available for delivery under the 2017 Incentive Plan; provided, however, that the total number of shares that may be delivered pursuant to incentive stock options granted under the 2017 Incentive Plan shall be equal to 16,000,000 shares. The 2006 Incentive Plan will remain in effect until the Effective Date. From and after the Effective Date, no further grants or awards will be made under the 2006 Incentive Plan; however, grants or awards made under the 2006 Incentive Plan before the Effective Date shall continue in effect in accordance with their terms.

Annual Limits

The maximum aggregate number of shares of our common stock that may be subject to options granted in any fiscal year to any one participant shall be 2,000,000 shares. The maximum aggregate number of shares that may be subject to SARs granted in any fiscal year to any one participant shall be 1,000,000 shares (provided that any shares covered by options which include tandem SARs granted to one participant in any fiscal year shall reduce this limit on the number of shares subject to SARs). The maximum aggregate number of shares that may be subject to awards of restricted stock or restricted stock units granted in any fiscal year to any one participant shall be 1,000,000 shares. The maximum aggregate grant with respect to awards of performance shares or performance units granted in any fiscal year to any one participant shall be 1,000,000 shares. The maximum aggregate amount awarded with respect to cash-based awards made in any fiscal year to any one participant shall not exceed $15,000,000. The maximum aggregate grant with respect to other stock-based awards made in any fiscal year to any one participant shall be 2,000,000 shares (or cash amounts based on the value of such number of shares). The maximum aggregate grant with respect to awards made in any fiscal year to any non-employee director shall not exceed $1,000,000 in value, based on the combined grant-date fair value (as determined in accordance with ASC Topic 718) of each full value award and the grant-date fair value of each option or SAR that is granted during such fiscal year.

Participation

The Committee may grant awards under the 2017 Incentive Plan to employees and consultants of the Company and its subsidiaries and affiliates as well as non-employee directors of the Company. However, only employees of the Company and its subsidiaries will be eligible to receive “incentive stock options” under the 2017 Incentive Plan.

As of March 4, 2017, there were approximately 53,000 employees and 8 non-employee directors who would be eligible to receive awards under the 2017 Incentive Plan. Historically, approximately 3,400 of the eligible employees have received equity awards. No awards will be granted under the 2017 Incentive Plan unless the 2017 Incentive Plan is approved by the shareholders. Because it will be within the Committee’s (or in the case of non-employee directors, the Board of Directors’ or the Governance Committee’s) discretion to determine which employees,

Anthem, Inc. 2017 Proxy Statement  |  67

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

consultants and non-employee directors will receive awards under the 2017 Incentive Plan and the types and amounts of those awards, it is not possible at present to specify the benefits that would be received under the 2017 Incentive Plan by employees, consultants and non-employee directors if the 2017 Incentive Plan is approved by the shareholders.

Stock Options

A stock option is the right to purchase a specified number of shares of our common stock in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the 2017 Incentive Plan. Stock options granted under the 2017 Incentive Plan will be either “incentive stock options,” which may be eligible for special tax treatment under the Tax Code, or options other than incentive stock options (referred to as “nonqualified stock options”), as determined by the Committee and stated in the option agreement. The number of shares covered by each option will be determined by the Committee subject to the annual limits described above under the caption “Annual Limits.” The exercise price of each option is set by the Committee but cannot be less than 100% of the fair market value of our common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder of the Company, 110% of that fair market value). Options granted under the 2017 Incentive Plan in substitution or exchange for options or awards of another company involved in a corporate transaction with the Company or a subsidiary will have an exercise price that is intended to preserve the economic value of the award that is replaced. The fair market value of our common stock is generally determined as the last sale price of our common stock on the NYSE on the option grant date. On March 4, 2017, the fair market value of a share of our common stock was $166.00. The exercise price of any stock options granted under the 2017 Incentive Plan may be paid in cash, shares of our common stock already owned by the option holder or any other method that may be approved by the Committee, such as a cashless broker-assisted exercise that complies with law.

Options will become exercisable and expire at the times and on the terms established by the Committee. An option cannot be exercised later than the tenth anniversary of the grant date; however, if the exercise of an option on its scheduled expiration date would violate law, the option may be extended until its exercise would not violate law. Options generally terminate when the holder’s employment or service with the Company and its affiliates terminates. However, the Committee may determine in its discretion that an option may be exercised following any such termination in certain circumstances, whether or not exercisable at the time of such termination; provided, however, that in no event may an option be exercised after the expiration date of such option.

SARs

SARs may be granted under the 2017 Incentive Plan alone or together with specific stock options granted under the 2017 Incentive Plan. SARs are awards that, upon their exercise, give a participant the right to receive from us an amount equal to (1) the number of shares for which the SAR is exercised, multiplied by (2) the excess of the fair market value of a share of our common stock on the exercise date over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of our common stock on the grant date of such SAR. A SAR may be settled in cash, shares or a combination of cash and shares, as determined by the Committee. SARs will become exercisable and expire at the times and on the terms established by the Committee, subject to the same maximum time limits as are applicable to options granted under the 2017 Incentive Plan. However, a SAR granted with an option will be exercisable and terminate when the related option is exercisable and terminates. Such an option will no longer be exercisable to the extent that the holder exercises the related SAR. Likewise, a SAR will not be exercisable to the extent that the related option is exercised. The number of shares covered by each SAR will be determined by the Committee subject to the annual limits described above under the caption “Annual Limits.”

Restricted Stock and Restricted Stock Units

Restricted stock awards are shares of our common stock that are awarded to a participant subject to the satisfaction of the terms and conditions established by the Committee. Until the applicable restrictions lapse, shares of restricted stock are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the participant who holds those shares. Restricted stock units are denominated in units of shares of our common stock, except that

68  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

no shares are actually issued to the participant on the grant date. When a restricted stock unit award vests, the participant is entitled to receive shares of our common stock, a cash payment based on the value of shares of our common stock or a combination of shares and cash. Vesting of restricted stock awards and restricted stock units may be based on continued employment or service and/or satisfaction of performance goals or other conditions established by the Committee. A recipient of restricted stock will have the rights of a shareholder during the restriction period, including the right to receive any dividends. Dividends will be subject to the same vesting restrictions as the restricted stock to which they relate and will be forfeited in the event such restricted stock does not vest. A recipient of restricted stock units will have none of the rights of a shareholder unless and until shares are actually delivered to the participant. The number of shares of restricted stock and/or restricted stock units granted to a participant will be determined by the Committee subject to the annual limits described above under the caption “Annual Limits.” Upon termination of employment or a period of service, or failure to satisfy other vesting conditions, a participant’s unvested shares of restricted stock and unvested restricted stock units are forfeited unless the participant’s award agreement, or the Committee, provides otherwise.

Performance Units, Performance Shares and Cash-Based Awards

Performance units, performance shares and cash-based awards granted to a participant are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of our common stock on the date of grant. Each cash-based award has a value that is established by the Committee at the time of its grant. The number of performance units, performance shares and cash-based awards granted to a participant will be determined by the Committee subject to the annual limits described above under the caption “Annual Limits.” Whether a performance unit, performance share or cash-based award actually will result in a payment to a participant will depend upon the extent to which performance goals or other conditions established by the Committee are satisfied. After a performance unit, performance share or cash-based award has vested, the participant will be entitled to receive a payout of cash, shares of our common stock or a combination thereof, as determined by the Committee. A participant’s award agreement describes the effect of a termination of employment on the participant’s performance units, performance shares or cash-based award.

Other Stock-Based Awards

The Committee may grant to participants other stock-based awards under the 2017 Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of our common stock. The form of any other stock-based awards will be determined by the Committee, and may include a grant or sale of unrestricted shares of our common stock. The number of shares of our common stock related to an other stock-based award will be determined by the Committee subject to the annual limits described above under the caption “Annual Limits.” Other stock-based awards may be paid in shares of our common stock or cash, according to the award agreement. The terms and conditions, including vesting conditions, will be established by the Committee when the award is made. The Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Dividend Equivalents

The Committee may provide for the payment of dividend equivalents with respect to shares of our common stock subject to an award, such as stock options, SARs, restricted stock units, performance unit awards, performance share awards and other stock-based awards, that have not actually been issued under that award. No dividend equivalents shall be paid on any portion of the award that is not vested, or, in the event that payment or settlement of an award is contingent on achievement of performance goals, for which the performance goals have not been achieved.

Receipt of Non-Employee Directors Fees in Awards

The Board of Directors may permit a non-employee director to elect to receive up to 100% of his or her retainer fees, meeting fees or other fees in shares of our common stock or other awards under the 2017 Incentive Plan. The Board of Directors may elect to pay a director up to 100% of his or her retainer fees or other fees in shares of our

Anthem, Inc. 2017 Proxy Statement  |  69

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

common stock or other awards under the 2017 Incentive Plan. If the award is based on a percentage of retainer fees or other fees that the Board of Directors and/or the director has elected to be paid in awards under the 2017 Incentive Plan, the number of shares of our common stock subject to that award each quarter will be determined by multiplying the applicable percentage of retainer fees or other fees by the retainer fees or other fees and then dividing the product by the fair market value of our common stock on the first day of the quarter.

Performance-Based Awards

Restricted stock awards, restricted stock units, performance units, performance shares, cash-based awards and other stock-based awards subject to performance conditions may be structured to qualify as performance-based compensation that is exempt from the deduction limitations of Section 162(m) of the Tax Code. Awards intended to satisfy this exemption must be conditioned on the achievement of objectively determinable performance goals based on one or more of the performance measures listed below, determined in relation to the Company or its affiliates or any business unit of either or in comparison to a designated group of other companies or index:

•	asset growth;

•	combined net worth;

•	debt to equity ratio;

•	earnings per share;

•	net revenue or gross revenue;

•	revenue growth;

•	investment performance;

•	operating income (with or without investment income or income taxes);

•	cash flow;

•	margin;

•	net income, before or after taxes;

•	earnings before interest, taxes, depreciation and/or amortization;

•	return on total capital, equity, revenue or assets;

•	book value per share;

•	dividend yield;

•	operating efficiency;

•	market share;

•	employee retention;

•	working capital targets:

•	medical loss ratio;

•	number of medical or specialty policyholders, members or insured;

•	quality of service metrics;

•	customer service metrics;

•	productivity;

•	administrative expense management;

70  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

•	improved health of members, including enrollment in disease management programs;

•	economic profit;

•	shareholder value added;

•	stock price appreciation or total shareholder return;

•	medical and/or specialty market share;

•	medical and/or specialty penetration rate or uninsured rate;

•	specialty earnings as a percent of total earnings;

•	associate perceptions or turnover;

•	consumer perceptions of the Company or our industry; and

•	merger integration synergies.

Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Tax Code, or any successor provision thereto, and the regulations thereunder, for performance-based compensation, and may be set forth in the applicable award agreement. Any performance measures may be used to measure the performance of the Company, its affiliates, and/or subsidiaries as a whole or any business unit of the Company, its affiliates, and/or subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the we may select any relevant performance measure as compared to various stock market indices, or growth rates, or trends. The performance measures shall not include or derive from the number or frequency of (i) denials of authorization for benefit coverage; or (ii) reductions or limitations on hospital lengths of stay, medical services or charges. Performance measures shall not be designed, construed or used to incentivize the withholding of medically necessary services or the denial of benefits to which members are entitled.

The Committee will determine whether the performance goals that have been chosen for a particular performance-based award have been met. The Committee may in its discretion adjust downwards but not upwards amounts payable or benefits granted, issued, retained or vested under a performance-based award described above. The Committee may not waive the achievement of performance goals applicable to these awards, except in the case of the participant’s death, disability or a change in control of the Company. The Committee’s evaluation of the achievement of performance goals may include or exclude any of the following events that occur during a performance period: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) historic environmental obligations, (e) changes in tax law or rate, including the impact on deferred tax liabilities, (f) uninsured catastrophic property losses, (g) the cumulative effect of changes in accounting principles, (h) unusual and/or nonrecurring items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in our Annual Report on Form 10-K, (i) acquisitions occurring after the start of a performance period or unbudgeted costs incurred related to future acquisitions, (j) operations discontinued, divested or restructured during the performance period including severance costs, (k) gains or losses on refinancing or extinguishment of debt, and (l) foreign exchange gains and losses.

Transferability of Awards

Options, SARs, unvested restricted stock, and other awards under the 2017 Incentive Plan generally may not be sold or otherwise transferred except by will or the laws of descent and distribution. The Committee may permit awards other than incentive stock options and any related SARs to be transferred for no consideration.

Change of Control

In the event of a “change of control” of the Company (as defined in the 2017 Incentive Plan), but subject to any contrary law or rule or provision of an award agreement that is in effect under the 2017 Incentive Plan prior to the

Anthem, Inc. 2017 Proxy Statement  |  71

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

change of control, the Committee may, in its discretion, provide that: (a) outstanding options, SARs and other stock-based awards will become exercisable as determined by the Committee; (b) restrictions applicable to outstanding restricted stock awards and other stock-based awards will lapse; (c) outstanding awards will become vested; (d) any outstanding awards otherwise payable on a deferred basis will be paid or distributed; (e) outstanding performance-based awards will be deemed to have been earned for any performance period prior to the effective date of the change of control; (f) there will be substituted for shares subject to options or awards outstanding under the 2017 Incentive Plan shares or other securities of the surviving or successor corporation, or another corporate party to the change of control transaction, with approximately the same value, or cash out outstanding options or awards based on the highest value of the consideration received for our common stock in that transaction, reduced by the exercise price or grant price of the award, if applicable; and (g) any options or other awards can or cannot be exercised after or will be terminated or not be terminated after a change of control transaction. However, if the surviving or successor corporation to the Company, or any other corporate party to the change of control transaction, does not agree to assume, or substitute equivalent awards for, options or other awards outstanding under the 2017 Incentive Plan, or in the event of a liquidation of the Company, then, immediately prior to such change of control of the Company, but subject to any contrary law or rule or provision of an award agreement that is in effect under the 2017 Incentive Plan prior to the change of control: (1) all outstanding options, SARs and other stock-based awards will become fully exercisable; (2) all restrictions applicable to outstanding restricted stock awards and other stock-based awards will lapse; (3) all outstanding awards will become fully vested; (4) any outstanding awards otherwise payable on a deferred basis will be paid or distributed; and (5) all outstanding performance-based awards will be deemed to have been fully earned at the target level or any higher level of actual performance for the entire performance period prior to the effective date of the change of control, and any such awards denominated in shares will be paid out on a pro-rata basis not later than five days prior to the change of control and any such awards denominated in cash will be paid out on a pro rata basis within 30 days following the change of control. None of the actions taken by the Committee in the event of a change of control may materially impair the previously accrued rights of a participant under an outstanding award without his or her consent, unless the award agreement provides otherwise. However, depending on the nature of the change of control transaction, payment of certain awards may be delayed to comply with Section 409A of the Tax Code.

Changes in Capital

In the event of any corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger or consolidation or spin-off, in order to prevent dilution or enlargement of participants’ rights under the 2017 Incentive Plan, the Committee shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under the 2017 Incentive Plan; the number, class and kind, and/or price (such as the option price of options or the grant price of SARs) of securities subject to outstanding awards; the award limits on the number of shares or compensation that can be subject to awards granted to a single participant during a single fiscal year; and other value determinations applicable to outstanding awards. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding awards to reflect, or related to, any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of performance periods, subject to the requirements of Section 162(m) of the Tax Code for awards intended to qualify as performance-based compensation. The Committee will provide that the fair value (as determined in accordance with ASC Topic 718) of any substituted or adjusted award as and at the time of substitution or adjustment shall not exceed the fair value of such award immediately prior to substitution or adjustment unless the Committee determines otherwise or as required by Section 409A or Section 422 of the Tax Code.

Amendment and Termination

The Board of Directors may amend, alter, suspend or terminate the 2017 Incentive Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law or rule, of any amendment of the 2017 Incentive Plan that would: (a) increase the maximum number of shares of our common stock that may be sold or awarded under the 2017 Incentive Plan, or that may be subject to awards granted to a single participant during a single fiscal year, except in the event of certain changes in capital of the

72  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

Company (as described above under “Changes in Capital”); (b) decrease the minimum option exercise price or SAR grant price required by the 2017 Incentive Plan, except in the event of certain changes in the capital of the Company (as described above under “Changes in Capital”); (c) change the class of persons eligible to receive awards under the 2017 Incentive Plan; (d) change the performance measures applicable to awards intended to qualify as performance-based compensation under Section 162(m) of the Tax Code; (e) extend the duration of the 2017 Incentive Plan or the exercise period of any options or SARs granted under the 2017 Incentive Plan; or (f) otherwise require shareholder approval to comply with applicable laws or rules.

The Committee may amend outstanding awards. However, no amendment or termination of the 2017 Incentive Plan or amendment of outstanding awards may materially impair the previously accrued rights of a participant under any outstanding award without his or her written consent, unless the Board of Directors or the Committee determines that the amendment is necessary or advisable to comply with laws, regulations, rules or accounting standards. Additionally, the provisions of the 2017 Incentive Plan described above under “Change of Control” may not be amended, terminated or modified on or after the date of a change of control to materially impair any participant’s outstanding award without that participant’s written consent. The Board of Directors or the Committee may appropriately adjust awards under the 2017 Incentive Plan in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in laws, regulations or accounting principles.

The 2017 Incentive Plan prohibits us from reducing the exercise price or grant price of an outstanding stock option or SAR or replacing an outstanding stock option or SAR that has an exercise price or grant price above the value of our common stock with a new option or SAR that has a lower exercise price or grant price, or with any other type of new award other than as described under “Changes in Capital” above, without first obtaining shareholder approval.

Forfeiture Events

The Committee shall have the authority to determine that a participant’s rights, payments and benefits with respect to any award shall be subject to reduction, cancellation, forfeiture or recoupment in the event of certain terminations of employment or misconduct. Certain participants may be required to reimburse us for the amount of any payment in settlement of an award if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws. Awards may also be subject to recoupment or clawback as may be required by applicable law, or any applicable recoupment or “clawback” policy adopted by us, as may be amended from time to time.

Duration of the 2017 Incentive Plan

If the 2017 Incentive Plan is approved by the shareholders, the 2017 Incentive Plan will become effective as of the date of the Annual Meeting and will continue in effect until all shares of our common stock available under the 2017 Incentive Plan are delivered and all restrictions on those shares have lapsed, unless the 2017 Incentive Plan is terminated earlier by the Board of Directors, provided, that, in no event may an award be granted under the 2017 Incentive Plan on or after ten years from the Effective Date. No awards may be granted under the 2006 Incentive Plan on or after the Effective Date.

Non-United States Participants

The Committee may authorize appropriate procedures and sub-plans and grant awards or substitutes for awards to permit eligible individuals who are employed outside the United States to participate in the 2017 Incentive Plan or to otherwise conform to the laws or practices of non-U.S. jurisdictions.

Tax Withholding Obligations

The 2017 Incentive Plan authorizes us to withhold all applicable taxes from any award or payment under the 2017 Incentive Plan and to take other actions necessary or appropriate to satisfy those tax obligations.

Certain Federal Income Tax Consequences

The following is a brief summary of certain significant United States Federal income tax consequences, under the Tax Code, as in effect on the date of this summary, applicable to us and participants in connection with awards under the 2017 Incentive Plan. This summary assumes that all awards will be exempt from, or comply with, the

Anthem, Inc. 2017 Proxy Statement  |  73

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

rules under Section 409A of the Tax Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Section 409A of the Tax Code, the award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes.

The grant of options under the 2017 Incentive Plan will not result in taxable income to the recipient of the option or an income tax deduction for us. However, the transfer of our common stock to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for us, depending upon whether such option is a nonqualified stock option or an incentive stock option.

The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for us in the amount by which the fair market value of the shares of our common stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for us if the holder has been our employee at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. We would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.

The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for us. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any of our common stock received are taxable to the participant as ordinary income and deductible by us.

A participant will not recognize any taxable income upon the award of shares of restricted stock which are not transferable and are subject to a substantial risk of forfeiture. Generally, the participant will recognize taxable ordinary income at the time those shares first become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares of our common stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, we will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in our taxable year in which that participant recognizes that ordinary income.

The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for us. The amount of cash paid or the then-current fair market value of our common stock received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by us.

74  |  Anthem, Inc. 2017 Proxy Statement

Proposal No. 6 — Approval of the 2017 Anthem Incentive Compensation Plan (continued)

The granting of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right generally should not result in the recognition of taxable income by the recipient or a tax deduction by us. The payment or settlement of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of our common stock received, and a corresponding tax deduction by us. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to us and the participant will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of our common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we will be entitled to a corresponding tax deduction.

Under Section 162(m) of the Tax Code, we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our chief executive officer or any “covered employee” within the meaning of Section 162(m)(generally the three highest paid executives other than the chief executive officer and chief financial officer). Certain “performance-based compensation” the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. However, the ACA limits the amount that certain health care insurers, including us, may deduct for a tax year to $500,000 per individual, including our chief executive officer and other “covered employees,” and makes no exception for awards that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Tax Code. Given the political uncertainties surrounding the ACA, we designed the 2017 Incentive Plan to allow for the grant of “performance based compensation” awards in the event we are able to utilize the “performance based compensation” exclusion from the Section 162(m) deductibility limit in the future. Accordingly, the 2017 Incentive Plan has been structured with the intention that compensation resulting from stock options and SARs granted under the 2017 Incentive Plan can be “performance-based compensation” that would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Tax Code. In addition, the 2017 Incentive Plan allows the Committee the discretion to provide that compensation from awards of restricted stock, performance shares, performance units, cash-based awards and other stock-based awards is “performance-based compensation,” as described under “Performance-Based Awards” above, which would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Tax Code.

Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2017 Incentive Plan in connection with a “change of control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Tax Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

New Plan Benefits

The 2017 Incentive Plan gives the Committee (or in the case of non-employee directors, the Board of Directors or the Governance Committee) discretion to determine which employees and consultants of the Company, its subsidiaries or affiliates and non-employee directors of the Company will receive Awards under the 2017 Incentive Plan. Because of this discretion element, it is not possible at present to specify the persons to whom awards will be granted in the future or the amounts and types of individual grants. While the benefits or amounts that would have been received by, or allocated to, those persons for the last completed fiscal year if the 2017 Incentive Plan had been in effect cannot be determined, see the “Grants of Plan Based Awards” table on page 46 for a description of the incentive equity awards made to our NEOs during the year ended December 31, 2016 under the 2006 Incentive Plan.

Recommendation

The Board of Directors unanimously recommends a vote FOR Proposal No. 6, Approval of the 2017 Anthem Incentive Compensation Plan.

Anthem, Inc. 2017 Proxy Statement  |  75

Voting and Meeting Information

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner, you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”).

Through the Internet	You may vote through the Internet by going to www.envisionreports.com/antm and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on May 17, 2017. If you vote through the Internet, you do not need to return a proxy card.
By Telephone	You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 17, 2017. If you vote by telephone, you do not need to return a proxy card.
By Mail	If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy Notice.

Changing Your Vote — You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the SEC to furnish proxy materials to shareholders through a “notice only” model using the Internet. This allows us to reduce costs by delivering to shareholders an E-Proxy Notice and providing online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review the important information contained in the proxy statement and our 2016 Annual Report on Form 10-K as well as how to submit your proxy through the Internet. On or about March 31, 2017, we mailed the E-Proxy Notice to the majority of our shareholders of record and a printed copy of these proxy materials to our other shareholders who had requested them.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about March 31, 2017, at www.envisionreports.com/antm. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-866-641-4276 in the United States, Canada or Puerto Rico or at 781-575-2300 from outside the United States, Canada or Puerto Rico; (b) Internet at www.envisionreports.com/antm; or (c) e-mail at investorvote@computershare.com.

Shareholders

Shares of our common stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those

76  |  Anthem, Inc. 2017 Proxy Statement

Voting and Meeting Information (continued)

shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder — If you participate in the “401(k) Plan” and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 16, 2017 at 11:59 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 16, 2017 at 11:59 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Inspector of Elections

Computershare Trust Company, N.A. has been appointed Inspector of Election for the annual meeting. The Inspector of Election will determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum, and the validity of proxies and ballots, and will count all votes and ballots.

Confidentiality of Votes

The vote of each shareholder is held in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) if there is a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) as necessary to allow the Inspector of Election to resolve any dispute about the authenticity or accuracy of a proxy card, consent, ballot, authorization or vote and to allow the Inspector of Election to certify the results of the vote.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204 or telephone (800) 985-0999.

Additional Information

Our Board has not received notice of any, and knows of no, matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named as proxies to vote such proxy in accordance with their judgment on such matters.

Anthem, Inc. 2017 Proxy Statement  |  77

Voting and Meeting Information (continued)

Shareholders may receive, without charge, a copy of our 2016 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders). Please address requests for a copy of our 2016 Annual Report on Form 10-K to our Secretary, Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Our 2016 Annual Report on Form 10-K is also available on our website under “Investors — Financial Information — SEC Filings” at www.antheminc.com.

Annual Meeting Admission

You must have an admission ticket, as well as a form of government-issued photo identification, in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock as of the record date of March 17, 2017, to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Anthem stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the record date.

If you wish to appoint a representative to attend the meeting in your place, you must provide to Anthem Shareholder Services, 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, the name of your representative, in addition to your E-Proxy Notice or the admission ticket portion of your proxy card if you are a shareholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. A shareholder may only appoint one representative. Requests from shareholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

We may not be able to process requests received after May 9, 2017 in time to allow you to receive your admission ticket before the meeting date so you should mail your request early.

No cameras, recording equipment, electronic devices, large bags, briefcases, signs or packages will be permitted in the annual meeting. Mobile phones will be permitted in the meeting venue but may not be used for any purpose at any time while in the meeting venue. Violation of this rule can result in removal from the meeting venue. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the annual meeting may be required to pass through a metal detector or be subject to a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. No one will be admitted to the meeting once the meeting has commenced.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged Alliance Advisors, LLC to assist in the solicitation of proxies. Alliance Advisors, LLC will receive a fee of approximately $10,000 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

Shareholder Proposals and Nominations for Inclusion in Our Proxy Materials — Pursuant to SEC Rule 14a-8, shareholder proposals for inclusion in our proxy materials for the 2018 annual meeting of shareholders must be received by our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, no later than December 1, 2017. Such proposals need to comply with SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials.

Our By-Laws provide that a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, can nomi-

78  |  Anthem, Inc. 2017 Proxy Statement

Voting and Meeting Information (continued)

nate and include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two (2) individuals, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-Laws. Any proxy access nominees serving on the Board and who will continue serving on the Board after the applicable annual meeting count towards the maximum number of nominees. To be timely, notice of proxy access director nominees must be delivered by the close of business to our Secretary at Anthem, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204, not less than 90 nor more than 150 days prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders. For the 2018 annual meeting of shareholders, notice of proxy access director nominees must be received no earlier than November 1, 2017 and no later than December 31, 2017. In the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the previous year’s annual meeting of shareholders, or if no annual meeting was held in the preceding year, notice of proxy access director nominees must be delivered no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Other Shareholder Proposals and Nominations — Our By-Laws also establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2018 annual meeting of shareholders, the shareholder must give timely written notice of the nomination or proposal to our Secretary along with the information required by our By-Laws. To be timely, a shareholder’s notice must be delivered to our Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2018 annual meeting of shareholders, such notice must be delivered no earlier than January 18, 2018 and no later than February 17, 2018. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

Copy of By-Law Provisions — The specific requirements of these advance notice and eligibility provisions are set forth in Sections 1.5, 1.6 and 1.16 of our By-Laws. Our By-Laws are available on our website at www.antheminc.com under “Investors — Corporate Governance — Governance  & Corporate Documents.”

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference in any such filings.

The information on, or accessible through, our website, www.antheminc.com, is not, and should not be deemed to be, a part of this proxy statement.

By Order of the Board of Directors,

Kathleen S. Kiefer

Corporate Secretary

Anthem, Inc. 2017 Proxy Statement  |  79

Annex A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ANTHEM, INC.

(As Proposed to be Amended Effective May 18, 2017)

The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the “Corporation”), pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the “Corporation Law”), executes the following Articles of Incorporation:

ARTICLE I

Name

The name of the Corporation is Anthem, Inc.

ARTICLE II

Purposes and Powers

Section 2.1. Purposes of the Corporation. The purpose for which the Corporation is formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

Section 2.2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Articles of Incorporation or by the provisions of its ~~By Laws-~~Bylaws as from time to time in effect.

ARTICLE III

Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Registered Office and Agent

The street address of the Corporation’s registered office at the time of adoption of these Articles of Incorporation is 120 Monument Circle, Indianapolis, Indiana 46204, and the name of its Resident Agent at such office at the time of adoption of these Articles of Incorporation is Kathleen S. Kiefer.

ARTICLE V

Authorized Shares

Section 5.1. Authorized Classes and Number of Shares. The total number of shares which the Corporation has authority to issue shall be one billion (1,000,000,000) shares, consisting of nine hundred million (900,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”), and one hundred million (100,000,000) shares of preferred stock, without par value (the “Preferred Stock”).

Anthem, Inc. 2017 Proxy Statement  |  A-1

Section 5.2. General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series). Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series). Except as otherwise provided in Section 5.4, the Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

Section 5.3. Voting Rights of Shares.

(a)    Common Stock. Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, shares of Common Stock have unlimited voting rights. Shares of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one (1) vote per share on all matters submitted to a vote of the shareholders of the Corporation. Shares of Common Stock shall not have cumulative voting rights.

(b)    Preferred Stock. Except as required by the Corporation Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the Preferred Stock or a series thereof, the holders of Preferred Stock shall have no voting rights or powers. Shares of Preferred Stock shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only

A-2  |  Anthem, Inc. 2017 Proxy Statement

as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.

Section 5.4. Other Terms of Common Stock.

(a)    Shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.

(b)    Subject to the rights of the holders of any outstanding Preferred Stock issued under Section 5.5 hereof, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time at the discretion of the Board of Directors.

(c)    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled under this Article V, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

Section 5.5. Other Terms of Preferred Stock.

(a)    Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation that specifies the terms of the series of Preferred Stock. All shares of a series of Preferred Stock must have preferences, limitations, and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Stock.

Before issuing any shares of a series of Preferred Stock, the Board of Directors shall adopt an amendment to these Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations, and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:

(1)    To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2)    To fix the voting rights of such series, which may consist of special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the Corporation Law);

(3)    To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

(A)    the dividend rate, if any, of such series;

Anthem, Inc. 2017 Proxy Statement  |  A-3

(B)    any limitations, restrictions, or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

(C)    the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and

(D)    the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder, or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;

(4)    To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

(A)    at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event;

(B)    for cash, indebtedness, securities, or other property or any combination thereof; and

(C)    in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(5)    To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to Common Stock and shares of any other series of Preferred Stock; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases, or other distributions;

(6)    To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

(7)    To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Articles of Incorporation fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 5.5 and, if subject to additional restrictions, the extent of such additional restrictions; and

(8)    Generally to fix the other preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Articles of Incorporation or any amendment hereof.

(b)    Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with subsection (a) of this Section 5.5.

ARTICLE VI

Directors

Section 6.1. Number. The number of Directors of the Corporation shall not be less than five (5) nor more than nineteen (19), the exact number to be specified from time to time in the manner set forth in the ~~By-~~

A-4  |  Anthem, Inc. 2017 Proxy Statement

~~Laws~~Bylaws. The ~~By Laws-~~Bylaws shall provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into three (3) groups (with each group containing one-third (1/3) of the total, as near as may be) whose terms of office expire at different times.

Notwithstanding the first sentence of this Section 6.1, any amendment to the ~~By Laws-~~Bylaws (other than an amendment approved by the shareholders) or any resolution of the Board of Directors that would effect:

(a)    any increase in the number of Directors over such number as then in effect,

(b)    any reduction in the number of Directors below such number as then in effect, or

(c)    any elimination or modification of the groups or terms of office of the Directors as the ~~By Laws-~~Bylaws then in effect may provide,

shall also be approved by the affirmative vote of a majority of the entire number of Directors of the Corporation who then qualify as Continuing Directors (as such term is defined for purposes of Article VIII hereof).

Section 6.2. Qualifications. Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.

Section 6.3. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the ~~By Laws-~~Bylaws or, if the ~~By Laws-~~Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The ~~By Laws-~~Bylaws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

Section 6.4. Liability of Directors. A Director’s responsibility to the Corporation shall be limited to discharging his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

In discharging his or her duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(a)    One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

(b)    Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person’s professional or expert competence; or

(c)    A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted.

A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director’s office in compliance with this Section 6.4, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.

Section 6.5. Factors to be Considered by Board. In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and long term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects thereof on the Corporation’s present and future employees, suppliers and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located, and any other factors the Directors consider pertinent.

Anthem, Inc. 2017 Proxy Statement  |  A-5

Section 6.6. Removal of Directors. Any or all of the members of the Board of Directors may be removed only at a meeting of the shareholders or Directors called expressly for that purpose. Removal by the shareholders requires an affirmative vote of a majority of the outstanding shares. Removal by the Board of Directors requires an affirmative vote of both (a) a majority of the entire number of Directors at the time, and (b) a majority of Directors who then qualify as Continuing Directors (as such term is defined for purposes of Article VIII hereof). No Director may be removed except as provided in this Section 6.6.

Section 6.7. Election of Directors by Holders of Preferred Stock. The holders of one (1) or more series of Preferred Stock may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the series of Preferred Stock.

Section 6.8. Standard for Election of Directors by Shareholders. Except as otherwise set forth in this Article VI, each Director shall be elected by a vote of the majority of votes cast with respect to the Director at any shareholders meeting for the election of Directors at which a quorum is present, provided that if as of the record date for such meeting the number of Director nominees to be considered at the meeting exceeds the number of Directors to be elected, each Director shall be elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of Directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of shares voted “against” such Director.

ARTICLE VII

Provisions for Regulation of Business

and Conduct of Affairs of Corporation

Section 7.1. Meetings of Shareholders. Meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the ~~By Laws-~~Bylaws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

Section 7.2. Special Meetings of Shareholders. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law, may be called at any time only by the Board of Directors or the officers authorized to do so by the ~~By Laws-~~Bylaws. Shareholders of the Corporation shall not be authorized to call a special meeting of shareholders.

Section 7.3. Quorum. Unless the Indiana Business Corporation Law provides otherwise, at all meetings of shareholders, twenty-five percent (25%) of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter. Action may be taken at a shareholders’ meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 7.4. Meetings of Directors. Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the ~~By Laws-~~Bylaws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the ~~By Laws-~~Bylaws provide otherwise, (a) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

Section 7.5. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by each Director, or all the shareholders entitled to vote on

A-6  |  Anthem, Inc. 2017 Proxy Statement

the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 7.5 is effective when the last Director, shareholder, or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Executed consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such consents. A consent signed under this Section 7.5 shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

Section 7.6. ~~By Laws-. The Board of Directors shall have the exclusive power to make, alter, amend, or repeal, or to waive provisions of, the By Laws of the Corporation by the affirmative vote of a majority of the entire number of Directors at the time, except as expressly -provided in Section 6.1 hereof and as provided by the Corporation Law.~~Bylaws. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Articles of Incorporation shall be stated in the ~~By Laws. -~~Bylaws.

The Board of Directors may adopt Emergency By~~-~~laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend, or repeal, or to waive provisions of, the Emergency By~~-~~laws by the affirmative vote of both (a) a majority of the entire number of Directors at the time and (b) a majority of the entire number of Directors who then qualify as Continuing Directors (as such term is defined for purposes of Article VIII hereof).

Section 7.7. Interest of Directors.

(a)    A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the Director’s interest in the transaction if any one (1) of the following is true:

(1)    The material facts of the transaction and the Director’s interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

(2)    The material facts of the transaction and the Director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

(3)    The transaction was fair to the Corporation.

(b)    For purposes of this Section 7.7, a Director of the Corporation has an indirect interest in a transaction if:

(1)    Another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

(2)    Another entity of which the Director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

(c)    For purposes of Section 7.7(a)(1), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single Director. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.7. The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.7(a)(1), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

(d)    For purposes of Section 7.7(a)(2), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast.

Anthem, Inc. 2017 Proxy Statement  |  A-7

Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 7.7(b), may be counted in such a vote of shareholders.

Section 7.8. Nonliability of Shareholders. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

Section 7.9. Indemnification of Officers, Directors, and Other Eligible Persons.

(a)    The Corporation shall indemnify every Eligible Person against all Liability and Expense that may be incurred by him or her in connection with or resulting from any Claim to the fullest extent authorized or permitted by the Corporation Law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), or otherwise consistent with the public policy of the State of Indiana. In furtherance of the foregoing, and not by way of limitation, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, (1) if such Eligible Person is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.9(g) or 7.9(h), to have acted in good faith, in what he or she reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (2) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

(b)    The term “Claim” as used in this Section 7.9 shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

(1)    by reason of his or her being or having been an Eligible Person, or

(2)    by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

(c)    The term “Eligible Person” as used in this Section 7.9 shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also imposed duties on, or otherwise involved services by, him or her to the plan or to participants in or beneficiaries of the plan.

(d)    The terms “Liability” and “Expense” as used in this Section 7.9 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.

(e)    The term “Wholly Successful” as used in this Section 7.9 shall mean (1) termination of any Claim, whether on the merits or otherwise, against the Eligible Person in question without any finding of liability or guilt against him or her, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any

A-8  |  Anthem, Inc. 2017 Proxy Statement

Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

(f)    As used in this Section 7.9, the term “Corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation of such consolidation or merger, so that any Eligible Person who is or was a Director, officer, employee or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a Director, officer, employee, partner, trustee, member, manager, agent, or fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other organization or entity, whether for profit or not, shall stand in the same position under this Section 7.9 with respect to the new or surviving corporation as he or she would if he or she had served the new or surviving corporation in the same capacity.

(g)    Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Corporation, or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the “Referee”), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 7.9(a)(2), and (2) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person’s Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which the Eligible Person relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee’s findings that are within the possession or control of the Corporation.

(h)    If an Eligible Person claiming indemnification pursuant to Section 7.9(g) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 7.9(g) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 7.9(g) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.9(a)(2). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person’s Expenses.

(i)    Expenses incurred by an Eligible Person who is a Director or officer of the Corporation in defending any Claim shall be paid by the Corporation in advance of the final disposition of such Claim promptly as they are incurred upon receipt of an undertaking by or on behalf of such Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification. Expenses incurred by any other Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.

(j)    The rights of indemnification and advancement of Expenses provided in this Section 7.9 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 7.9, the Board of Directors may, at any time and from time to time, (1) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (2) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability or Expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such Liability or Expense.

Anthem, Inc. 2017 Proxy Statement  |  A-9

(k)    The provisions of this Section 7.9 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Section 7.9 that occurs subsequent to such person becoming an Eligible Person.

(l)    The provisions of this Section 7.9 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

(m)    If this Section 7.9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section 7.9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII

Restrictions on Ownership and Transfer of Stock

Section 8.1. Limitation on Ownership. Except with the prior approval of a majority of the Continuing Directors (as defined in Section 8.14 below), no Person (as defined in Section 8.14 below) shall Beneficially Own (as defined in Section 8.14 below) shares of Capital Stock (as defined in Section 8.14 below) in excess of the Ownership Limit (as defined in Section 8.14 below). Any Transfer (as defined in Section 8.14 below) that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the Ownership Limit shall result in such intended transferee acquiring no rights in such shares of Capital Stock (other than those rights expressly granted in this Article VIII) and such number of shares of Capital Stock shall be deemed transferred to the Share Escrow Agent (as defined in Section 8.14 below) as set forth in this Article VIII.

Section 8.2. Excess Shares. If, notwithstanding any other provisions of this Article VIII, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own shares of Capital Stock in excess of the Ownership Limit (a “Purported Owner”), then, upon such Transfer or change in capital structure, such shares of Capital Stock in excess of the Ownership Limit shall be Excess Shares for purposes of this Article VIII; provided, however, that in the event that any Person becomes a Purported Owner as a result of Beneficial Ownership of Capital Stock of one Person being aggregated with another Person, then the number of Excess Shares subject to this Article VIII shall be allocated pro rata among each Purported Owner in proportion to each Person’s total Beneficial Ownership (without regard to any aggregation with another Person pursuant to Section 8.14(b)(4) or (5). Upon the occurrence of any event that would cause any Person to exceed the Ownership Limit (including without limitation the expiration of a voting trust, without being renewed on substantially similar terms, that entitled such Person to an exemption from the Ownership Limit), all shares of Capital Stock Beneficially Owned by such Person in excess of the Ownership Limit shall also be Excess Shares for purposes of this Article VIII, such Person shall be deemed the Purported Owner of such Excess Shares and such Person’s rights in such Excess Shares shall be as prescribed in this Article VIII. Excess Shares shall not constitute a separate class of Capital Stock.

Section 8.3. Authority of the Corporation. If the Corporation at any time determines that a Transfer has taken place in violation of Section 8.1 or that a Purported Owner intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Capital Stock in violation of Section 8.1, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, without limitation, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any purported Transfers in violation of Section 8.1 shall automatically result in all shares of Capital Stock in excess of the Ownership Limit being deemed Excess Shares. Notwithstanding the foregoing, nothing contained in this Article VIII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

Section 8.4. Written Notice Required. Any Purported Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section 8.l, or any Purported Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares under Section 8.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

A-10  |  Anthem, Inc. 2017 Proxy Statement

Section 8.5. Restrictive Legend. Each certificate for Capital Stock issued by the Corporation shall bear an appropriate legend with regard to the restrictions on ownership and transfer of stock set forth in these Articles of Incorporation.

Section 8.6. Share Escrow Agent. Upon the occurrence of a Transfer or an event that results in Excess Shares pursuant to Section 8.2, such Excess Shares shall automatically be transferred immediately to the Share Escrow Agent, which Excess Shares, subject to the provisions of this Article VIII, shall be held by the Share Escrow Agent until such time as the Excess Shares are transferred to a Person whose acquisition thereof will not violate the Ownership Limit (a “Permitted Transferee”) and the Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted Transferee, even in the absence of receipt of certificate(s) representing Excess Shares. The Corporation shall take such actions as it deems necessary to give effect to such transfer to the Share Escrow Agent, including by issuing a stop transfer order to the Corporation’s transfer agent with respect to any attempted transfer by the Purported Owner or its nominee of any Excess Shares and by giving effect, or by instructing the Corporation’s transfer agent to give effect, to such transfer to a Permitted Transferee on the books of the Corporation. Excess Shares so held shall be issued and outstanding shares of Capital Stock. The Purported Owner shall have no rights in such Excess Shares except as provided in Sections 8.7, 8.8, and 8.11 and the administration of the Excess Shares escrow shall be governed by the terms of a Share Escrow Agent Agreement.

Section 8.7. Dividends on Excess Shares. The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors with respect to Excess Shares (the “Excess Share Dividends”) and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 8.11 following. The Purported Owner, with respect to Excess Shares purported to be Beneficially Owned by such Purported Owner prior to such time that the Corporation determines that such shares are Excess Shares, shall repay to the Share Escrow Agent the amount of any Excess Share Dividends received by it that (i) are attributable to any Excess Shares and (ii) the record date of which is on or after the date that such shares become Excess Shares. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to a Purported Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned by any Purported Owner (including on shares which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the case may be.

Section 8.8. Effect of Liquidation etc. on Excess Shares. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Capital Stock. The Share Escrow Agent shall distribute to the Purported Owner the amounts received upon such liquidations, dissolution or winding up or distribution in accordance with the provisions of Section 8.11.

Section 8.9. Voting of Excess Shares. The Share Escrow Agent shall be entitled to vote all Excess Shares. The Share Escrow Agent shall be instructed by the Corporation to vote, consent or assent the Excess Shares as follows: (i) if the matter concerned is the election of directors, the Share Escrow Agent shall vote, consent or assent the whole number of Excess Shares held by the Share Escrow Agent for each director by multiplying the number of votes held in escrow by a fraction, the numerator of which is the number of Nonaffiliated Votes cast for the director and the denominator of which is the number of Nonaffiliated Votes that could have been cast in the election of the director and are present in person or by proxy at the meeting; (ii) where the matter under the Corporation Law or these Articles of Incorporation or the ~~By-Laws~~Bylaws of the Corporation requires at least an absolute majority of all outstanding shares of Common Stock in order to be effected, then the Share Escrow Agent shall vote, assent or consent all of such Excess Shares in favor of or in opposition to such matter as the majority of all Nonaffiliated Votes are cast; and (iii) on all other matters, the Share Escrow Agent shall at all times vote, assent or consent all of such shares in the identical proportion in favor of or in opposition to such matter as Nonaffiliated Votes are cast. If any calculation of votes under the preceding sentence would require a fractional vote, the Share Escrow Agent shall vote the next lower number of whole Excess Shares. The Share Escrow Agent shall use all reasonable commercial efforts to ensure, with respect to Excess Shares, that such Excess Shares are counted as being present for the purposes of any quorum required for stockholder action of the Corporation and to vote as set forth above. For purposes of these Articles of Incorporation, “Nonaffiliated Votes” shall mean the votes cast by stockholders other than any Share Escrow Agent with respect to Excess Shares.

Anthem, Inc. 2017 Proxy Statement  |  A-11

Section 8.10. Sale of Excess Shares.

(a)    In an orderly fashion so as not to materially adversely affect the price of Common Stock on the New York Stock Exchange or, if Common Stock is not listed on the New York Stock Exchange, on the exchange or other principal market on which Common Stock is traded, the Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times as the Share Escrow Agent determines to be appropriate. The Share Escrow Agent shall have the right to take such actions as the Share Escrow Agent deems appropriate to seek to restrict sale of the shares to Permitted Transferees.

(b)    The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of the Excess Shares free of any interest of the Purported Owner of those Excess Shares and free of any other adverse interest arising through the Purported Owner.

(c)    Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Purported Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class to which the Excess Shares belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Purported Owner.

(d)    To the extent permitted by law, none of the Corporation, the Share Escrow Agent or anyone else shall have any liability to the Purported Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent shall take which either shall in good faith believe to be within the scope of its authority under this Article VIII or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with activities under this Article VIII which docs not constitute gross negligence or willful misconduct. Without limiting by implication the scope of the preceding sentence, to the extent permitted by law, (a) neither the Share Escrow Agent nor the Corporation shall have any liability on grounds that either failed to take actions which would have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares and (b) the Share Escrow Agent shall not be deemed to be a fiduciary or Agent of any Purported Owner.

Section 8.11. Application of the Proceeds from the Sale of Excess Shares. The proceeds from the sale of the Excess Shares to a Permitted Transferee and any Excess Share Dividends shall be distributed as follows: (i) first, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation; (ii) second, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and (iii) third, the remainder thereof (as the case may be) to the Purported Owner or the Person who was the holder of record before the shares were transferred to the Share Escrow Agent (depending on who shall at such time be entitled to any economic interest in the Excess Shares); provided, however, if the Share Escrow Agent shall have any questions as to whether any security interest or other interest adverse to the Purported Owner shall have existed with respect to any Excess Shares, the Share Escrow Agent shall not be obligated to disburse proceeds for those shares until the Share Escrow Agent is provided with such evidence as the Share Escrow Agent shall deem necessary to determine the parties who shall be entitled such proceeds.

Section 8.12. No Limit on the Authority of the Corporation. Subject to Section 8.13, nothing contained in this Article VIII or in any other provision of these Articles of Incorporation shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

Section 8.13. Settlement of Transactions. Nothing in these Articles of Incorporation shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other exchange or through the means of any automated quotation system now or hereafter in effect.

A-12  |  Anthem, Inc. 2017 Proxy Statement

Section 8.14. Definitions. The following definitions shall apply with respect to this Article VIII:

(a)    “Affiliate” and “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended or supplemented (the “Exchange Act”) at the time as of which the term shall be applied.

(b)    Except as is provided in (c) of this Section 8.14, a Person shall be deemed to “Beneficially Own,” be the “Beneficial Owner” of or have “Beneficial Ownership” of any Capital Stock:

(1)    in which such Person shall then have a direct or indirect beneficial ownership interest;

(2)    in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);

(3)    which such Person shall have the right to vote;

(4)    in which such Person shall hold any other interest which would count in determining whether such Person would be required to file a Schedule 13D; or

(5)    which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities).

(c)    The following provisions are included to clarify (b) above:

(1)    A Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (ii) such Person is not the Purported Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on Schedule 13D and is not an affiliate or associate of any such Purported Owner or named Person.

(2)    A member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted.

(3)    A Person who in the ordinary course of business is a pledgee of Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct to vote such pledged Capital Stock, provided that;

(A)    the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and

(B)    the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default.

Anthem, Inc. 2017 Proxy Statement  |  A-13

(4)    A Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act of 1933, as amended and in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State (the “Securities Act”), a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as (i) such Person does not vote such Capital Stock during such period and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act.

(5)    If the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, provided that:

(A)    all the purchasers are persons specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act;

(B)    the purchase is in the ordinary course of each purchaser’s business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

(C)    there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and

(D)    the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering.

(6)    The Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Shares held by such Share Escrow Agent pursuant to a Share Escrow Agent Agreement, nor shall any such Excess Shares be aggregated with any other share of Capital Stock held by affiliates or associates of such Share Escrow Agent.

(d)    “Capital Stock” shall mean shares (or any other basic unit) of any class or series of any voting security which the Corporation may at any time issue or be authorized to issue, that entitles the holder thereof to vote on any election, but not necessarily all elections, of directors. To the extent that classes or series of Capital Stock vote together in the election of directors with equal votes per share, they shall be treated as a single class of Capital Stock for the purpose of computing the relevant Ownership Limit or the right to amend these Articles of Incorporation.

(e)    “Continuing Director” shall mean each member of the initial Board of Directors of the Corporation and any new member of the Board of Directors whose nomination for election to the board was approved by a vote of two-thirds of the directors still in office who were initial directors named in these Articles of Incorporation or whose nomination was approved by such directors.

(f)    “Institutional Investor” means any Person if (but only if) such Person is:

(1)    a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;

A-14  |  Anthem, Inc. 2017 Proxy Statement

(2)    a bank as defined in Section 3(a)(6) of the Exchange Act;

(3)    an insurance company as defined in Section 3(a)(19) of the Exchange Act;

(4)    an investment company registered under Section 8 of the Investment Company Act of 1940;

(5)    an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

(6)    an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund;

(7)    a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in subsections (1) through (6) above, does not exceed one percent of the securities of the subject class such as common stock; or

(8)    a group, provided that all the members are Persons specified in the subsections (1) through (7) above.

(g)    “License Agreement” shall mean the license agreement between the Corporation and the Blue Cross and Blue Shield Association, including any and all addenda thereto, now in effect and, as it may be amended, modified, superseded and/or replaced from time to time, with respect to, among other things, the “Blue Cross” and “Blue Shield” name and mark.

(h)    “Noninstitutional Investor” means any Person that is not an Institutional Investor.:

(i)    “Ownership Limit” shall mean the following:

(1)    Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Noninstitutional Investor shall be that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power.

(2)    Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Institutional Investor shall be that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 10% of the Voting Power.

(3)    Except as otherwise expressly provided in this Subsection (i), the Ownership Limit for any Person shall be one share lower than that number of shares of Common Stock or other equity securities (or a combination thereof) which would represent 20% of the ownership interest in the Corporation.

(4)    In the event the Corporation and Blue Cross and Blue Shield Association shall agree in writing, through an amendment of the License Agreement or otherwise, that an Ownership Limit of a higher percentage than that prescribed in clause (1), (2) or (3) shall apply, then the Ownership Limit shall be as specified in such written agreement.

(5)    In the event any particular Person shall Beneficially Own shares of Capital Stock in excess of the Ownership Limit which would apply were it not for this clause (5) (the “Regular Limit”), such ownership shall not be deemed to exceed the Ownership Limit provided that (i) such Person shall not at any time Beneficially Own shares of Capital Stock in excess of the Regular Limit plus 1% and (ii) within thirty (30) days of the time when the particular Person becomes aware of the fact that the regular Limit has been exceeded, the particular Person reduces such Person’s Beneficial Ownership below the Regular Limit.

(j)    “Person” shall mean any individual, firm, partnership, corporation, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

(k)    “Schedule 13D” means a report on Schedule 13D under Regulation 13D of the Exchange Act as in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State and any report which may be required in the future under any requirements which Blue Cross and Blue Shield Association shall reasonably judge to have any of the purposes served by Schedule 13D as in effect on the date these Articles of Incorporation were filed with the office of the Indiana Secretary of State.

Anthem, Inc. 2017 Proxy Statement  |  A-15

(l)    “Share Escrow Agent” shall mean the Person appointed by the Corporation to act as escrow agent with respect to some or all of the Excess Shares.

(m)    “Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(n)    “Voting Power.” The percentage of the voting power attributable to the shares of Capital Stock Beneficially Owned by any particular Person shall be equal to the percentage of all votes which could be cast in any election of any director which could be accounted for by the shares of Capital Stock Beneficially Owned by that particular Person. If in connection with an election for any particular position on the Board, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of “all votes which could be cast” in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election. If the Corporation shall issue any series or class of shares for which positions on the Board are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.

ARTICLE IX

Incorporator

The name and post office address of the incorporator of the Corporation are as follows:

Name	Number and Street or Building	City, State Zip Code
Anthem Insurance Companies, Inc.	120 Monument Circle	Indianapolis, Indiana 46204

ARTICLE X

Miscellaneous Provisions

Section 10.1. Amendment or Repeal.

(a)    Articles of Incorporation. Except as otherwise expressly provided for in these Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

(b)    Bylaws. Except as otherwise expressly provided in these Articles of Incorporation or by the Corporation Law, the Bylaws of the Corporation may be made, altered, amended or repealed by either (1) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (2) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Section 10.1 as a single voting group, in the case of all provisions of the Bylaws, except Sections 1.7, 2.1 (the second sentence of the first paragraph only), 7.2, 7.7 and 9.5 of the Bylaws, which cannot be amended by the shareholders of the Corporation.

Section 10.2. Voting as a Shareholder. The Chair of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer or any other officers designated by the Board of Directors shall have full power and authority on behalf of the Corporation to attend any meeting of shareholders of any corporation in

A-16  |  Anthem, Inc. 2017 Proxy Statement

which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting.

Section 10.3. Captions. The captions of the Articles and Sections of these Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe, or describe the scope or intent of any Article or Section hereof.

Anthem, Inc. 2017 Proxy Statement  |  A-17

Annex B

2017 ANTHEM INCENTIVE COMPENSATION PLAN

Anthem, Inc., an Indiana corporation (the “Company”), has adopted the 2017 Anthem Incentive Compensation Plan (the “Plan”) for the benefit of non-employee directors of the Company and officers and eligible employees and consultants of the Company and any Subsidiaries and Affiliates (as each term defined below), as follows:

ARTICLE I.

ESTABLISHMENT; PURPOSES; AND DURATION

1.1 Establishment of the Plan. The Board of Directors (defined below) established and adopted the Plan on March 01, 2017 and it becomes effective upon approval by the Company’s shareholders. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards.

1.2 Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors of the Company and to those officers, employees and consultants of the Company, Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of the Company and the Subsidiaries and Affiliates, in order to strengthen their commitment to the Company and the Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such non-employee directors, officers, employees and consultants with the interests of the shareholders of the Company. To accomplish such purposes, the Plan provides that the Company may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards.

1.3 Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XVII, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the date the shareholders approved the Plan (the “Effective Date”).

ARTICLE II.

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” means any entity other than the Company and any Subsidiary that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee; provided, however, that, notwithstanding any other provisions of the Plan to the contrary, for purposes of NQSOs and SARs, if an individual who otherwise qualifies as an Employee or Non-Employee Director provides services to such an entity and not to the Company or a Subsidiary, such entity may only be designated an Affiliate if the Company qualifies as a “service recipient,” within the meaning of Code Section 409A, with respect to such individual; provided further that such definition of “service recipient” shall be determined by (a) applying Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of Shares with respect to the grant of an Option or SAR to such an individual is based upon legitimate business criteria, by applying Code Section 1563(a)(1), (2) and

Anthem, Inc. 2017 Proxy Statement  |  B-1

(3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Code Section 1563(a)(1), (2) and (3), and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2.

2.2 “Annual Meeting” means the annual meeting of shareholders at which members of the Board are routinely elected.

2.3 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

2.4 “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means an Award granted to a Participant, as described in Article IX.

2.7 “Cause” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.8 “Change of Control” means the first to occur of the following events with respect to the Company:

(a) any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Section 13(d) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary or affiliate of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Shares or of other voting securities representing 20% or more of the combined voting power of all voting securities the Company; provided, however, that (1) no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 80% of both the common stock of such corporation and the combined voting power of the voting securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Shares and other voting securities of the Company immediately before such acquisition, in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such acquisition; (2) if any person or group owns 20% or more but less than 30% of the combined voting power of the Shares and other voting securities of the Company and such person or group has a No Change of Control Agreement with the Company, no Change of Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change of Control Agreement remains in effect and such person or group is not in violation of the No Change of Control Agreement; and (3) once a Change of Control occurs under this Section 2.8(a), the occurrence of the next Change of Control (if any) under this Section 2.8(a) shall be determined by reference to a person or group other than the person or group whose acquisition of beneficial ownership created such prior Change of Control unless the original person or group has in the meantime ceased to own 20% or more of the Shares or other voting securities representing 20% or more of the combined voting power of all voting securities of the Company; or

(b) within any period of thirty-six (36) or fewer consecutive months individuals who, as of the first day of such period were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of the Board; provided, however, that (1) any individual who becomes a member of the Board after the first day of such period whose nomination for election to the Board was approved by a vote or written consent of at least 75% of the members of the Board who are then Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial

B-2  |  Anthem, Inc. 2017 Proxy Statement

assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Exchange Act) or an Imminent Change of Control or other transaction described in Section 2.8(a) or 2.8(c); and (2) once a Change of Control occurs under this Section 2.8(b), the occurrence of the next Change of Control (if any) under this Section 2.8(b) shall be determined by reference to a period of thirty-six (36) or fewer consecutive months beginning not earlier than the date immediately after the date of such prior Change of Control; or

(c) closing of a transaction which is any of the following:

(1) a merger, reorganization or consolidation of the Company (“Merger”), after which (A) the individuals and entities who were the respective beneficial owners of the Shares and other voting securities of the Company immediately before such Merger do not beneficially own, directly or indirectly, more than 60% of, respectively, the Shares or the combined voting power of the common stock and voting securities of the corporation resulting from such Merger, in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such Merger;

(2) a Merger after which individuals who were members of the Board of Directors immediately before the Merger do not comprise a majority of the members of the Board of Directors of the corporation resulting from such Merger;

(3) a sale or other disposition by the Company of all or substantially all of the assets owned by it (a “Sale”) after which the individuals and entities who were the respective beneficial owners of the Shares and other voting securities of the Company immediately before such Sale do not beneficially own, directly or indirectly, more than 60% of, respectively, the Shares or the combined voting power of the common stock and voting securities of the transferee of substantially all of the Company’s assets in such Sale in substantially the same proportion as their ownership of the Shares and other voting securities of the Company immediately before such Sale;

(4) a Sale after which individuals who were members of the Board of Directors immediately before the Sale do not comprise a majority of the members of the board of directors of the transferee corporation that acquired substantially all of the Company’s assets; or

(5) a liquidation of the Company.

2.9 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.10 “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

2.11 “Consultant” means an independent contractor or consultant who performs services for the Company or a Subsidiary or Affiliate in a capacity other than as an Employee or Director.

2.12 “Covered Employee” means any Employee who is or may become a “covered employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) the first twenty-five percent (25%) of the Performance Period, as a “Covered Employee” under the Plan for such applicable Performance Period.

2.13 “Designated Percentage” has the meaning given such term in Section 11.2.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to or issued pursuant to an Award (including Restricted Stock Units) but that have not been issued or delivered, as described in Article XIII.

2.16 “Effective Date” shall have the meaning ascribed to such term in Section 1.3.

Anthem, Inc. 2017 Proxy Statement  |  B-3

2.17 “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, a Subsidiary and/or an Affiliate during such period. As further provided in Section 21.4, for purposes of the Plan, upon approval by the Committee, the term Employee may also include Employees whose employment with the Company, a Subsidiary or an Affiliate has been terminated subsequent to being granted an Award under the Plan. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.17 shall be considered an Employee for purposes of the Plan.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.19 “Fair Market Value” means the fair market value of the Shares as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that, with respect to ISOs, for purposes of Section 6.3 and 6.9(c), such fair market value shall be determined subject to Section 422(c)(7) of the Code; provided further, however, that (a) if the Shares are readily tradable on an established securities market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last date preceding such date on which a sale was reported, or (b) if the Shares are admitted for listing on the New York Stock Exchange or other comparable market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last day preceding such date on which a sale was reported. In each case, the Committee shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

2.20 “Fees” means all cash amounts payable to a Non-Employee Director for services rendered as a director, including retainer fees, meeting fees and committee fees, but excluding travel and other out-of-pocket expense reimbursements.

2.21 “Fiscal Year” means the calendar year, or such other consecutive twelve-month period as the Committee may select.

2.22 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article VII.

2.23 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article VII, used to determine whether there is any payment due upon exercise of the SAR.

2.24 “Imminent Change of Control” means (a) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which if consummated would be a Change of Control, (b) the making to a director or executive officer of the Company of a written proposal which if consummated would be a Change of Control, or (c) the approval by the Board of Directors or the stockholders of the Company of a transaction that upon closing would be a Change of Control.

2.25 “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.

2.26 “Incumbent Directors” has the meaning given such term in Section 2.8(a)(ii).

2.27 “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.28 “Merger” has the meaning given such term in Section 2.8(c)(1).

B-4  |  Anthem, Inc. 2017 Proxy Statement

2.29 “No Change of Control Agreement” means a legal, binding and enforceable agreement executed by and in effect between a person or all members of a group and the Company that provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five (5) years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the Shares or the voting power of other voting securities of the Company that exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 25% of the number of directors on the Board; and (4) such person or group shall vote the Shares and other voting securities of the Company in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change of Control Agreement.

2.30 “Non-Employee Director” means a Director who is not an Employee.

2.31 “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.32 “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.33 “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.

2.34 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.35 “Other Stock-Based Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.

2.36 “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.37 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.38 “Performance Measure” means performance criteria or measures as described in Section 12.1 on which the performance goals described in Article XII are based and which are approved by the Company’s shareholders pursuant to the Plan in order to qualify certain Awards as Performance-Based Compensation in accordance with Article XII.

2.39 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

2.40 “Performance Share” means an Award of a performance share granted to a Participant, as described in Article IX.

2.41 “Performance Unit” means an Award of a performance unit granted to a Participant, as described in Article IX.

2.42 “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.

2.43 “Prior Plan” means the “WellPoint 2006 Incentive Compensation Plan,” as amended and restated, effective December 2, 2014 and renamed the “Anthem Incentive Compensation Plan.”

Anthem, Inc. 2017 Proxy Statement  |  B-5

2.44 “Qualified Change of Control” means a Change of Control that qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.45 “Restricted Stock” means an Award granted to a Participant pursuant to Article VIII.

2.46 “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant pursuant to Article VIII.

2.47 “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.48 “Sale” has the meaning given such term in Section 2.8(c)(3).

2.49 “SEC” means the Securities and Exchange Commission.

2.50 “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.51 “Share” means a share of common stock of the Company (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.3).

2.52 “Stock Appreciation Right” or “SAR” means an Award, granted alone (a “Freestanding SAR”) or in connection with a related Option (a “Tandem SAR”), designated as an SAR, pursuant to the terms of Article VII.

2.53 “Stock Election” has the meaning given such term in Section 11.2.

2.54 “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

2.55 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).

2.56 “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII.

2.57 “Termination” means the time when a Participant ceases the performance of services for the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, death, disability or retirement, but excluding (a) a Termination where there is a simultaneous reemployment (or commencement of service) or continuing employment (or service) of a Participant by the Company, Affiliate or any Subsidiary, (b) at the discretion of the Committee, a Termination that results in a temporary severance, and (c) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director.

ARTICLE III.

ADMINISTRATION

3.1 General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the Code, are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the

B-6  |  Anthem, Inc. 2017 Proxy Statement

immediately preceding sentence. Notwithstanding any other provision of the Plan to the contrary, any action or determination specifically affecting or relating to an Award granted to a Non-Employee Director, including under Article XI, shall be taken, or approved or ratified, by the Board or the Governance Committee of the Board.

3.2 Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall consist of not less than three (3) non-employee members of the Board, each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it has been made at a meeting duly held.

3.3 Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Certificate of Incorporation or By-Laws of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a) select Employees, Non-Employee Directors and Consultants who may receive Awards under the Plan and become Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c) determine the sizes and types of Awards;

(d) determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

(e) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(f) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;

(g) make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, disability or in connection with a Change of Control and whether a leave constitutes a Termination;

(h) determine whether or not a Change of Control or an Imminent Change of Control shall have occurred and whether or not a Change of Control is a Qualified Change of Control;

(i) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(j) establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(k) establish and administer any performance goals in connection with any Awards, including related Performance Measures or performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to Awards intended to qualify as Performance-Based Compensation were in fact satisfied;

Anthem, Inc. 2017 Proxy Statement  |  B-7

(l) construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(m) establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(n) make all valuation determinations relating to Awards and the payment or settlement thereof;

(o) grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(p) subject to the provisions of Article XVII, amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

(q) at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;

(r) determine whether, and to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; and

(s) exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4 Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.5 Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its shareholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or employee of the Company, any director, officer or employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6 Attorneys; Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants,

B-8  |  Anthem, Inc. 2017 Proxy Statement

appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.7 Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) or Section 162(m) of the Code, or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct defects, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Section 3.7 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN AND AWARD LIMITS

4.1 Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be delivered pursuant to Awards under the Plan as of the Effective Date shall be up to a maximum of thirty seven million five hundred thousand (37,500,000) Shares (the “Share Reserve”), which represents the sum of (a) sixteen million (16,000,000) new Shares authorized under this Plan, plus (b) up to fourteen million (14,000,000) Shares that have been approved by the Company’s stockholders for issuance but have not been awarded under the Prior Plan, plus (c) up to seven million five hundred thousand (7,500,000) Shares which are subject to outstanding awards under the Prior Plan which will be available for the grant of Awards under this Plan to the extent such Shares are not issued due to expiration, forfeiture, cancellation, settlement in cash in lieu of Shares or otherwise. For purposes of this Section 4.1, (d) each Share delivered pursuant to an Option shall reduce the Share Reserve by one (1) Share; (e) each Share subject to the exercised portion of a SAR (whether the distribution upon exercise is made in cash, Shares or a combination of cash and Shares) shall reduce the Share Reserve by one (1) Share, other than an SAR that, by its terms, from and after the grant date thereof, is payable only in cash, in which case the Share Reserve shall not be reduced; (f) each Share delivered pursuant to a Restricted Stock Unit Award, Performance Share Award, Performance Unit Award, or Other Stock-Based Award shall reduce the Share Reserve by three (3.00) Shares for Awards; (g) each Share delivered pursuant to a Restricted Stock Award without a purchase price, or with a per-Share purchase price lower than one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award, shall reduce the Share Reserve by three (3.00) Shares for Awards; (h) each Share delivered pursuant to a Restricted Stock Award with a per-Share purchase price at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the grant date of such Restricted Stock Award shall reduce the Share Reserve by one (1) Share; and (i) to the extent that a distribution pursuant to an Award is made in cash, other than pursuant to an Award that by its terms, from and after the grant date thereof, is payable only in cash, the Share Reserve shall be reduced by the number of Shares subject to the redeemed, paid or exercised portion of such Award. Subject to the immediately preceding sentence and, in the case of ISOs, any limitations applicable thereto under the Code, any Shares that are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, and any Shares that are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, shall, to the extent of any such expiration, termination, cancellation or forfeiture, be available for delivery in connection with future Awards under the Plan. However, notwithstanding any other provisions of this Section 4.1 to the contrary, (i) Shares withheld or tendered to pay the exercise price or withholding taxes with respect to an outstanding Award or an outstanding award under the Prior Plan shall not again be made available for issuance pursuant to Awards under the Plan, and (ii) the payment of cash dividends or Dividend Equivalents in cash in connection with Awards shall not reduce the Share Reserve. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares

Anthem, Inc. 2017 Proxy Statement  |  B-9

that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be equal to sixteen million (16,000,000) Shares, as adjusted pursuant to this Section 4.1, but without application of the foregoing provisions of this sentence. The Prior Plan will remain in effect until the Effective Date. From and after Effective Date, no further grants or awards will be made under the Prior Plan; however, grants or awards made under the Prior Plan before the Effective Date shall continue in effect in accordance with their terms.

4.2 Award Limits. The following limits shall apply to grants of all Awards under the Plan:

(a) Options: The maximum aggregate number of Shares that may be subject to Options granted in any Fiscal Year to any one Participant shall be two million (2,000,000) Shares.

(b) SARs: The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights granted in any Fiscal Year to any one Participant shall be one million (1,000,000) Shares. Any Shares covered by Options which include Tandem SARs granted to one Participant in any Fiscal Year shall reduce this limit on the number of Shares subject to SARs that can be granted to such Participant in such Fiscal Year.

(c) Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any Fiscal Year to any one Participant shall be one million (1,000,000) Shares.

(d) Performance Shares or Performance Units: The maximum aggregate grant with respect to Awards of Performance Shares or Performance Units granted in any Fiscal Year to any one Participant shall be one million (1,000,000) Shares.

(e) Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards made in any Fiscal Year to any one Participant shall not exceed fifteen million dollars ($15,000,000).

(f) Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards made in any Fiscal Year to any one Participant shall be two million (2,000,000) Shares (or cash amounts based on the value of such number of Shares).

(g) Awards to Non-Employee Directors. The maximum aggregate grant with respect to Awards made in any Fiscal Year to any Non-Employee Director shall not exceed one million ($1,000,000) dollars in value, based on the combined grant-date fair value (as determined in accordance with ASC Topic 718, the “Fair Value”) of each Award and the grant-date Fair Value of each Option or SAR that is granted during such Fiscal Year.

To the extent required by Section 162(m) of the Code, Shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.

4.3 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares or the capitalization of the Company), such as a reclassification, recapitalization, merger, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, partial or complete liquidation of the Company or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, and/or price (such as the Option Price of Options or the Grant Price of SARs) of securities subject to outstanding Awards; the Award limits set forth in Section 4.2; and other value determinations applicable to outstanding Awards; provided, however that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect or related to any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of Performance Periods, subject to the requirements of Article XII in the case of Awards intended to qualify as Performance-Based Compensation. Any adjustment, substitution or change pursuant to this Section 4.3 made with respect to an Award intended to be an Incentive Stock Option shall be made only to the extent consistent with such intent, unless the Committee

B-10  |  Anthem, Inc. 2017 Proxy Statement

determines otherwise, and any such adjustment that is made with respect to an Award that provides for Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Section 162(m) of the Code. The Committee will provide that the Fair Value of any substituted or adjusted Award as and at the time of substitution or adjustment shall not exceed the Fair Value of such Award immediately prior to substitution or adjustment unless the Committee determines otherwise or as required by Code Section 409A or Code Section 422. The Committee shall not make any adjustment pursuant to this Section 4.3 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. All determinations of the Committee as to adjustments or changes under this Section 4.3 shall be conclusive and binding on the Participants.

4.4 No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. Further, except as expressly provided herein or by the Committee, (I) the issuance by the Company of Shares or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, (iii) the occurrence of any capital change described in Section 4.3 or (iv) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the Option Price, Grant Price or purchase price per share applicable to any Award, unless the Committee shall determine, in its discretion, that an adjustment is necessary or appropriate.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Employees, Non-Employee Directors and Consultants shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a).

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees, Non-Employee Directors and Consultants and shall determine the nature and amount of each Award.

ARTICLE VI.

STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether

Anthem, Inc. 2017 Proxy Statement  |  B-11

because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.

6.3 Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant, subject to the respective last sentences of Sections 6.5 and 6.9(c).

6.5 Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Optionee’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.6 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVIII. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) subject to such terms, conditions and limitations as the Committee may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant exercising such Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless (broker-assisted) exercise that complies with all applicable laws. Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, or, upon the Participant’s request, Share certificates, in an appropriate amount based upon the number of Shares purchased under the Option, subject to Section 21.9. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.

6.7 Rights as a Shareholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.

6.8 Termination of Employment or Service. Except as otherwise provided in the Award Agreement, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such Option and ending on the date of exercise of such Option the Participant is an Employee or Non-Employee Director, and shall terminate immediately upon a Termination of the Participant. An Option shall cease to become newly exercisable upon a Termination of the holder thereof. Notwithstanding the foregoing provisions of this Section 6.8 to the contrary, the Committee may determine in its discretion that an Option may be exercised following any such Termination, whether or not exercisable at the time of such Termination; provided, however, that in no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5.

B-12  |  Anthem, Inc. 2017 Proxy Statement

6.9 Limitations on Incentive Stock Options.

(a) General. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an Employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b) $100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Shares is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c) Options Granted to Certain Shareholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the Option Price of the ISO is at least 110% of the Fair Market Value of a Share on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant an SAR (a) in connection and simultaneously with the grant of an Option (a Tandem SAR) or (b) independent of, and unrelated to, an Option (a Freestanding SAR). The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR.

7.2 Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date such Freestanding SAR is granted, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3. The Grant Price of a Tandem SAR shall be equal to the Option Price of the related Option.

7.3 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall be exercisable only when and to the extent the related Option is exercisable and may be exercised only with respect to the Shares for which the related Option is then exercisable. A Tandem SAR shall entitle a Participant to elect, in the manner set forth in the Plan and the applicable Award Agreement, in lieu of exercising his or her unexercised related Option for all or a portion of the Shares for which such Option is then exercisable pursuant to its terms, to surrender such Option to the Company with respect to any or all of such Shares and to receive from the Company in exchange therefor a payment described in Section 7.7. An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the Shares covered by such exercise, be canceled automatically and surrendered to the Company. Such Option shall thereafter remain exercisable according to its terms only with respect to the number of Shares as to which it would otherwise be exercisable, less the number of Shares with respect to which such Tandem SAR has been so exercised. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the related ISO; (b) the value of the payment with respect to the Tandem SAR

Anthem, Inc. 2017 Proxy Statement  |  B-13

may not exceed the difference between the Fair Market Value of the Shares subject to the related ISO at the time the Tandem SAR is exercised and the Option Price of the related ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement.

7.5 Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

7.6 Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option and no SAR shall be exercisable more than ten (10) years after it is granted, subject to the last sentence of Section 6.5 in the case of a Tandem SAR.

7.7 Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR; by

(b) The number of Shares with respect to which the SAR is exercised.

Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

7.8 Rights as a Shareholder. A Participant receiving a SAR shall have the rights of a Shareholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.

7.9 Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

ARTICLE VIII.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon delivery of Shares of Restricted Stock to a Participant, or creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 8.6, the Participant shall have all of the rights of a shareholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a shareholder with respect to such Restricted Stock Units.

8.2 Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the

B-14  |  Anthem, Inc. 2017 Proxy Statement

number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

8.3 Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.

8.4 Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on continuing service as a Non-Employee Director or Consultant or continuing employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement.

8.5 Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 21.9, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares, a cash payment determined by reference to the then-current Fair Market Value of Shares or a combination of Shares and such cash payment, as the Committee, in its sole discretion, shall determine, either by the terms of the Award Agreement or otherwise.

8.6 Forms of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued a stock certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, which certificate or certificates may contain an appropriate legend. The Committee may require a Participant who receives a certificate or certificates evidencing a Restricted Stock Award to immediately deposit such certificate or certificates, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain physical custody of each certificate representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to the Shares evidenced by such certificate expire or shall have been removed. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Shares of Restricted Stock prior to the lapse of the Period of Restriction or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. The holding of Shares of Restricted Stock by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the Period of Restriction.

8.7 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

8.8 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate, provided that any such cash dividends shall be subject to the same terms and conditions, including the Period of Restriction, any vesting restrictions and, if applicable, the achievement of any performance goals, as relate to the original Shares of Restricted Stock. In

Anthem, Inc. 2017 Proxy Statement  |  B-15

addition, in the event of (a) any adjustment as provided in Section 4.3, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, any vesting restrictions and, if applicable, the achievement of any performance goals, as relate to the original Shares of Restricted Stock. No dividends will be credited or paid with respect to any Award other than Restricted Stock, provided that Awards other than Restricted Stock may be granted Dividend Equivalents in accordance with Section 13.1 hereof.

8.9 Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Sock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

8.10 Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

ARTICLE IX.

PERFORMANCE UNITS, PERFORMANCE SHARES, AND CASH-BASED AWARDS

9.1 Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Unit, Performance Share or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of performance goals and/or satisfaction of other terms and conditions determined by the Committee when the Award is granted and set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Unit, Performance Share or Cash-Based Award shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

9.2 Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as shall be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units and Performance Shares and Cash-Based Awards that will be paid out to the Participant.

9.3 Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payment on the number and value of Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or other terms and conditions have been achieved or satisfied. The Committee shall determine the extent to which any such pre-established performance goals and/or other terms and conditions of a Performance Unit, Performance Share or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The

B-16  |  Anthem, Inc. 2017 Proxy Statement

Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award not intended to qualify as Performance-Based Compensation.

9.4 Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares or Cash-Based Awards as soon as practicable after the end of the Performance Period and following the Committee’s determination of actual performance against the performance goals and/or other terms and conditions established by the Committee. Such Shares may be granted subject to any restrictions imposed by the Committee, including pursuant to Section 21.9. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Rights as a Shareholder. A Participant receiving a Performance Unit, Performance Share or Cash-Based Award shall have the rights of a shareholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

9.6 Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares and/or Cash-Based Award following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

9.7 Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Performance Unit, Performance Share and/or Cash-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Performance Share, Performance Unit or Cash-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

ARTICLE X.

OTHER STOCK-BASED AWARDS

10.1 Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2 Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

10.3 Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash or Shares as the Committee determines.

10.4 Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable

Anthem, Inc. 2017 Proxy Statement  |  B-17

Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

10.5 Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Other Stock-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which the Other Stock-Based Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Cash-Based Award or Other Stock-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

ARTICLE XI.

NON-EMPLOYEE DIRECTOR FEES IN SHARES OR OTHER AWARDS

11.1 Payment of Fees in Shares or Other Awards. The Board may determine to pay a Non-Employee Director up to 100% of his or her Fees as an Other Stock-Based Award denominated in Shares, or another type of Award, or otherwise make Awards in lieu of all or any portion of his or her Fees. Except as otherwise provided in this Article XI, the percentage of Fees to be paid in such Shares or other Awards to Non-Employee Directors, or the amount of an Award in lieu of Fees, during each calendar quarter shall be determined by the Board on or prior to the first day of such quarter. If such an Award to be issued as Fees is based on a percentage of such Fees, the number of Shares subject to such Award shall be determined by multiplying such percentage by the amount of such Fees otherwise payable in cash for such quarter and dividing the product by the Fair Market Value of the Shares on the first day of such quarter. If this formula produces a fractional Share, the Non-Employee Director shall be paid in cash the Fair Market Value of the fractional Share.

11.2 Election to Receive Fees in Shares or Other Awards. To the extent permitted by the Board, a Non-Employee Director may elect to receive up to 100% of his or her Fees (not otherwise payable in Shares or any other Award pursuant to Section 11.1) as an Other Stock-Based Award denominated in Shares or another type of Award, or otherwise elect to receive an Award in lieu of all or any portion of his or her Fees (not otherwise payable in Shares or any other Award pursuant to Section 11.1) (a “Stock Election”). A Stock Election must be in writing and shall be delivered to the Corporate Secretary of the Company prior to the Annual Meeting. Except as provided in this Article XI, such a Stock Election shall apply to Fees payable to the Non-Employee Director in respect of Board and/or committee service during the period commencing on the date of such Annual Meeting and ending on the day before the next Annual Meeting, and a Non-Employee Director may revoke a Stock Election by delivering written notice of such revocation to the Corporate Secretary of the Company prior to the last day of any calendar quarter with respect to all calendar quarters beginning after delivery of such notice of revocation. A Stock Election may specify the applicable percentage of the Fees that the Non-Employee Director wishes to receive in Shares or other applicable Award (the “Designated Percentage”). If a Stock Election specifying a Designated Percentage is made, then not later than the first day of the applicable calendar quarter, the number of Shares subject to the Award to be issued in lieu of the Non-Employee Director’s Fees pursuant to such Stock Election shall be determined by multiplying the Designated Percentage by the amount of Fees otherwise payable in cash for such quarter and dividing that product by the Fair Market Value of the Shares on the first day of such quarter. If this formula produces a fractional Share, the Non-Employee Director shall be paid in cash the Fair Market Value of the fractional Share.

11.3 Timing of Determinations or Elections. If required by the Board, determinations or elections concerning the percentage of Fees payable in Awards other than Shares, or the amount of any such Awards payable in lieu of Fees, shall be made prior to the commencement of the calendar year in which an Non-Employee Director performs the services to which such Fees relate, and any such determination or election shall be irrevocable with respect to such Fees for services performed during such calendar year.

ARTICLE XII.

PERFORMANCE MEASURES

12.1 Performance Measures. The objective performance goals upon which the granting, payment and/or vesting of Awards to Covered Employees that are intended to qualify as Performance-Based Compensation may occur shall be based on any one or more of the following Performance Measures selected by the Committee:

(a) asset growth;

B-18  |  Anthem, Inc. 2017 Proxy Statement

(b) combined net worth;

(c) debt to equity ratio;

(d) earnings per share;

(e) net revenue or gross revenue;

(f) revenue growth;

(g) investment performance;

(h) operating income (with or without investment income or income taxes);

(i) cash flow;

(j) margin;

(k) net income, before or after taxes;

(l) earnings before interest, taxes, depreciation and/or amortization;

(m) return on total capital, equity, revenue or assets;

(n) book value per share;

(o) dividend yield;

(p) operating efficiency;

(q) market share;

(r) employee retention;

(s) working capital targets:

(t) medical loss ratio;

(u) number of medical or specialty policyholders, members or insured;

(v) quality of service metrics;

(w) customer service metrics;

(x) productivity;

(y) administrative expense management;

(z) improved health of members, including enrollment in disease management programs;

(aa) economic profit;

(bb) shareholder value added;

(cc) stock price appreciation or total shareholder return;

(dd) medical and/or specialty market share;

(ee) medical and/or specialty penetration rate or uninsured rate;

(ff) specialty earnings as a percent of total earnings;

(gg) associate perceptions or turnover;

(hh) consumer perceptions of the Company or the Company’s industry; and

Anthem, Inc. 2017 Proxy Statement  |  B-19

(ii) merger integration synergies.

Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for performance-based compensation, and may be set forth in the applicable Award Agreement. Any Performance Measures may be used to measure the performance of the Company, its Affiliates, and/or Subsidiaries as a whole or any business unit of the Company, its Affiliates, and/or Subsidiaries or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any relevant Performance Measure as compared to various stock market indices, or growth rates, or trends. The Performance Measures shall not include or derive from the number or frequency of (i) denials of authorization for benefit coverage; or (ii) reductions or limitations on hospital lengths of stay, medical services or charges. Performance Measures shall not be designed, construed or used to incentivize the withholding of medically necessary services or the denial of benefits to which members are entitled.

12.2 Evaluation of Performance. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied, except as otherwise provided in Section 12.3. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) historic environmental obligations, (e) changes in tax law or rate, including the impact on deferred tax liabilities, (f) uninsured catastrophic property losses, (g) the cumulative effect of changes in accounting principles, (h) unusual and/or nonrecurring items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s Annual Report on Form 10-K, (i) acquisitions occurring after the start of a Performance Period or unbudgeted costs incurred related to future acquisitions, (j) operations discontinued, divested or restructured during the Performance Period, including severance costs, (k) gains or losses on refinancing or extinguishment of debt, and (l) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, with respect to any Award that is intended to qualify as Performance-Based Compensation, (a) the Committee may adjust downwards, but not upwards, any amount payable, or other benefits granted, issued, retained and/or vested pursuant to such an Award on account of satisfaction of the applicable performance goals on the basis of such further considerations as the Committee in its discretion shall determine, and (b) the Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death, disability or a Change of Control.

12.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting of such Awards on performance measures other than those set forth in Section 12.1.

ARTICLE XIII.

DIVIDEND EQUIVALENTS

13.1 Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 21.6. The Committee may also grant Dividend Equivalents based on the dividends that would have been declared on Restricted Stock Units or Performance Units had such Units been Shares of Restricted Stock or Performance Units, as the case may be. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the date the Award is

B-20  |  Anthem, Inc. 2017 Proxy Statement

granted and the date the Award becomes payable, terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. Unless the Award Agreement provides otherwise, Dividend Equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A). Any Dividend Equivalents that are accumulated and paid after the date specified in the preceding sentence shall be explicitly set forth in a separate arrangement that provides for the payment of the dividend equivalents at a time and in a manner that satisfies the requirements of Code Section 409A. No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A. Notwithstanding anything in this Section 13.1 to the contrary, no Dividend Equivalents shall be paid on any portion of any Award under the Plan that is not vested, or, in the event that payment or settlement of an Award is contingent on achievement of performance goals, for which the performance goals have not been achieved.

ARTICLE XIV.

TRANSFERABILITY OF AWARDS

14.1 Transferability of Incentive Stock Options. No ISO or Tandem SAR granted in connection with an ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs and Tandem SARs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

14.2 All Other Awards. Except as otherwise provided in Section 8.5 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 14.1 and any applicable Period of Restriction; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the shareholders of the Company. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to Section 14.1 and any applicable Period of Restriction, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. A Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 14.2 shall be void and unenforceable against the Company.

ARTICLE XV.

RIGHTS OF PARTICIPANTS

15.1 Rights or Claims. No individual shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions,

Anthem, Inc. 2017 Proxy Statement  |  B-21

as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, nothing contained in the Plan or in any Award Agreement shall be deemed to:

(a) Give any Employee or Non-Employee Director the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b) Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without Cause;

(c) Confer on any Consultant any right of continued relationship with the Company, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of the Company or an Affiliate or Subsidiary to terminate, change or modify its relationship with a Consultant;

(d) Give any Employee, Non-Employee Director or Consultant the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee, Non-Employee Director or Consultant bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(e) Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

15.2 Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

15.3 Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the time of grant shall only result from continued services as a Non-Employee Director or Consultant or continued employment, as the case may be, with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award.

15.4 No Effects on Benefits. Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, arrangements or otherwise. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

15.5 One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.

ARTICLE XVI.

CHANGE OF CONTROL

16.1 Treatment of Outstanding Awards. In the event of a Change of Control, unless otherwise specifically prohibited by any applicable laws, rules or regulations or otherwise provided in any applicable Award Agreement, as in effect prior to the occurrence of the Change of Control, specifically with respect to a Change of Control:

(a) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall become exercisable as determined by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the

B-22  |  Anthem, Inc. 2017 Proxy Statement

Change of Control, does not agree to assume, or substitute equivalent options or other awards for, such Options, SARs or Other Stock-Based Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, or as of such earlier date as the Committee may prescribe, any and all Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall immediately become fully exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(b) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that restrictions, performance goals or other conditions applicable to Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be canceled or deemed achieved, the Period of Restriction applicable thereto shall terminate, and restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall lapse, in each case, to the extent provided by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, any restrictions, performance goals or other conditions applicable to Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be immediately canceled or deemed achieved, the Period of Restriction applicable thereto shall immediately terminate, and all restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall immediately lapse, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(c) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Awards which are outstanding shall, in whole or in part, immediately become vested and nonforfeitable; provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then immediately prior to the occurrence of such Change of Control, all Awards which are outstanding shall immediately become fully vested and nonforfeitable.

(d) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully or partially earned for any Performance Period(s), as determined by the Committee, immediately prior to the effective date of the Change of Control. Notwithstanding the immediately preceding sentence to the contrary, if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully earned for the entire Performance Period(s) immediately prior to the effective date of the Change of Control, unless actual performance exceeds the target, in which case actual performance shall be used, and (i) there shall be paid out to each Participant holding such an Award denominated in Shares, not later than five (5) days prior to the effective date of the Change of Control, a pro rata number of Shares (or the equivalent Fair Market Value thereof, as determined by the Committee, in cash) based upon an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used, and upon the length of time within the Performance Period which has elapsed prior to the Change of Control, and (ii) Awards denominated in cash shall be paid pro rata to applicable Participants in cash within thirty (30) days following the effective date of the Change of Control, with the pro-ration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change of Control, and based on an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used.

Anthem, Inc. 2017 Proxy Statement  |  B-23

(e) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of such Change of Control, that any Award the payment or settlement of which was deferred under Section 21.6 or otherwise may be paid or distributed immediately prior to the Change of Control, except as otherwise provided by the Committee in accordance with Section 16.1(f); provided, however, that if the surviving or successor corporation to the Company, or any parent or subsidiary thereof, or any other corporation that is a party to the transaction resulting in the Change of Control does not agree to assume, or substitute equivalent awards for, any such Awards, or in the event of a liquidation of the Company, then any such Award shall be paid or distributed immediately prior to such Change of Control, except as otherwise provided by the Committee in accordance with Section 16.1(f).

(f) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award shall be adjusted by substituting for each Share subject to such Award immediately prior to the transaction resulting in the Change of Control the consideration (whether stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change of Control) received in such transaction by holders of Shares for each Share held on the closing or effective date of such transaction, in which event the aggregate Option Price or Grant Price, as applicable, of the Award shall remain the same; provided, however, that if such consideration received in such transaction is not solely stock of a successor, surviving or other corporation, the Committee may provide for the consideration to be received upon exercise or payment of an Award, for each Share subject to such Award, to be solely stock or other securities of the successor, surviving or other corporation, as applicable, equal in fair market value, as determined by the Committee, to the per-Share consideration received by holders of Shares in such transaction.

(g) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one Share, less the per-Share Option Price, Grant Price or outstanding unpaid purchase price, as applicable to the Award, multiplied by the number of Shares subject to such Award, or the applicable portion thereof.

(h) The Committee may, in its discretion, provide that an Award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a Change of Control.

16.2 No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.3 or 16.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article XVI need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding any provision of Section 16.1 to the contrary, no actions of the Committee under Section 16.1 shall materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant unless otherwise provided in the applicable Award Agreement. Notwithstanding the adjustments described in Section 16.1, in no event may any Option or SAR be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Article XVI shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

16.3 Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of Section 16.1(h), the last sentence of Section 17.1 and Section 17.2) or any Award Agreement provision, the provisions of this Article XVI may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

16.4 Compliance with Section 409A. Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Change of Control that is not a Qualified Change of Control occurs, and payment or

B-24  |  Anthem, Inc. 2017 Proxy Statement

distribution of an Award constituting deferred compensation subject to Section 409A of the Code would otherwise be made or commence on the date of such Change of Control (pursuant to the Plan, the Award Agreement or otherwise), (a) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (b) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A, and (c) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (b), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee. The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A. Additionally, the Committee shall not take any action pursuant to this Article XVI that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A.

ARTICLE XVII.

AMENDMENT, MODIFICATION, AND TERMINATION

17.1 Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the shareholders of the Company (where such approval is necessary to satisfy (i) the then-applicable requirements of Rule 16b-3, (ii) any requirements under the Code relating to ISOs or for exemption from Section 162(m) of the Code, or (iii) any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:

(a) except as is provided in Section 4.3, increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4.2;

(b) except as is provided in Section 4.3, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;

(c) change the class of persons eligible to receive Awards under the Plan;

(d) change the Performance Measures set forth in Section 12.1;

(e) extend the duration of the Plan or the period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or

(f) otherwise require shareholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

In addition, (A) no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), and/or so that any Award that is intended to qualify as Performance-Based Compensation shall qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision), or (y) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, and (B) except as is provided in Section 4.3, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding

Anthem, Inc. 2017 Proxy Statement  |  B-25

Option or SAR to reduce the Option Price or Grant Price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or Grant Price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or SAR having an Option Price or Grant Price above the then-current Fair Market Value of the Shares in exchange for cash or the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award intended to be an ISO shall be made only to the extent consistent with such intent, unless the Board or the Committee determines otherwise, and any such adjustment that is made with respect to an Award that is intended to qualify as Performance-Based Compensation shall be made consistent with the intent that such Award qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision). Additionally, neither the Board nor the Committee shall not make any adjustment pursuant to this Article XVII that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments shall be conclusive and binding on Participants under the Plan.

ARTICLE XVIII.

TAX WITHHOLDING AND OTHER TAX MATTERS

18.1 Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any tax obligations that arise by reason of any such payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

18.2 Withholding or Tendering Shares. Without limiting the generality of Section 18.1, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using up to the maximum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

18.3 Restrictions. The satisfaction of tax obligations pursuant to this Article XVIII shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

18.4 Special ISO Obligations. The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Participant or (ii) one (1) year from the transfer of such Shares to such Participant or (iii) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice

B-26  |  Anthem, Inc. 2017 Proxy Statement

described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing Shares acquired by exercise of an ISO refer to such requirement to give such notice.

18.5 Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

18.6 No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE XIX.

LIMITS OF LIABILITY; INDEMNIFICATION

19.1 Limits of Liability.

(a) Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b) None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c) Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

19.2 Indemnification. Subject to the requirements of Indiana law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

Anthem, Inc. 2017 Proxy Statement  |  B-27

SUCCESSORS

20.1 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XXI.

MISCELLANEOUS

21.1 Drafting Context. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.

21.2 Forfeiture Events.

(a) Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment in the event of the Participant’s Termination for Cause or due to voluntary resignation; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee, Non-Employee Director or Consultant). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c) Awards granted under the Plan may be subject to recoupment or clawback as may be required by applicable law, or any applicable recoupment or “clawback” policy adopted by the Company as may be amended from time to time.

21.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.4 Transfer, Leave of Absence. For purposes of the Plan, a transfer of an Employee from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a Termination

B-28  |  Anthem, Inc. 2017 Proxy Statement

of the Employee for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code). The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee, Non-Employee Director or Consultant for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a Consultant or a Non-Employee Director, or vice versa; and (e) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary, subject, in each case, to the requirements of Code Section 422 applicable to any ISOs and Code Section 409A applicable to any Options and SARs.

21.5 Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Secretary of the Company or any other Company official or other person designated by the Committee for such purpose receives appropriate written notice from a Participant, in form acceptable to the Committee, together with payment of the applicable Option Price, Grant Price or other purchase price, if any, and compliance with Article XVIII, in accordance with the Plan and such Participant’s Award Agreement.

21.6 Deferrals. To the extent provided in the Award Agreement, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of the Period of Restriction or other restrictions with respect to Restricted Stock or the payment or satisfaction of Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards or Other Stock-Based Awards. If any such deferral election is required or permitted, (a) such deferral shall represent an unfunded and unsecured obligation of the Company and shall not confer the rights of a shareholder unless and until Shares are issued thereunder; (b) the number of Shares subject to such deferral shall, until settlement thereof, be subject to adjustment pursuant to Section 4.3; and (c) the Committee shall establish rules and procedures for such deferrals and payment or settlement thereof, which may be in cash, Shares or any combination thereof, and such deferrals may be governed by the terms and conditions of any deferred compensation plan of the Company or Affiliate specified by the Committee for such purpose. Notwithstanding any provisions of the Plan to the contrary, in no event shall any deferral under this Section 21.6 be permitted if the Committee determines that such deferral would result in the imposition of additional tax under Code Section 409A of the Code.

21.7 No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.

21.8 Section 16 of Exchange Act and Code Section 162(m). Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of the Plan or an Award Agreement, any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be subject to any applicable limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder (including any amendment to the foregoing) that are requirements for qualification as “other performance-based compensation” as described in Code Section 162(m)(4)(C), and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements and no action of the Committee that would cause such Award not to so qualify shall be effective.

21.9 Requirements of Law; Limitations on Awards.

(a) The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Anthem, Inc. 2017 Proxy Statement  |  B-29

(b) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d) Upon termination of any period of suspension under this Section 21.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e) The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f) An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

21.10 Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

21.11 Governing Law. The Plan and all Award Agreements and other agreements hereunder shall be construed in accordance with and governed by the laws of the state of Indiana, without giving effect to the choice of law principles thereof, except to the extent superseded by applicable United States federal law. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Indiana, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

21.12 Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company.

B-30  |  Anthem, Inc. 2017 Proxy Statement

21.13 Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.

21.14 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.15 No Fractional Shares. An Option or other Award shall not be exercisable with respect to a fractional Share or the lesser of fifty (50) shares or the full number of Shares then subject to the Option or other Award. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award.

21.16 Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void; provided, however, that the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.

21.17 Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries other than the United States in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees, Consultants or Non-Employee Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which Employees, Consultants and/or Non-Employee Directors outside the United States are eligible to participate in the Plan;

(c) Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are non-United States nationals or employed outside the United States, or otherwise to comply with applicable non-United States laws or conform to applicable requirements or practices of jurisdictions outside the United States;

(d) Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.17 by the Committee shall be attached to the Plan as appendices; and

(e) Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

Anthem, Inc. 2017 Proxy Statement  |  B-31

Annex C

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. (“Anthem,” “we,” “us,” or “our) has referenced “Adjusted Net Income Per Share” or “Adjusted EPS,” a non-GAAP measure, in this document. This non-GAAP measure is not intended to be an alternative to any measure calculated in accordance with GAAP. Rather, this non-GAAP measure is intended to aid investors in understanding and analyzing our core operating results and comparing our financial results. A reconciliation of this measure to the most directly comparable measure calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Year Ended December 31, 2016	Year Ended December 31, 2015
Net income	$2,469.8	$2,560.0
Add / (Subtract):
Net realized( gains)/losses on financial instruments	(4.9)	(157.5)
Other-than-temporary impairment losses recognized in income	115.4	83.4
Tricare bid conclusion costs	37.4	—
Transaction related costs	321.1	103.0
Amortization of other intangible assets	192.3	230.1
Deferred tax asset write-off from California tax legislation	20.7	—
California adverse franchise tax ruling	—	42.3
Gain on extinguishment of debt	—	(9.3)
Tax impact of non-GAAP adjustments	(203.3)	(80.3)

Net adjustment items	478.7	211.7

Adjusted net income	$2,948.5	$2,771.7

Net income per diluted share	9.21	9.38
Add / (Subtract):
Net realized( gains)/losses on financial instruments	(0.02)	(0.58)
Other-than-temporary impairment losses recognized in income	0.43	0.31
Tricare bid conclusion costs	0.14	—
Transaction related costs	1.20	0.38
Amortization of other intangible assets	0.72	0.84
Deferred tax asset write-off from California tax legislation	0.08	—
California adverse franchise tax ruling	—	0.16
Gain on extinguishment of debt	—	(0.03)
Tax impact of non-GAAP adjustments	(0.76)	(0.29)
Rounding impact	—	(0.01)

Net adjustment items	1.79	0.78

Adjusted net income per diluted share or Adjusted EPS	$11.00	$10.16

Anthem, Inc. 2017 Proxy Statement  |  C-1

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED MARCH 10, 2017

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 17, 2017 (May 16 for 401(k) shares).
Vote by Internet
• Go to www.envisionreports.com/antm
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

To vote as the Board of Directors recommends on all items listed below, sign, date and return this proxy card.
A	Election of Directors — The Board of Directors recommends a vote FOR each of the nominees.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain
	1a - R. Kerry Clark	☐	☐	☐	1b - Robert L. Dixon, Jr.	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3, 5 and 6 and 1 YEAR for Proposal 4.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017.	☐	☐	☐
		For	Against	Abstain
3.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4.	Advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	☐
		For	Against	Abstain
5.	To approve proposed amendments to our Articles of Incorporation to allow shareholders to amend our By-Laws.	☐	☐	☐
		For	Against	Abstain
6.	To approve the 2017 Anthem Incentive Compensation Plan.	☐	☐	☐

Annual Meeting of Shareholders

Conrad Indianapolis Hotel, 50 West Washington Street, Indianapolis, Indiana 46204

Thursday, May 18, 2017

Registration and Seating Available at 7:30 a.m. Eastern Daylight Time

Meeting Begins Promptly at 8:00 a.m. Eastern Daylight Time

Please plan to arrive early as there will be no admission after the meeting begins.

To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS		+
Thursday, May 18, 2017	Record Date: March 17, 2017

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 18, 2017. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR Proposals 1, 2, 3, 5 and 6 and 1 YEAR for Proposal 4.

By signing this PROXY, you revoke all prior proxies and appoint Thomas Zielinski, John E. Gallina and Kathleen S. Kiefer or any of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of Anthem, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting.

If you participate in the Anthem, Inc. 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee, as to the number of shares of common stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by 11:59 p.m., Eastern Daylight Time, May 16, 2017. You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, May 16, 2017, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete the reverse side of this card, sign, and date below and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/ANTM.

Please mark your vote on the reverse side and date and sign below.

E	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

F	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+